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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                         TRAVEL PORTS OF AMERICA, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities
       to which transaction applies: .....Common Stock, par value $.01 per share

     (2) Aggregate number of securities
       to which transaction applies: ......6,673,529, plus the realizable value
                                           ($4,118,364) of derivative securities

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): .......$4.30

     (4) Proposed maximum aggregate value of transaction: ...........$32,814,538

     (5) Total fee paid: ..............................................$6,562.91

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                         TRAVEL PORTS OF AMERICA, INC.
                           3495 WINTON PLACE, BLDG. C
                           ROCHESTER, NEW YORK 14623

April 19, 1999

Dear Shareholder:

     You are cordially invited to attend a special meeting of Shareholders of Travel Ports of America, Inc., to be held at 9:00 a.m., local time, on Tuesday, June 1, 1999, at the Holiday Inn Airport, 911 Brooks Avenue, Rochester, New York 14624.

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement dated February 26, 1999, by and among TravelCenters of America, Inc., TP Acquisition, Inc., a wholly-owned subsidiary of TravelCenters, and Travel Ports, which, if approved, will result in the acquisition of Travel Ports by TravelCenters and the payment in cash of $4.30, without interest, for each share of Common Stock of Travel Ports. Approval of this proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Common Stock. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE PROPOSED MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF TRAVEL PORTS AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT BY THE SHAREHOLDERS.

     The attached Proxy Statement describes the proposed transaction in detail, sets forth the basis of the positive recommendation by the Board of Directors and the opinion of McDonald Investments Inc., as to the fairness from a financial point of view of the consideration to be paid to the shareholders. I urge you to give this material your careful attention.

     IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE APPROPRIATE INSTRUCTIONS FOR EXCHANGING THEIR STOCK CERTIFICATES FOR CASH. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

     Whether or not you intend to attend the special meeting and regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the special meeting and vote in person, even if you have previously returned your proxy.

                                          Sincerely,


                                          /s/ E. Philip Saunders
                                          --------------------------------------
                                          E. Philip Saunders
                                          Chairman and Chief Executive Officer

                         TRAVEL PORTS OF AMERICA, INC.
                           3495 WINTON PLACE, BLDG. C
                           ROCHESTER, NEW YORK 14623
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 1, 1999
To the Shareholders of TRAVEL PORTS OF AMERICA, INC.:

     NOTICE HEREBY IS GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Travel Ports of America, Inc., a New York corporation (the "Company"), will be held at 9:00 a.m., local time, on June 1, 1999, at the Holiday Inn Airport, 911 Brooks Avenue, Rochester, New York 14624 for the following purposes:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated February 26, 1999, among TravelCenters of America, Inc. ("TA"), TP Acquisition, Inc., a wholly-owned subsidiary of TA ("TA Sub"), and the Company (the "Merger Agreement"), pursuant to which TA Sub would be merged (the "Merger") with and into the Company and the shareholders of the Company would receive a cash payment of $4.30, without interest, for each share of the Company's Common Stock held by them (other than certain shares which will be exchanged for shares of TA and other than any shares owned by TA or the Company), in accordance with the terms of the Merger Agreement described in the accompanying Proxy Statement, a copy of which is attached to such Proxy Statement as Annex I; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements hereof.

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required for adoption of the Merger Agreement. Record holders of Common Stock at the close of business on April 15, 1999 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF THE COMPANY, AFTER CAREFUL REVIEW AND CONSIDERATION OF THE TERMS OF THE MERGER AGREEMENT AND OTHER FACTORS, INCLUDING THE OPINION OF MCDONALD INVESTMENTS INC. WITH RESPECT TO THE FAIRNESS OF THE MERGER FROM A FINANCIAL POINT OF VIEW, HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

     PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. YOUR PROXY, ONCE GIVEN, MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY FILING A PROXY BEARING A LATER DATE AND PRESENTING IT AT THE SPECIAL MEETING OR BY YOUR APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES.

                                          By Order of the Board of Directors


                                          /s/ William Burslem III
                                          --------------------------------------
                                          William Burslem III
                                          Secretary

     YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                         TRAVEL PORTS OF AMERICA, INC.
                                PROXY STATEMENT
                       MAILED ON OR ABOUT APRIL 19, 1999

                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 1, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Travel Ports of America, Inc. of proxies for use at the special meeting of shareholders to be held on June 1, 1999 at 9:00 a.m., local time, at the Holiday Inn Airport, 911 Brooks Avenue, Rochester, New York 14624, and all adjournments or postponements thereof.

     The Board of Directors of Travel Ports has agreed to a merger transaction in which Travel Ports will be acquired by TravelCenters of America, Inc., a Delaware corporation, through the merger of a wholly-owned subsidiary of TravelCenters with and into Travel Ports, with Travel Ports continuing as the surviving corporation. Each share of Travel Ports common stock that you own, however, will be converted into the right to receive cash in the amount of $4.30 per share.

     In order to complete the merger, Travel Ports and TravelCenters must obtain the necessary governmental approvals and third party consents, as well as the approval of Travel Ports shareholders. Travel Ports will hold a special meeting of shareholders to consider and vote on this Merger. This document describes that meeting and the merger transaction.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD. IF YOU DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED AS A VOTE "FOR" THE MERGER. IF YOU DO NOT RETURN YOUR CARD, OR IF YOU DO NOT INSTRUCT YOUR BROKER HOW TO VOTE ANY SHARES HELD FOR YOU IN "STREET NAME," THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THIS MERGER.

     THIS PROXY STATEMENT GIVES YOU DETAILED INFORMATION ABOUT THE PROPOSED MERGER AND IT INCLUDES THE MERGER AGREEMENT AS ANNEX I. YOU ALSO CAN OBTAIN INFORMATION ABOUT TRAVEL PORTS FROM PUBLICLY AVAILABLE DOCUMENTS WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS..................................      4
WHERE YOU CAN FIND MORE INFORMATION.........................      4
SUMMARY.....................................................      5
SPECIAL MEETING.............................................      8
  General...................................................      8
  Matters to be Considered..................................      8
  Recommendation of the Board of Directors..................      8
  Record Date; Proxies......................................      8
  Persons Making the Solicitation...........................      9
  Quorum, Vote Required.....................................      9
THE MERGER..................................................      9
  General...................................................      9
  Background of Merger......................................     10
  Reasons for the Merger....................................     11
  Opinion of Financial Advisor..............................     12
  Voting Agreement..........................................     16
  Interests of Certain Persons in the Merger................     16
  Operation and Management of the Company After the
     Merger.................................................     18
  Effective Date of the Merger..............................     18
  Effect of the Merger......................................     18
  Payment for Shares; Exchange Agent........................     18
  Treatment of Stock Options, Warrants, Convertible
     Securities and Other Indebtedness......................     19
  Representations and Warranties............................     20
  Conditions to the Merger..................................     20
  Conduct of Business Pending the Merger....................     21
  No Solicitation by the Company............................     21
  Additional Agreements.....................................     22
  Termination of the Merger Agreement; Amendments...........     22
  Termination Fees; Expenses................................     23
  Certain Regulatory Matters................................     23
  Certain Federal Income Tax Consequences of the Merger.....     24
  Accounting Treatment of the Merger........................     24
BUSINESS....................................................     25
  General...................................................     25
  Company Developments......................................     25
  Products and Services.....................................     27
  Properties................................................     28
  Travel Plazas and Mini-Travel Plazas......................     28
  Other Facilities..........................................     30
  Competition...............................................     30
  Regulation................................................     30
  Employees.................................................     30
  Legal Proceedings.........................................     31
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.............     31
NO DISSENTERS RIGHTS........................................     31
SELECTED FINANCIAL DATA OF THE COMPANY......................     32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     33
PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF
  MANAGEMENT................................................     36
SHAREHOLDER PROPOSALS.......................................     37
OTHER MATTERS...............................................     37
INDEX TO FINANCIAL STATEMENTS...............................    F-1
ANNEX I  -- Agreement and Plan of Merger
ANNEX II -- Opinion of McDonald Investments Inc.
ANNEX III -- Share Exchange Agreement
ANNEX IV -- Voting Agreement

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operation and business of Travel Ports. These statements may include statements for the period following the consummation of the Merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to be materially different from those contemplated by the forward-looking statements include, among others, the following possibilities:

     - Further consolidations and other competitive pressures in Travel Ports' industry may increase significantly.

     - Revenues may be lower and costs may be higher than presently expected.

     - Changes in the cost of diesel fuel and gasoline could affect Travel Ports' profitability.

     - General economic or business conditions may be less favorable than expected.

     - The costs associated with assuring that Travel Ports' properties conform with all applicable environmental laws may be higher than expected.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following SEC locations:

Public Reference Room           New York Regional Office        Chicago Regional Office
450 Fifth Street, N.W           7 World Trade Center            City Corp. Center
Room 1024                       Suite 1300                      500 West Madison Street
Washington, D.C. 20549          New York, New York 10048        Suite 1400
                                                                Chicago, Illinois 60661-2511

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. may be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a worldwide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is: http:www.sec.gov.

                                    SUMMARY

     This brief summary highlights selected information from this Proxy Statement. It does not contain all of the information that is important to you. We urge you to carefully read the Proxy Statement and the Annexes attached to this document to fully understand the merger. See "Where You Can Find More Information" (Page 4). Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item.

THE PARTIES TO THE MERGER

TRAVEL PORTS OF AMERICA, INC.
3495 WINTON PLACE, BLDG. C
ROCHESTER, NEW YORK 14623
(716) 272-1810

     Travel Ports of America, Inc., a New York corporation, has been primarily engaged in the operation of 24-hour per day travel plazas. It presently operates 16 travel plazas and one fuel terminal in the states of New York, New Jersey, North Carolina, New Hampshire, Indiana, Maryland and Pennsylvania. The travel plazas sell, both to the trucking industry and to others, petroleum products (such as diesel fuel, gasoline and lubricants). The travel plazas generally include a truck service and repair shop, a tire and parts center, a truck wash, scales for weighing trucks, parking facilities, motel rooms, a family style restaurant, a travel store, shower and laundry facilities, game rooms, telephone facilities, money transfer facilities, a convenience store at the gasoline pump area, and billing and accounting services for truck fleet operators. See "Business" starting on page 25.

TRAVELCENTERS OF AMERICA, INC.
24601 CENTER RIDGE ROAD (SUITE 200)
WESTLAKE, OHIO 44145
(440) 808-9100

     TravelCenters of America, Inc., a Delaware corporation, was formed in 1992 by an institutional investor group led by The Clipper Group, L.P., as well as certain then prospective franchisees and individuals who at the time were members of TravelCenters management. TravelCenters was originally incorporated as National Auto/ Truckstops Holding Corporation but changed its name in 1997. TravelCenters is a holding company whose sole assets consist of the stock of its three direct wholly-owned subsidiaries: TA Operating Corporation, d/b/a TravelCenters of America, National Auto/Truckstops, Inc. and TA Franchise Systems, Inc. TravelCenters owns, operates and franchises full service travel centers and currently has 143 network sites nationwide, including 103 company-owned and operated locations. The travel centers are full service facilities offering a broad range of fuel and non-fuel products, services and amenities to trucking fleets, professional truck drivers and other motorists. In addition to diesel fuel and gasoline, the travel centers provide truck maintenance and repair services and products, full service and fast food dining, travel and convenience stores, telecommunication services and various hospitality and rest related amenities.

SPECIAL MEETING (PAGE 8)

     The special meeting of shareholders of Travel Ports will be held on June 1, 1999 at 9:00 a.m., local time, at the Holiday Inn Airport, 911 Brooks Avenue, Rochester, New York 14624.

RECORD DATE; VOTE REQUIRED (PAGES 8-9)

     You can vote at the Special Meeting if you owned common stock of Travel Ports at the close of business on April 15, 1999. On that date, there were 6,673,529 shares of Travel Ports common stock outstanding and entitled to vote. To adopt the merger agreement, the holders of two-thirds of those shares must vote in favor of doing so. You can cast one vote for each share of Travel Ports common stock that you owned on April 15, 1999.

     A failure to vote, either by not returning the enclosed proxy card or by checking the "Abstain" box on the proxy card, will have the same effect as a vote "Against" adoption of the merger agreement. Accordingly, the board of directors of Travel Ports urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope.

     As of April 15, 1999, directors and executive officers of Travel Ports held approximately 2,445,796 shares (or 36.6%) of the Travel Ports' common stock entitled to vote at the special meeting. We expect that each of them will vote for adoption of the merger agreement and members of this group holding 36.3% of Travel Ports common stock have entered into a contract with TravelCenters that requires the members of the group to vote for adoption of the merger agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER (PAGES 8-11)

     The board of directors of Travel Ports believes that the merger is advisable and in your best interest. It unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

     To review the background and reasons for the merger in greater detail, see pages 10 through 12.

THE MERGER (PAGE 9)

     The merger agreement is attached to this document as Annex I. Please read the merger agreement. It is the legal document that governs the merger.

     General (Page 9)

     We propose a merger in which a wholly-owned subsidiary of TravelCenters will merge into Travel Ports. Travel Ports will continue as a New York corporation. When the merger is complete, each share of Travel Ports' common stock will automatically convert into the right to receive cash in the amount of $4.30, without any interest. Certain shares owned by the Chairman of the Board of Directors and Chief Executive Officer of Travel Ports, however, will be exchanged for shares of TravelCenters shortly before the closing of the Merger.

     Opinion of Financial Advisor (Page 12)

     McDonald Investments Inc. has delivered its opinion to Travel Ports' Board of Directors that the cash consideration to be received in the merger is fair from the financial point of view to the holders of Travel Ports common stock. A copy of the opinion delivered by McDonald Investments is attached to this document as Annex II. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by McDonald Investments in providing this opinion.

     Effective Date (Page 18)

     The merger will occur shortly after all of the conditions to the closing of the merger have been satisfied. It is currently expected that the merger will occur promptly after the special meeting of shareholders. Shortly after the merger is completed, you will be able to exchange your certificates of Travel Ports common stock for the cash consideration.

     Conditions to the Merger (Page 20)

     The completion of the merger depends on a number of conditions being met. In addition to some standard conditions regarding compliance with the merger agreement, these include:

     - Adoption of the merger agreement by Travel Ports' shareholders;

     - Obtaining certain antitrust clearances in connection with the merger;

     - Satisfactory completion by TravelCenters of certain environmental due diligence examinations.

     If the law permits, either TravelCenters or Travel Ports could choose to waive a condition to its obligation to complete the merger even though that condition had not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

     Interest of Certain Persons in the Merger (Page 16)

     You should be aware that certain members of the board of directors of Travel Ports and Travel Ports' management have certain interests which may present them with potential conflicts of interest in the merger. Among other things, certain directors and officers will have the right to receive cash upon the cancellation of outstanding stock options and warrants, the Chairman of the Board will receive shares of TravelCenters pursuant to a share exchange agreement and the President of Travel Ports would become a party to a consulting agreement with TravelCenters. Each of these arrangements is described in more detail in this proxy statement.

     Conduct of Business Pending the Merger (Page 21)

     Travel Ports has agreed to conduct its business pending the merger only in the ordinary course, except as otherwise permitted by the merger agreement. Travel Ports has also agreed not to take certain specified actions related to its operations pending the merger without the consent of TravelCenters, except as the merger agreement permits.

     Termination Fee and Expenses (Page 23)

     Travel Ports has agreed to pay TravelCenters a fee of $1,200,000 if the merger agreement is terminated after certain events. Travel Ports is also obligated to reimburse TravelCenters for certain of its expenses in connection with certain termination events. These provisions are intended to increase the likelihood that the merger with TravelCenters occurs (or to compensate TravelCenters if the merger does not occur) and may discourage competing offers.

     Certain Federal Income Tax Consequences (Page 24)

     Your exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for federal income tax purposes. You will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash you receive and your tax basis in the shares surrendered, assuming that you don't have a special tax status or did not acquire your shares pursuant to an incentive stock option or special compensation arrangement.

     Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

PRICE RANGE OF COMMON STOCK (PAGE 31)

     The common stock of Travel Ports is traded on the Nasdaq National Market under the symbol "TPOA." On February 25, 1999, the date preceding our announcement of the proposed merger, the last sale price of a share of common stock on the Nasdaq National Market was $3.25. The last sale price for the common stock on April 15, 1999, the last full trading day prior to the printing of this Proxy Statement, was $3.75. The market price of Travel Ports' common stock will, of course, fluctuate prior to the merger. You should obtain current stock price quotations for the common stock.

                                SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished by Travel Ports of America, Inc., a New York corporation (the "Company"), to the holders of outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company in connection with the solicitation of proxies by the Board of Directors of the Company from holders of such shares. The proxies are to be used at the Special Meeting of Shareholders of the Company (the "Special Meeting") to be held at the Holiday Inn Airport, 911 Brooks Avenue, Rochester, New York 14624, at 9:00 a.m., local time, on June 1, 1999, and at any adjournments or postponements thereof. Holders of Common Stock are entitled to one vote for each share held by them.

MATTERS TO BE CONSIDERED

     THE PURPOSE OF THE SPECIAL MEETING IS TO CONSIDER AND VOTE UPON A PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 26, 1999 (THE "MERGER AGREEMENT"), AMONG THE COMPANY, TRAVELCENTERS OF AMERICA, INC., A DELAWARE CORPORATION ("TA"), AND TP ACQUISITION, INC., A NEW YORK CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF TA ("TA SUB"), PROVIDING FOR THE MERGER OF TA SUB WITH AND INTO THE COMPANY (THE "MERGER"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of TA. In the Merger, each outstanding share of Common Stock (other than certain shares owned by E. Philip Saunders, which will be exchanged for shares of TA just prior to the Effective Time, and any other shares owned by TA or the Company) will be converted into the right to receive a cash payment of $4.30, without interest (the "Merger Consideration").

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has unanimously adopted the Merger Agreement and has determined that the Merger is advisable and in the best interests of the Company and its shareholders. Accordingly, the Board of Directors of the Company unanimously recommends that the Company's shareholders vote "FOR" adoption of the Merger Agreement. For a discussion of the factors considered by the Company's Board of Directors in adopting the Merger Agreement and the transactions contemplated thereby, see "The Merger -- Reasons for the Merger."

RECORD DATE; PROXIES

     Pursuant to the provisions of the New York Business Corporation Law and the Company's By-Laws, the Board of Directors of the Company has fixed the close of business on April 15, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting.

     A proxy card for use at the Special Meeting is enclosed. Shares of Common Stock represented by properly executed proxies, unless such proxies have been previously revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are so indicated, such shares will be voted in favor of the adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter that properly may come before the Special Meeting. The Board of Directors of the Company knows of no business that will be presented for consideration at the Special Meeting other than consideration of the Merger Agreement. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by filing an instrument revoking it with the Company, by duly executing a proxy bearing a later date and presenting it at the Special Meeting or by appearing at the Special Meeting and voting in person. The mere presence at the Special Meeting of the person who has given a proxy will not revoke such proxy.

PERSONS MAKING THE SOLICITATION

     This solicitation of proxies is being made by the Board of Directors of the Company. All expenses associated with soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor. The Company has retained Georgeson & Company Inc. to aid in the solicitation of proxies, including from brokers, bank nominees, and other institutional owners at a cost of approximately $9,000.00. In addition, the Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

QUORUM, VOTE REQUIRED

     The presence, either in person or by properly executed proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required to adopt the Merger Agreement. For purposes of determining whether the Merger Agreement has been adopted by the shareholders, the inspector of elections will exclude abstentions and broker non-votes from the number of shares deemed to have voted on such matter at the Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of a "NO" vote with respect to the adoption of the Merger Agreement.

     As of the Record Date, 6,673,529 shares of Common Stock were outstanding and held by approximately 1,900 record holders. Each shareholder of the Company is entitled to one vote for each share of Common Stock held in his or her name on the Record Date. Both the Chairman of the Board and the President of the Company have agreed to vote each share of Common Stock of the Company beneficially owned by him in favor of the Merger Agreement and the transactions contemplated thereby. They were the beneficial holders of an aggregate of 2,424,307 shares of Common Stock on the Record Date (excluding outstanding but unexercised options and warrants to purchase Common Stock), constituting approximately 36.3% of the shares of Common Stock outstanding on such date.

     Representatives of PricewaterhouseCoopers LLP, the principal accountants of the Company, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                   THE MERGER

     The following information with respect to the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included in this Proxy Statement as Annex I. The following information includes a summary of the material terms of the Merger Agreement, which sets forth the terms and conditions upon which the Merger is to be effected. If the Merger Agreement is adopted by the requisite vote of shareholders at the Special Meeting, and all other conditions to the obligations of the parties thereto are satisfied or waived, the Merger will be consummated and TA Sub will merge with and into the Company at the Effective Time (as defined below). The Company will be the surviving corporation in the Merger, but will become a wholly-owned subsidiary of TA. Shareholders are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

GENERAL

     Pursuant to the Merger Agreement, at the time the Merger becomes effective (the "Effective Time"), each outstanding share of Common Stock, other than certain shares owned by E. Philip Saunders, which will be exchanged for shares of TA shortly before the Effective Time, and any other shares owned by TA or the Company, will be converted automatically into the right to receive the Merger Consideration. As a result of the

Merger, holders of shares of Common Stock will cease to have an equity or other interest in, or possess any rights as shareholders of, the Company, which will be the surviving corporation in the Merger.

BACKGROUND OF MERGER

     From time to time, the Company has reviewed various strategic alternatives for enhancing profitability and maximizing shareholder value. These strategies initially concentrated on enhancing the services provided to its customers at its facilities and installing updated systems that provide entertainment and communication services to customers, all with a view towards increasing sales and earnings. It was anticipated that the market price for the Common Stock would be favorably impacted by those innovations.

     During 1997, management of the Company, in consultation with the Company's Board of Directors, determined to explore alternative strategies for enhancing shareholder value. In that regard, in the summer of 1997, representatives of the Company met with two separate companies engaged in the travel plaza industry to explore whether those companies would have any interest in a business transaction related to the acquisition of the Company. Those discussions did not result in any expressions of interest or proposals related to a business transaction.

     In October, 1998, E. Philip Saunders, Chairman and Chief Executive Officer of the Company and John Holahan, President and Chief Operating Officer of the Company, responded to an invitation from Edwin Kuhn, President of TA and met with Mr. Kuhn and Timothy L. Doane, Senior Vice President of Market Development of TA, in Rochester, New York, at which meeting they explored the possibility of a business transaction and agreed to continue discussions. On November 4, 1998, the parties entered into a Confidentiality Agreement and in several subsequent meetings, the possibility of a business transaction was discussed. While TA had initially proposed a merger consideration of $4.00 per share, representatives of the Company indicated that recommendation of the transaction would require a higher price. TA agreed to increase the merger consideration, subject, however, to its ability to pay a portion of the price by issuance of TA shares. After further negotiations, TA ultimately agreed to a merger consideration of $4.30 per share, contingent, however, upon Mr. Saunders' acceptance of TA shares for a portion of his Common Stock. Execution of a voting agreement, pursuant to which Messrs. Saunders and Holahan would agree to vote their shares of Common Stock in favor of the Merger, also was a condition to TA's willingness to proceed.

     On December 7, 1998, the parties entered into an exclusive dealing agreement (the "Exclusive Dealing Agreement") and agreed on the scope and schedule of the due diligence investigations to be performed by the parties and a timetable for continuing discussions. A preliminary understanding on possible valuation was reached, subject to due diligence and further discussions of terms and conditions of the transaction. The Exclusive Dealing Agreement, which was required by TA as a condition to its incurring the substantial expenses associated with its anticipated due diligence examinations, provided that TA would have access, on a confidential basis, to substantial information concerning the Company. It also provided that, until the later of 21 days after receipt by TA of requested information or seven days after its receipt of environmental audits, but with an outside date of February 28, 1999, the Company would deal exclusively with TA concerning a possible change of control transaction. The Exclusive Dealing Agreement provided that, as its sole remedy in the event of a breach by the Company, TA would be reimbursed for its actual expenses up to $200,000. Thereafter, TA continued to perform extensive due diligence, primarily at offsite locations and in reliance upon information furnished to it by the Company. It was also determined that TA would not commence its further required due diligence investigations of potential environmental liabilities of the Company until after the execution of a merger agreement and public announcement of the transaction.

     On January 13, 1999, the Board of Directors of the Company appointed a special committee (the "Special Committee") composed of Messrs. John H. Cline, as Chairman, William A. DeNight and Wm. Patrick Marchbanks. The Special Committee was delegated the authority to retain an investment advisor and special counsel, all with a view towards making a recommendation to the full Board of Directors related to any possible transaction between the Company and TA. The Board, in consultation with Mr. Cline, as Chairman of the Special Committee, also authorized management of the Company to continue negotiations with TA and approved the retention by the Special Committee of McDonald Investments Inc. ("McDonald Investments") as its financial advisor to evaluate the fairness, from a financial point of view, of any final merger proposal. Negotiations with respect to a definitive merger agreement and related agreements continued through the week of February 15, 1999. Those discussions, which involved Mr. Cline, as Chairman of the Special Committee, senior management, outside counsel and financial advisors, culminated on February 17, 1999, in a proposal reflected in draft agreements incorporating substantially all of the terms of the proposed merger, subject to final negotiation and execution of the definitive merger agreement and adoption by both Boards of Directors. Among other things, the parties reviewed drafts of the Merger Agreement, a share exchange agreement (providing for the exchange by Mr. Saunders of Company Common Stock for TA common stock) and a voting agreement among TA, TA Sub and Messrs. Saunders and Holahan (See"The Merger-Interests of Certain Persons in the Merger").

     The TA Board of Directors held a telephonic meeting on February 12, 1999, and the Special Committee of the Company met on February 17, 1999 in Rochester, New York. The Special Committee received a complete briefing from outside counsel and from McDonald Investments with respect to factors affecting the Company's decision on the proposed merger, including strategic alternatives, and valuation and merger structuring issues. Following the meeting of the Special Committee, the full Board of Directors of the Company met and a similar presentation was made to the full Board of Directors of the Company, at which meeting the Special Committee made its recommendation that the Company proceed with the merger transaction, subject, however to the Company's receipt of a fairness opinion from McDonald Investments and subject also to specified revisions to the Merger Agreement. Specifically, the Board of Directors of the Company, consistent with the recommendation of the Special Committee, unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, subject to the termination fee required to be paid to TA by the Company in certain circumstances being reduced, and subject to the Merger Agreement providing that the Company receive ownership of real estate and environmental reports being prepared by or on behalf of TA in certain circumstances where TA's expenses were reimbursed. The Board of Directors also unanimously approved and adopted the Voting Agreement and the Share Exchange Agreement as described in the following paragraph.

     During the course of the next week, senior management of the Company (with input from Mr. Cline) and TA, as well as outside counsel, proceeded with discussions related to the final agreements, as well as the completion by TA of certain of its due diligence examinations and the completion of all necessary schedules. The parties reached agreement on the specific items reflected in the approval by the Board of Directors of the Company and senior management of TA and the Company and outside counsel for both companies met in Rochester, New York on Friday, February 26, 1999, at which time McDonald Investments delivered its written fairness opinion to the Company and the Merger Agreement, the Share Exchange Agreement, dated as of February 26, 1999, by and between TA and Mr. Saunders (the "Share Exchange Agreement"), and the Voting Agreement, dated as of February 26, 1999, by and among TA, TA Sub and Messrs. Saunders and Holahan (the "Voting Agreement), together with the exhibits and schedules thereto were finalized and executed by the parties thereto.

REASONS FOR THE MERGER

     In determining whether to adopt the Merger and the Merger Agreement, the Board of Directors consulted with the Company's management, as well as its legal counsel, McDonald Investments and other advisors, and considered a number of factors, including the following principal factors:

          (i) the consideration to be received by the shareholders of the Company in the Merger and the Board of Directors' view of the likelihood that the Merger would deliver value to the shareholders of the Company exceeding the value that could be expected in connection with continued independence;

          (ii) the oral presentation of McDonald Investments and the written opinion of McDonald Investments with respect to its determination as to the fairness of the Merger from a financial point of view to the Company's shareholders, and the analyses, methodologies and conclusions underlying such determination (see "The Merger -- Opinion of Financial Advisor");

          (iii) the premium reflected in the excess of the Merger Consideration over the trading prices of the Common Stock in recent quarters;

          (iv) the historical and recent earnings performance of the Company and the trading prices of its Common Stock;

          (v) the Company's future prospects and uncertainties in the business in which the Company engages;

          (vi) uncertainty with respect to the Company's ability to meet its needs for current and future working capital;

          (vii) conditions in the industry in which the Company competes, including increased competition and consolidation in that industry;

          (viii) the prices and multiples of value to sales and value to earnings in recent acquisitions of companies deemed to be similar in certain respects to the Company (see "The Merger -- Opinion of Financial Advisor");

          (ix) the likelihood that the Merger could be consummated, noting the timing of and conditions to the Merger, and the expected effect of the announcement of the Merger on relationships with the Company's customers, employees, distributors, and suppliers;

          (x) the terms and conditions set forth in the Merger Agreement, including, but not limited to, the provisions in the Merger Agreement permitting the Board of Directors to consider and respond to unsolicited bona fide third-party offers to acquire the Company, subject to certain limitations (see "The Merger -- No Solicitation by the Company") and subject to a termination fee, and potential expense reimbursement, payable by the Company in certain circumstances (see "Terms of the Merger -- Termination Fee; Expenses"); and

          (xi) the substantial capital requirements associated with the development or acquisition of additional travel centers, which the Board believes would be necessary to maintain long-term competitiveness in the market.

     The foregoing discussion of the information and factors considered by the Board of Directors of the Company is not meant to be exhaustive but is believed to include all material factors considered by the Board of Directors of the Company. The Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement is advisable, and in the best interest of, the shareholders of the Company. Rather, the Board of Directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. In considering the recommendation of the Board of Directors of the Company with respect to the Merger, shareholders of the Company should be aware that the interests of certain directors and executive officers with respect to the Merger are or may be different from or in addition to the interests of the shareholders of the Company generally. The Board of Directors was aware of these interests, and took those interests into account. See "The Merger -- Interests of Certain Persons in the Merger."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ADOPTION OF THE MERGER AGREEMENT BY THE SHAREHOLDERS OF THE COMPANY.

OPINION OF FINANCIAL ADVISOR

     The terms of the Merger, including the Merger Consideration, were determined by arms-length negotiation between the Company and TA. The Special Committee retained McDonald Investments to deliver an opinion to its Board of Directors as to the fairness from a financial point of view of the Merger Consideration to the Company's shareholders. McDonald Investments delivered to the Board of Directors of the Company its written opinion, dated February 26, 1999 (the "Opinion"), to the effect that, as of that date and based upon and subject to the various considerations described therein, the Merger Consideration of $4.30 per share in cash to be received by the public holders of Common Stock pursuant to the Merger Agreement was fair to such shareholders from a financial point of view. As set forth in its Opinion, McDonald Investments assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its Opinion. McDonald Investments did not make or obtain an independent evaluation or appraisal of the assets or liabilities of the Company. McDonald Investments was not authorized to, and did not, solicit from other parties indications of interest with respect to combining with or acquiring the Company or any of its assets. McDonald Investments was not involved in the negotiation of the Merger Agreement or the determination of the amount of the Merger Consideration.

     At the February 17, 1999 meeting of the Special Committee and at the meeting of the Company's Board of Directors later on that same date, at which the Board of Directors reviewed and considered the terms of the Merger, McDonald Investments made a presentation discussing the factors that it considered in evaluating the proposed terms of the transaction and delivered its oral opinion that the Merger Consideration was fair to holders of Common Stock from a financial point of view. The presentation included a discussion of the basis for, and the methodologies used by McDonald Investments to reach its oral opinion. McDonald Investments subsequently delivered to the Company's Board of Directors the Opinion, confirming its oral opinion.

     THE FULL TEXT OF THE OPINION OF MCDONALD INVESTMENTS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH ITS OPINION, IS ATTACHED AS ANNEX II AND INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE COMPANY'S BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT AND THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW HOLDERS OF THE COMMON STOCK SHOULD VOTE WITH RESPECT TO THE MERGER.

     In connection with the Opinion, McDonald Investments reviewed, among other things, the following:

          (i) The Merger Agreement, including exhibits and schedules thereto;

          (ii) Certain publicly available information concerning the Company, including its Reports on Form 10-K and 10-Q;

          (iii) Certain publicly available information concerning TA, including its Reports on Form 10-K and 10-Q;

          (iv) Certain other internal information, including financial and operating projections, lease agreements and other documents related to the Company;

          (v) Certain publicly available information concerning the trading of, and the trading market for, the Common Stock;

          (vi) Certain other publicly available information with respect to certain other companies believed by McDonald Investments to be comparable to the Company and the trading markets for certain of such other companies' securities;

          (vii) Certain publicly available information concerning the nature and terms of certain other transactions that McDonald Investments considered relevant to its inquiry; and

          (viii) TA's "Indicative Comparative Valuation Analysis," which provides a basis for valuation of TA's common stock.

     McDonald Investments also held discussions with members of the senior management of the Company regarding the rationale for the Merger and the past and current business operations, financial condition and future prospects of the Company. In preparing the Opinion, McDonald Investments performed a variety of financial and comparative analyses and made assumptions in conjunction with the Company with respect to assets, financial conditions and other matters, many of which are beyond the control of the Company. The estimates of value arrived at by McDonald Investments based on such analyses and the valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently subject to substantial uncertainty.

     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by McDonald Investments in arriving at its Opinion and reviewed by the Company's Board of Directors.

     Selected Comparable Public Company Analysis. The comparable public company analysis involves an analysis of publicly traded companies considered comparable to the Company with regard to industry, performance and/or markets served. This analysis is predicated on the theory that the market value of a company can be estimated by deriving market multiples from publicly traded companies that relate their stock prices to earnings, cash flows or other measures of the target company.

     After screening applicable SIC codes and other relevant criteria, McDonald Investments selected public companies that were reasonably similar in scope of operations. These comparables consisted of Ultramar Diamond Shamrock Corp.; Dairy Mart Convenience Stores; Uni-Marts Inc.; Casey's General Stores, Inc.; Southland Corp.; and FFP Marketing Company, Inc.

     Upon review of the comparable companies' market capitalizations and derived trading multiples, it was determined that a select group of the comparable companies provided the most insightful analysis. The select group, consisting of Dairy Mart, Uni-Marts and FFP, includes companies with market capitalizations of $16,000,000 to $21,000,000, which are most similar in size to the Company. The remainder of the comparable companies ranged in market capitalization from $700,000,000 to $1.9 billion and were excluded in order to provide more meaningful conclusions.

     The data and ratios McDonald Investments compared included, among other things, leveraged market capitalization (current stock price multiplied by shares outstanding plus debt, net of cash), to latest twelve months ("LTM") sales, LTM earnings before interest, tax, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), as well as fiscal year 1998 (year ended April 30, 1998) and estimated fiscal year 1999 price to earnings ("P/E") ratios.

     An analysis of leveraged market capitalization to LTM sales yielded a range of 0.1x to 0.3x with a mean (excluding the high and low) and median of 0.2x. An analysis of leveraged market capitalization to LTM EBITDA yielded a range of 4.4x to 8.3x with a mean (excluding the high and low) and median of 5.5x. An analysis of leveraged market capitalization to LTM EBIT yielded a range of 14.0x to 15.1x with a median of 14.6x. An analysis of LTM P/E ratios yielded a range of negative to 9.9x with a median of 9.9x. An analysis of estimated fiscal year 1998 P/E ratios yielded a range of 13.9x to 21.5x, with a median of 17.7x. The price of the comparable companies as a multiple of book value yielded a range of
 .6x to 2.1x, with a mean (excluding the high and low) and median of 0.9x. McDonald Investments applied the valuation multiples, reflecting the average of the comparable companies mean (excluding high and low) and median multiples and, utilizing that methodology, determined that a valuation of $4.27 per share, as applied to the Company, would be appropriate.

     Discounted Cash Flow Analysis. McDonald Investments calculated an equity value for the Company based upon the value, discounted to the present, of estimates of projected cash flow over a 5 year period from fiscal year 2000 to 2004 and a projected fiscal year 2004 terminal value based upon 7.0 times fiscal year end 2004 operating income. In conducting its analysis, McDonald Investments utilized financial projections provided by the Company for fiscal years 2000 and 2001, and financial projections derived by McDonald Investments, in association with management, for fiscal years 2002 through 2004.

     The discount rate utilized was derived using the capital asset pricing model ("CAPM"). Data utilized in the CAPM was gathered from companies deemed to be similar in scope of operations to the Company and thus, is intended to represent a weighted average cost of capital for a strategic industry buyer. Based upon its calculations, McDonald Investments concluded that a weighted average cost of capital of 14.3% was appropriate and applied that as a discount rate in the discounted cash flow analysis. The equity value per share based on this methodology ranged from $3.83 to $4.28, with the 14.3% discount rate showing an equity value per share of $4.05, as compared to the equity value implied by the Merger Consideration.

     Comparable Merger and Acquisition Analysis. McDonald Investments analyzed certain information related to selected transactions for which public information was available. This analysis was conducted to determine relevant valuation multiples for transactions deemed to be similar to the Company's transaction. McDonald Investments identified transactions of companies and industries related to the Company, including operators of travel plazas, automotive repair and service operations, transporters of oil and natural gas, and other related operations. It should be noted that few of these transactions provide publicly available financials which can be utilized for valuation purposes. However, after review of the transactions where financial information was available, McDonald Investments then applied the transaction's multiples to the Company's LTM sales and EBITDA figures to derive a valuation for the Company. A discount of 15% was applied to the resulting valuations to compensate for the significant difference in size between the transaction targets and the Company. Based upon that valuation methodology, McDonald Investments determined that the valuation of the Company's shares was $3.45 per share. It should be noted that no company, transaction or business used in this analysis is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex considerations and judgments concerning differences and financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies, selected transactions or the business segment, company or transaction to which they are being compared.

     Leveraged Buyout Analysis. McDonald Investments analyzed a leveraged buyout transaction to determine the price a typical leveraged buyer could afford to pay given prevailing market conditions. For purposes of this analysis, McDonald Investments utilized the financial projections for fiscal year 2000 and 2001 provided by the Company and financial projections for fiscal years 2002 through 2004 derived by McDonald Investments in association with the Company's management. The analysis was based on the following assumptions: (i) market rates of interest on senior and subordinated debt of 8.5% and 12.5%, respectively, (ii) target internal rates of return of 20% for subordinated debt investors, (iii) maximum senior debt of 3.5 times LTM EBITDA, (iv) equity requirement of greater than 25% of total capital employed in the transaction, and (v) expected internal rates of return of 30% or greater for equity investors. Applying that methodology to the Company's shares, McDonald Investments determined a valuation for the Company's shares of $2.92 per share.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, McDonald Investments considered the results of all of these analyses and did not attribute particular weight to any analysis or factor considered by it; rather, McDonald Investments made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analysis as a comparison is identical to the Company or the contemplated transaction. The analyses were prepared solely for purposes of McDonald Investments providing its Opinion to the Special Committee and to the Board of Directors as to the fairness of the Merger Consideration pursuant to the Merger Agreement to the holders of shares of Common Stock, from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor McDonald Investments or any other person assumes responsibility if future results are materially different from those forecasted. As described above, the Opinion to the Special Committee and to the Board of Directors was one of the many factors taken into consideration by the Board of Directors in making its determination to adopt the Merger Agreement.

     McDonald Investments, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected McDonald Investments as its financial advisor because McDonald Investments is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     McDonald Investments provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities of the Company or TA for its own account or for the account of customers.

     Pursuant to a Letter Agreement dated February 3, 1999, the Special Committee of the Board of Directors of the Company engaged McDonald Investments to undertake a study to enable it to render its opinion to the Board of Directors of the Company as to the fairness from a financial point of view of the consideration to be received by the Company's shareholders in the Merger Agreement. As consideration for its services, the Company agreed to pay McDonald Investments a nonrefundable retainer of $50,000 upon execution of that Letter Agreement, plus

$125,000, which was paid at the time McDonald Investments rendered its fairness opinion. The Company also has agreed to indemnify McDonald Investments against certain expenses and liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by McDonald Investments as financial advisor to the Company. During the two years prior to its engagement, McDonald Investments did not perform investment banking or financial advisory services for, or receive compensation from, the Company.

VOTING AGREEMENT

     At the time of execution of the Merger Agreement, E. Philip Saunders and John M. Holahan also entered into the Voting Agreement with TA and TA Sub. The Voting Agreement is attached to this Proxy Statement as Annex IV. The Voting Agreement requires Messrs. Saunders and Holahan to attend the Special Meeting and to vote any shares of Common Stock beneficially owned by them for adoption of the Merger Agreement. It also precludes, subject to limited exceptions, the transfer prior to the Special Meeting of any shares of Common Stock owned by them. Messrs. Saunders and Holahan also agreed in the Voting Agreement not to solicit, initiate, encourage, facilitate or cooperate with any inquiry or the making of any proposal related to an acquisition of the Company, except to the extent required in the exercise of their fiduciary duties as Directors of the Company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors with respect to the Merger, shareholders of the Company should be aware that certain members of the Board of Directors and the Company's management have certain interests in the Merger in addition to their interests solely as shareholders of the Company which may present them with potential conflicts of interest in connection with the Merger. For information with respect to management's beneficial ownership of Common Stock, which Common Stock will, except as described below, be subject to exchange for the Merger Consideration upon consummation of the Merger, see "Principal Shareholders and Security Ownership of Management."

     Share Exchange Agreement. Concurrently with the execution of the Merger Agreement, TA entered into the Share Exchange Agreement with E. Philip Saunders, a copy of which is attached to this proxy statement as Annex III. The Share Exchange Agreement obligates Mr. Saunders, prior to the Effective Time of the Merger, to exchange 653,025 shares of Common Stock for 85,000 shares of TA common stock. The Share Exchange Agreement was requested by TA as part of its negotiations relative to the Merger Transaction and its willingness to proceed with the Merger at the price of $4.30 per share was conditioned upon the execution of the Share Exchange Agreement. There is no active trading market for TA shares and the exchange ratio was determined by negotiations between TA and Mr. Saunders and was computed by the application of P/E ratios for the implicit value of TA stock similar to those reflected for the Company in the Merger Consideration. As such, the exchange ratio is not necessarily indicative of the fair market value of the TA shares and does not represent the price at which shares may have been sold or transferred in other arms-length transactions which could be higher or lower. The Share Exchange Agreement also provides that TA will use reasonable efforts to cause Mr. Saunders to be appointed to the Board of Directors of TA. Mr. Saunders' right to maintain a position on the TA Board, however, is subject to termination on the earlier of (i) three years; (ii) the time at which he no longer owns at least 50,000 shares of TA stock; (iii) the time TA concludes a public offering of its shares; or (iv) the consummation of a change of control transaction related to TA (as defined in the Share Exchange Agreement).

     The Share Exchange Agreement also gives Mr. Saunders certain rights to cause TA to repurchase his shares at a purchase price of $33.04 (reflecting the implicit $4.30 value of the Company's shares surrendered in exchange). That "put" right becomes exercisable in one-third increments, commencing on the first anniversary of the Closing Date of the Merger, and the "put" right terminates on the fourth anniversary of the Closing Date. TA's obligation to purchase, however, may be deferred if it is then unable, due to legal or contractual restrictions, to purchase the shares. TA's obligation also is subject to the amendment of its certificate of incorporation clarifying that no stockholder approval would be required for a repurchase and the Share Exchange Agreement requires TA to effectuate such an amendment. TA also has a right to repurchase Mr. Saunder's TA shares in certain limited circumstances at $36.34 per share (reflecting a 10% increase in valuation). This "call" right is exercisable in the event that TA desires to proceed with a transaction that is more restrictive with regard to its ability to honor its put obligation than the restrictions currently applicable. This right is exercisable by TA during the same period that Mr. Saunders can cause TA to repurchase his shares. Mr. Saunders also will be required to become a party to TA's stockholders' agreement, which generally provides that no TA shares may be transferred (other than certain specified transfers).

     Lease Agreements. The Merger Agreement also contains provisions affecting certain existing agreements between Mr. Saunders and the Company. Specifically, the agreement provides that, prior to the Effective Time of the Merger, the Company will amend its sublease with Maybrook Realty, Inc., a corporation owned in equal shares by Mr. Saunders and another individual, for the Maybrook, New York Travel Plaza owned by the Company (the "Maybrook Lease"). The amended sublease will provide two additional 10 year renewal options in favor of the Company, in addition to the existing three, five year renewal options. The amended sublease also will provide for specified rental increases and will amend the Company's purchase option consideration from $3,500,000, to the greater of the fair market value of the interest at that time or $4,500,000. The Merger Agreement also provides that the existing consulting agreement between the Company and Mr. Saunders will be terminated at the Effective Time. The Merger Agreement also provides that TA will cause the Surviving Corporation to assume the obligations of the Company under its diesel fuel supply agreement with Griffith Oil Company, Inc., and will keep that agreement in place for at least one year. While Mr. Saunders was previously a controlling shareholder of Griffith Oil, he no longer has any ownership interest in that company. The Company also is obligated, prior to the Effective Time, to enter into a written lease in form and substance reasonably acceptable to TA with Mr. Saunders and other owners with respect to certain real property associated with the business operations of the Company in Dansville, New York, providing for quarterly rental payments of $1,200. The specific terms of that written lease are set forth in the Merger Agreement.

     Consulting Agreement. Concurrently with the closing of the Merger, TA will enter into a Consulting Agreement (the "Consulting Agreement") with John Holahan, President and Chief Operating Officer of the Company. The Consulting Agreement provides for a term of three years. Mr. Holahan will serve as a consultant to TA and, in that capacity, will assist in the transition of the Company's business and perform such other duties as may be designated by TA. Pursuant to the terms of the Consulting Agreement, Mr. Holahan will be entitled to receive a consulting fee of $120,000 per year. In addition, the Consulting Agreement provides that Mr. Holahan cannot, during the term of the Consulting Agreement or for two years thereafter, directly or indirectly, compete with TA in the business of operating a truckstop or travel center. In consideration for that agreement not to compete, TA will pay Mr. Holahan the sum of $30,000 per year during each year of the Consulting Agreement.

     The Consulting Agreement provides that TA may terminate the Consulting Agreement (i) at the expiration of the three year term; (ii) 30 days after delivery of written notice by Mr. Holahan of the voluntary termination of the agreement; (iii) upon the death of Mr. Holahan; or (iv) at any time for cause (as defined therein). In the event that the Consulting Agreement is terminated as a result of Mr. Holahan's death, TA has agreed to pay his estate the consulting fee for the balance of the three year term.

     Indemnification and Insurance. The Merger Agreement provides that, for a period of six years following the closing date, TA will cause the Surviving Corporation to indemnify, defend and hold harmless the Directors, officers and employees of the Company and its subsidiaries immediately prior to the Effective Time to the same extent that the Company is required to indemnify such persons on the date of the Merger Agreement. In addition, TA will cause the Surviving Corporation to advance expenses incurred by Directors, officers and employees of the Company and its subsidiaries immediately prior to the Effective Time, subject to certain limitations set forth in the Merger Agreement. The Merger Agreement also provides that TA will cause Directors and officers of the Company and its subsidiaries immediately prior to the Effective Time to be covered for a period of six years by the directors' and officers' liability insurance policy maintained by the Company with respect to acts or omissions occurring prior to the Effective Time.

     Stock Option Plans. The Merger Agreement requires the Company to amend each of its stock option plans no less than ten business days prior to the Effective Time to provide that each outstanding option to purchase Common Stock will become fully vested and exercisable immediately prior to such time, subject to the following provisions. In addition, the Company is required to obtain from each holder of options to purchase Common Stock an option cancellation agreement. Pursuant to option cancellation agreements, each option holder will agree to (i) exercise the stock option no later than the Effective Time, in which case such option holder would receive the Merger Consideration for the shares acquired upon exercise, or (ii) elect to receive payment in the amount equal to the product of (x) the total number of shares of Common Stock subject to such option and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such stock option, in exchange for cancellation of such stock option. The number of options to acquire shares of Common Stock that are expected to be fully vested and exercisable as a result of the Merger held by each executive officer of the Company is as follows: John M. Holahan -- 493,992; and William Burslem III -- 56,682.

     Warrants. The Merger Agreement also provides that each holder of warrants to purchase shares of Common Stock will enter into a cancellation agreement pursuant to which such holder will receive payment in an amount equal to the difference between the warrant exercise price and the Merger Consideration, multiplied by the number of covered shares. Mr. Saunders holds warrants to purchase 1,145 shares of Common Stock.

OPERATION AND MANAGEMENT OF THE COMPANY AFTER THE MERGER

     Each of the Directors and officers of the Company will resign on the Effective Date (as defined below). TA has elected to retain John Holahan as a consultant to TA and TA will use reasonable efforts to cause E. Philip Saunders to be appointed to TA's Board of Directors. See "Interests of Certain Persons in the Merger." The employees of the Company will continue as employees of the Surviving Corporation after consummation of the Merger unless and until otherwise determined by TA or the Company. It is anticipated that, shortly after consummation of the Merger, TA may transfer certain of the assets and operations of the Surviving Corporation, including employees, to TA Operating Corporation, a wholly-owned subsidiary of TA.

EFFECTIVE DATE OF THE MERGER

     Pursuant to the Merger Agreement, TA Sub will be merged with and into the Company at the Effective Time, and the Company will thereupon be the Surviving Corporation. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of New York, and the date upon which such effectiveness occurs is referred to as the "Effective Date." It is anticipated that such filing will be made promptly following receipt of the requisite approval of shareholders of the Company and satisfaction or waiver of all other conditions to the Merger. Each of the parties to the Merger Agreement will have certain rights to terminate the Merger Agreement in the event that the Merger is not consummated on or before August 31, 1999. See "Termination of the Merger Agreement; Amendments." Although it is anticipated that the Certificate of Merger will be filed and the Effective Date will occur on or before August 31, 1999, there can be no assurance that there will be no further delay between the date of the Special Meeting and the Effective Date, that the conditions to the Merger will be satisfied or waived or that the Merger will occur. See "Conditions to the Merger."

EFFECT OF THE MERGER

     On the Effective Date, each share of Common Stock issued and outstanding (other than certain shares owned by E. Philip Saunders, which will be exchanged for shares of TA shortly before the Effective Time, and any other shares owned by TA or the Company) will be converted into the right to receive, without interest, the Merger Consideration. Upon consummation of the Merger, shareholders will cease to have any further ownership or interest in the Company.

     The Company will be the Surviving Corporation upon the effectiveness of the Merger and will succeed to all of the debts and liabilities and all of the rights and property of the Company and TA Sub. The Surviving Corporation will become a wholly-owned subsidiary of TA. As such, the Company will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company's results of operations will be included in the consolidated results of operations reflected in TA's periodic reports. TA Sub will cease to exist following the Effective Date.

PAYMENT FOR SHARES; EXCHANGE AGENT

     Upon the consummation of the Merger, each issued and outstanding share of Common Stock, other than certain shares owned by E. Philip Saunders, which will be exchanged for shares of TA shortly before the

Effective Time, and any other shares owned by TA or the Company, will be deemed for all purposes to represent only the right of the holder to receive the Merger Consideration. American Stock Transfer & Trust Company will act as exchange agent (the "Exchange Agent") in order to facilitate the payment in exchange for certificates previously representing shares of Common Stock.

     Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be mailed to shareholders promptly after the Effective Date. Shareholders should surrender certificates for shares of Common Stock only with a letter of transmittal. Each holder shall deliver the stock certificate or certificates representing his or her shares of Common Stock and related documentation by mailing such stock certificates and related documentation to the Exchange Agent, for payment, as promptly as practicable, by return mail. Each holder of shares held in street name by a broker, dealer, clearing agency or other nominee should contact such entity as soon as possible prior to the Effective Date to direct the entity to tender their shares as instructed by the letter of transmittal. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Upon receipt of a certificate or certificates for Common Stock together with a duly executed letter of transmittal, the Exchange Agent will issue cash or a cash equivalent to the person or persons entitled thereto in an amount equal to the product determined by multiplying the Merger Consideration by the number of shares of Common Stock represented by such stock certificate or certificates. NO INTEREST WILL ACCRUE TO HOLDERS OF COMMON STOCK IN RESPECT OF PAYMENTS TO WHICH THEY BECOME ENTITLED UPON CONSUMMATION OF THE MERGER.

     If any payment for shares of Common Stock is to be made in a name other than that in which the certificate for such shares surrendered for payment are registered on the stock transfer books of the Company as of the Effective Date, it will be a condition of such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer, and that the person requesting such transfer pay to the Exchange Agent all transfer or other taxes or establish that such taxes have been paid or are not required to be paid.

     TA has agreed in the Merger Agreement to transfer to the Exchange Agent, not later than the Effective Date, all of the cash required for payment of the Merger Consideration to be made to all holders of Common Stock. TA also has agreed to make available the funds necessary to make the cash payments to holders of options and warrants to purchase Common Stock (as described in the following section) called for by the Merger Agreement.

TREATMENT OF STOCK OPTIONS, WARRANTS, CONVERTIBLE SECURITIES AND OTHER INDEBTEDNESS

     As of the Record Date, options and warrants to purchase approximately 1,007,308 shares of Common Stock were outstanding at exercise prices ranging from $1.31 to $4.78 per share. Pursuant to the terms of the Merger Agreement, each holder of an option or warrant to purchase Common Stock which is outstanding immediately prior to the Effective Time will be required to enter into a cancellation agreement with respect to such options or warrants. For options or warrants that have an exercise price of less than $4.30 per share, the cancellation agreements will provide that, as of the Effective Time, such options and warrants will cease to be outstanding and will be converted into the right to receive an amount in cash for each share purchasable under such option or warrant, as the case may be, equal to $4.30 minus the per share exercise price under such option or warrant, as the case may be. If the per share exercise price under any option or warrant is equal to or greater than $4.30, the cancellation agreements will provide that such option or warrant shall cease to be outstanding as of the Effective Time, without further consideration to the holder thereof. The Company is required to obtain cancellation agreements from each holder of an option or warrant to purchase Shares prior to the Effective Time.

     As of the Record Date, the Company had outstanding convertible debt securities in the aggregate principal amount of $5,254,000.00. These securities are convertible into shares of Common Stock at conversion prices ranging from $2.62 to $3.98 per share. Prior to the Effective Time, the Company is required to cause each outstanding convertible security to be redeemed or otherwise paid in full, or, at the option of the holder thereof, to be converted into shares of Common Stock at specified prices in accordance with the terms of the convertible security.

     In addition to the redemption of all convertible debt securities, the Merger Agreement also requires the Company to take all action necessary to arrange for the repayment in full, simultaneously with the Effective Time, of all outstanding indebtedness of the Company, other than indebtedness owed (i) pursuant to any capital lease, or (ii) pursuant to certain industrial development bonds if so determined by TA. The Merger Agreement requires TA to provide the Company with all funds necessary to make such repayment of outstanding indebtedness.

REPRESENTATIONS AND WARRANTIES

     Each of the Company, TA and TA Sub has made certain customary representations and warranties in the Merger Agreement, including those which relate to, among other things (i) organization and existence of each party and its subsidiaries, (ii) the authorization, execution, delivery and performance of the Merger Agreement and other matters relating to its enforceability, (iii) the absence of broker fees, and (iv) the absence of any undisclosed consents, approvals or authorizations required for the execution, delivery or performance of the Merger Agreement and the consummation of the transactions contemplated thereby.

     The Company also has made certain customary representations and warranties relating to, among other things (i) the absence of material adverse changes and undisclosed liabilities, (ii) the Company's capital structure, (iii) the Company's filing of all reports and documents required to be filed with the Securities and Exchange Commission and the accuracy of filings made pursuant thereto, (iv) the accuracy and preparation of certain financial statements of the Company, (v) receipt of the Opinion, (vi) the adoption of the Merger Agreement by the Company's Board of Directors and the recommendation of the Board of Directors to the Company's shareholders of the adoption of the Merger Agreement, (vii) the granting of approvals and the taking of steps to exempt the Merger from the provisions of state anti-takeover laws, and (viii) other matters relating to the conduct of the Company's business including, among other things, the Company's employees, benefit plans, litigation, real estate, permits, compliance with laws, including environmental laws, title to and condition of properties, payment of taxes, Year 2000 compliance, absence of defaults, government and other contracts, intellectual property rights, and the absence of any undisclosed material adverse change in the financial condition, results of operation, business or assets of the Company.

CONDITIONS TO THE MERGER

     Consummation of the Merger by the Company is subject to the satisfaction of certain conditions set forth in the Merger Agreement, including, but not limited to (i) the making of all filings and the receipt of all consents, authorizations, orders and approvals required by governmental or regulatory authorities, or any nongovernmental third party, (ii) the accuracy of the representations and warranties of TA and TA Sub as of the Effective Time, (iii) the absence of any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against any party to the Agreement which prohibits, restricts or delays consummation of the Merger or of any of the conditions to the consummation of the Merger, (iv) expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act"); (v) the adoption of the Merger Agreement by the shareholders of the Company; (vi) the making available of funds by TA necessary to repay all outstanding indebtedness of the Company, other than indebtedness (a) pursuant to any capital lease or (b) pursuant to certain industrial development bonds if so determined by TA, (vii) the performance or compliance in all material respects by TA and TA Sub with all covenants and agreements pursuant to the Agreement, and (viii) the delivery by counsel to TA and TA Sub of an opinion with respect to certain matters, including, without limitation, the validity, binding effect and enforceability of the Merger Agreement.

     The obligation of each of TA and TA Sub to consummate the Merger is subject to the satisfaction of conditions corresponding to those described for the Company in the preceding paragraph. In addition, consummation of the Merger by TA and TA Sub is subject to the following further conditions: (i) the receipt of all required consents from third parties, (ii) no material adverse change since April 30, 1998 in the business or financial condition of the Company, (iii) each holder of any right, option or warrant to acquire Common Stock consenting to the treatment of their options and warrants as provided in the Merger Agreement,
(iv) each holder of any other outstanding indebtedness of the Company, other than (a) pursuant to any capital lease or (b) pursuant to certain industrial development bonds if so determined by TA, consenting to repayment in full of such indebtedness, (v) execution and delivery of the Consulting Agreement and the Maybrook Lease; (vi) the completion of the share exchange transaction contemplated by the Share Exchange Agreement, (vii) the termination of the Saunders Consulting Agreement, and (viii) the delivery by the Company of an opinion of its counsel with respect to certain customary matters. The Merger Agreement also provides that TA may terminate the Merger Agreement in the event that its environmental due diligence discloses obligations, problems or other liabilities reasonably estimated by TA to cost in the aggregate more than $2.0 million.

     The Merger Agreement provides that any party may waive any condition to its obligation to consummate the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     The shareholders of the Company will retain their equity interest in the Company until the Effective Date. Pursuant to the Merger Agreement, the Company is required to conduct its business in the usual, regular and ordinary course of business consistent with past practice and use its best efforts to preserve the Company's business. The Company is further required to refrain from taking certain actions without the written consent of TA (unless such actions are provided for in the Merger Agreement), including, but not limited to (i) declaring or paying any dividend on its capital stock, (ii) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any securities with respect to its capital stock, (iii) purchasing, redeeming or otherwise acquiring shares of capital stock (except for outstanding options, warrants or convertible securities), (iv) issuing, delivering, selling, pledging or otherwise encumbering any shares of capital stock (other than upon the exercise of presently outstanding options, warrants or convertible securities),
(v) amending its charter or bylaws, (vi) acquiring or agreeing to acquire any other person or the assets or business operations of any person, (vii) selling, licensing, mortgaging or otherwise encumbering or disposing of any of its property or assets, other than properties or assets the value of which does not exceed $50,000 individually and $200,000 in the aggregate and except for sales of inventory in the ordinary course of business consistent with past practice,
(viii) incurring any indebtedness except for short-term borrowings and lease obligations incurred in the ordinary course of business consistent with past practice not in excess of $100,000 and borrowings in the ordinary course of business consistent with past practice under the Company's existing revolving line of credit that do not cause the outstanding balance of such line of credit to exceed $1,000,000, (ix) making any loans, advances or capital contributions to or investments in any other person, (x) paying, discharging or satisfying any liabilities except in the ordinary course of business consistent with past practice, (xi) waiving, releasing granting or transferring any rights of material value or modify or change in any material respect any existing contract other than in the ordinary course of business, (xii) adopting any resolution or plan providing for or authorizing a complete or partial liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization, (xiii) entering into any new contract except in the ordinary course of business consistent with past practice or modifying or terminating any existing contract if it would have a material adverse effect on the Company or enter into any license, franchise or similar agreements, (xiv) engaging in any unusual or novel method of transacting business or change any accounting principles, (xv) settling or compromising any litigation, except where the amount paid in settlement or compromise is not material, (xvi) entering into any fuel supply hedging agreements or similar agreements, (xvii) making any capital expenditure in excess of $100,000 and not contemplated by the Company's capital budget, (xviii) taking or omitting to take any action that would cause any of the representations or warranties of the Company contained in the Merger Agreement not to be true and correct, in all material respects, or (xix) buying, selling, leasing, exercising any options, terminating or entering into any agreement for the purchase, sale, lease, option or conveyance of any interest in real property.

NO SOLICITATION BY THE COMPANY

     The Merger Agreement also provides that the Company will not (i) initiate, solicit, cooperate or encourage, or take any other action to facilitate any inquiries or the making of any proposal or public announcement with respect to any acquisition, tender offer, acquisition of beneficial ownership of (or the right to vote) 20% or more of the Company's securities, dissolution, business combination, sale, lease or other transfer of 10% or more of the assets of the Company, or any other transaction similar to the Merger or any other material corporate transaction

("Alternative Transaction"), or (ii) except to the extent required in the exercise of the fiduciary duties of the Board of Directors, as advised by counsel, in connection with the receipt by the Company of any unsolicited written proposal that the Board determines is reasonably likely to be more favorable to the Company's shareholders than the Merger, engage or participate in negotiations with, provide any nonpublic information or data to, or have any discussions with, any person other than TA relating to an Alternative Transaction. However, the Merger Agreement also provides that the foregoing restrictions shall not prohibit the Company's Board of Directors from taking, and disclosing to the Company's shareholders, a position with respect to an Alternative Transaction pursuant to the applicable Securities and Exchange Commission proxy statement or tender offer rules or, subject to the payment of the Termination Fees described below, terminating the Merger Agreement to enter into any agreement for an unsolicited Alternative Transaction, if the Board, in exercising its fiduciary duties under applicable law as advised by counsel, and after consultation with its financial advisors, determines the Alternative Transaction to be superior to the Merger.

ADDITIONAL AGREEMENTS

     In the Merger Agreement, the Company has made certain additional covenants to TA and TA Sub. The Company has agreed, among other things (i) to afford TA reasonable access to the Company's properties and personnel, (ii) to disclose to TA such documents relating to the Company as TA may reasonably request and to advise TA of certain material events, (iii) to submit the Merger Agreement to its shareholders for adoption, to hold a special meeting to act on the Merger Agreement and, subject to the fiduciary obligations of the Board of Directors, to recommend the adoption of the Merger Agreement to its shareholders, and (iv) to use all reasonable efforts to cause all things necessary, proper and advisable for the consummation of the Merger to occur including obtaining any necessary waivers, consents and approvals under material contracts of the Company.

     With respect to the matters contained in clause (iv) of the preceding paragraph, TA and TA Sub have made reciprocal covenants to the Company.

TERMINATION OF THE MERGER AGREEMENT; AMENDMENTS

     The Merger Agreement may be modified or amended by an agreement signed by the parties. However, no amendment may be made after adoption by the Company's shareholders that, by law, would require shareholder approval. It is the intention of management of the Company to submit any amendment that might have a material adverse effect on the rights of shareholders to the shareholders for approval. The Merger Agreement expressly permits the waiver or extension of any term, provision or condition in writing by the party entitled to the benefits thereof.

     The Merger Agreement provides that it may be terminated at any time, whether before or after approval by the Company's shareholders, (i) by mutual consent of the Company and TA, (ii) by either TA or the Company if any governmental action shall have been taken to enjoin or prohibit the Merger or any other legal restraint or prohibition against the Merger is in effect, (iii) by the Company or TA if the Company executes a binding agreement with a third party regarding an Alternative Transaction, (iv) by TA in the event of an uncured material breach of the Merger Agreement on the part of the Company, (v) by the Company in the event of an uncured material breach by TA or TA Sub, (vi) by TA if there is a material adverse change with respect to the Company, (vii) by TA if the Company's Board of Directors fails to recommend or withdraws, modifies or changes its recommendation to adopt the Merger Agreement or takes any position inconsistent with such recommendation, (viii) by either TA or the Company if the shareholders of the Company do not adopt the Merger at the Shareholder's Meeting, (ix) by either TA or the Company if the Opinion is withdrawn after and as a result of Alternative Transaction or any bring-down opinion requested by the Company is not delivered, (x) by TA, in the event that its environmental due diligence discloses obligations, problems or other liabilities reasonably estimated by TA to cost in the aggregate more than $2,000,000 or (xi) by the Company or TA if the Merger shall not have been consummated on or before August 31, 1999.

TERMINATION FEES; EXPENSES

     The Merger Agreement provides that, as noted below, the Company will pay TA a termination fee of $1,200,000 (the "Termination Fee") immediately upon the termination of the Merger Agreement under certain circumstances. The Termination Fee is payable upon termination by the Company as a result of: (i) the Company's execution of a binding agreement with a third party with respect to an Alternative Transaction, (ii) a withdrawal by McDonald Investments of the Opinion or failure to deliver a requested bring-down opinion or, (iii) after the existence of an Alternative Transaction, the shareholders of the Company fail to adopt the Merger Agreement; or if the Merger Agreement is terminated by TA as a result of: (a) the Company's execution of an agreement with a third party with respect to an Alternative Transaction, (b) the Company's Board of Directors' failure to recommend or withdrawal, modification or change in its recommendation to adopt the Merger Agreement, (c) the withdrawal by McDonald Investments of its Opinion or a failure to deliver any requested bring-down opinion or, (d) after the existence of an Alternative Transaction, the failure of the shareholders of the Company to adopt the Merger Agreement. In addition, the Merger Agreement provides that, if the Merger Agreement is terminated as a result of a material breach by the Company of, or failure by the Company to perform in any material respect, any representation, warranty, covenant or other agreement contained in the Merger Agreement, or a material adverse change in the Company other than a change that results solely from economic or industry conditions that are outside the Company's control and that affects all multi-unit truckstop or travel center operations (an "Industry-wide Material Adverse Change"), and the Company thereafter and within twelve months following the termination, consummates a transaction that would otherwise constitute an Alternative Transaction at a price equal to or higher than the Merger Consideration, then the Company must pay TA a deferred termination fee equal to $1,200,000 (the "Deferred Termination Fee").

     In addition to the payment of termination fees in the circumstances described above, the Merger Agreement provides that, if the agreement is terminated in circumstances requiring the payment of a Termination Fee, the Company will also promptly reimburse TA and TA Sub in cash for all out-of-pocket expenses, disbursements and fees actually paid or payable by or on behalf of those parties incurred in connection with the Merger Agreement up to a maximum of $1,000,000.

     If the Merger Agreement is terminated by TA as a result of a breach by the Company or as a result of a non-Industry-wide Material Adverse Change in the Company, then the Company will promptly reimburse TA and TA Sub for such expenses up to a maximum of $800,000. If the Merger Agreement is terminated by TA in the event that TA's environmental due diligence discloses environmental-related liabilities that are reasonably estimated by TA to cost more than $2,000,000 (including the cost of investigation, consulting, remediation and compliance), and net of any value reasonably expected by TA to be recovered from existing insurance or indemnification, then the Company will reimburse TA and TA Sub for such expenses up to a maximum of $200,000. In connection with any termination of the Merger Agreement which results in a reimbursement of TA's expenses (other than a termination as a result of environmental liabilities exceeding $2,000,000), TA has agreed to transfer its ownership interest to the Company in all title reports, survey work, appraisals and environmental audits related to the Company's assets which TA acquired or developed prior to the date of termination. If the Merger Agreement is terminated by the Company as a result of a breach by TA or TA Sub, then TA has agreed to reimburse the Company for its actual out-of-pocket expenses up to a maximum of $500,000. If the Merger Agreement is terminated pursuant to any of the circumstances described in this paragraph and thereafter TA is entitled to a Deferred Termination Fee, the Company must promptly reimburse TA the difference between $1,000,000 and the amount of any expenses previously reimbursed by the Company.

     The Merger Agreement provides that, except for payment of any termination fees or specified reimbursement of expenses, each party thereto will separately bear its own expenses incurred in the negotiation and performance of the Merger Agreement.

CERTAIN REGULATORY MATTERS

     The HSR Act requires both parties to file pre-merger notifications with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and to observe the required waiting period before consummating the acquisition. The Company and TA each filed a pre-merger notification with the FTC and the Antitrust Division and the pre-merger notification waiting period will terminate on April 24, 1999. Termination of the waiting period means that the parties will be free to complete the Merger consistent with the HSR Act.

     The Company and TA do not believe that any additional governmental filings in the United States, other than the certificate of merger to be filed with the New York Secretary of State, and other than filings in connection with the dissolution of TA Sub, are required with respect to the Merger. The FTC, the Antitrust Division or certain private parties could take such actions under the HSR Act as they deem necessary or desirable. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary is a general discussion of certain anticipated United States federal income tax consequences of the Merger to shareholders. The summary assumes that shareholders are individuals or corporations who do not have a special tax status (e.g., dealers in securities, nonresident aliens, individual retirement accounts, or tax-exempt organizations). The discussion is based upon existing federal tax law and does not address any state, local or foreign tax consequences of the Merger. The discussion also does not describe certain special tax rules that may apply to shareholders who acquired their stock pursuant to incentive stock options or other stock compensation arrangements.

     The exchange by shareholders of their shares of Common Stock for the Merger Consideration pursuant to the Merger will be a taxable transaction for federal income tax purposes. A shareholder whose shares are exchanged generally will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Merger and his adjusted tax basis in the shares exchanged therefor. Such gain or loss will constitute capital gain or loss if the shares exchanged in the Merger were held as capital assets. Capital gain or loss will constitute long-term capital gain or loss if the shareholder's holding period with respect to the shares is greater than one year and otherwise will constitute short-term capital gain or loss.

     Under current federal income tax law, the highest marginal tax rate applicable to ordinary income of individuals is 39.6%, and the highest rate applicable to corporations is 35%. Net capital gains (the excess of net long-term capital gains over net short-term capital losses) generally are taxed at rates up to 20% for individuals and at the regular corporate rates for corporations. The excess of net short-term capital gains (the excess of short-term capital gains over short-term capital losses) over net long-term capital losses (the excess of long-term capital losses over long-term capital gains) generally is taxed at the same rates as ordinary income for both individuals and corporations, as applicable. Corporations may use capital losses only against capital gains. Individuals may use capital losses only against capital gains and up to $3,000 of ordinary income (married individuals filing separate returns may each only apply capital losses against up to $1,500 of ordinary income). Compensatory stock option holders whose options are canceled in connection with the Merger in exchange for a cash payment will recognize ordinary compensation income in the amount of such cash payment. The Company will be required to withhold applicable federal and state taxes from such payment.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE MERGER, INCLUDING POTENTIAL AND RECENT CHANGES OF LAW. THE FOREGOING SUMMARY IS INTENDED AS A GENERAL DESCRIPTION ONLY OF CERTAIN MATERIAL TAX CONSEQUENCES AND DOES NOT CONSIDER THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method whereby the purchase price paid for Common Stock will be allocated based upon the fair value of the assets acquired and the liabilities assumed pursuant to the Merger as of the Effective Date.

                                    BUSINESS

GENERAL

     The Company operates sixteen 24-hour per day travel plazas in New York, New Jersey, North Carolina, New Hampshire, Indiana, Maryland and Pennsylvania. The Company also operates a single fuel terminal in Pennsylvania.

     The Company has two wholly owned subsidiaries, which were organized in 1998 to facilitate the franchising of the Travel Port operations. Travel Port Systems, Inc. is a Delaware company which owns the Travel Port trade name. Travel Port Franchising, Inc., also a Delaware company, was formed to enter into and administer franchising agreements with third-party franchisees. To date, no franchises have been offered or sold.

     The travel plazas sell, both to the trucking industry and to others, petroleum products (such as diesel fuel, gasoline and lubricants). The travel plazas generally include a truck service and repair shop, a tire and parts center, a truck wash, scales for weighing trucks, parking facilities, motel rooms, a family-style restaurant, a travel store, shower and laundry facilities, game rooms, telephone facilities, money transfer facilities, a convenience store at the gasoline pump area, and billing and accounting services for truck fleet operators. The Company hopes to continue to attract both the trucking industry and the general traveling public by maintaining clean, efficient travel plazas.

     The Company derives certain benefits from being the operator of multiple travel plazas. As it buys petroleum products, food and other merchandise for several facilities, the Company is often able to acquire such products at discounted prices on a volume basis.

     In addition to favorable purchasing, the Company's multi-unit structure provides marketing opportunities that might not otherwise be available. In addition to normal drive-in traffic, truck stop operators, including the Company, often enter into arrangements with the operators of truck fleets in which the fleet operator sends all of its drivers who use an applicable route to a certain travel plaza, primarily to take advantage of a centralized billing and accounting system such as that offered by the Company. By offering several facilities, on different routes, the Company is in a better position to attract and retain such arrangements. Also, the Company maintains a sales force that seeks out and attempts to enter into such arrangements with fleet operators whose home offices may not be near some of the Company's facilities.

     The products and merchandise purchased and sold by the Company are not unique and generally can be obtained readily from a variety of sources at competitive prices. There are many sources of petroleum products, tires and truck parts, restaurant food, supplies and merchandise for the Company's travel and convenience stores. Most of the products purchased by the Company are acquired on an as needed basis, through purchase orders. The Company currently buys petroleum products from major oil companies and from Griffith Oil Co., Inc. The Company buys its restaurant food primarily from a single unrelated food distributor, and its other products and merchandise from various suppliers. Except for the Company's fuel purchase agreements, including the one with Griffith Oil, which expires December 31, 2005, all of these arrangements can be terminated at will.

     The Company has no customer accounting for more than four percent (4%) of its sales. Therefore, management believes that the loss of any single customer would not have a materially adverse effect on the Company's business.

COMPANY DEVELOPMENTS

     On April 30, 1994, the Company acquired certain assets of Exit 3 Truck Services, Inc. in Greenland, New Hampshire. The acquisition consisted of the purchase of inventory and the leasehold interest in the real property on which the truck stop is located. The Company has since signed a new 20 year lease on the real property with two five year extensions. The Company has purchase options throughout the term of the lease.

     On June 30, 1994, the Company entered into a $2,500,000 term loan agreement with Fleet Bank of New York covering the acquisition and certain improvements to the facility in Greenland, New Hampshire. Principal payments are $20,833.33 per month plus interest at the fixed rate of 9.65%. The loan is amortized over ten years with a balloon payment due on June 29, 1999.

     On September 29, 1994, the Company entered into an eight year term loan with Fleet Bank of New York in the amount of $10,500,000. Proceeds from this loan were used for payment of a term loan due in 1996 at prime plus 1.25%, payment of $1.5 million due on its line of credit and capital expenditures. The loan has a fixed rate of 10.12% with interest only for its initial six months. From April 1, 1995 until the loan matures, a monthly payment of principal and interest in the amount of $166,957.84 is payable with all remaining principal and interest due September 29, 2002.

     The Company, through a private placement, issued $4,650,000 of Convertible Senior Subordinated Debentures due January 15, 2005, together with warrants to purchase additional shares of Common Stock. The securities were sold under Regulation D of the Securities Act of 1933 (the "Act") and in offshore transactions under Regulation S of the Act. The debentures carry an annual interest rate of 8.5%, payable quarterly, and are convertible into Common Stock at a price equal to $3.00 per share at the option of the holder at any time. The debentures are callable at the discretion of the Company at a redemption price equal to 108% as of January 15, 1999, and gradually decreasing to 100% at maturity on January 15, 2005. The warrants, which are exercisable at any time, initially entitled warrant holders to purchase up to a total of 15,500 shares of Common Stock at a price of $3.60 per share. The placement agent was issued warrants for 77,500 shares of Common Stock at a price of $3.60 per share in conjunction with this transaction. As a result of the stock dividend issued April 29, 1997, the conversion price for the debentures was adjusted to $2.83 and the warrant price was adjusted to $3.40. The number of warrants was increased to 98,580. As a result of the stock dividend issued April 23, 1998, the debenture conversion price was adjusted to $2.62 and the warrant price was adjusted to $3.15. The number of warrants was increased to 106,467.

     During fiscal 1998, $500,000 of the 8.5% debentures were converted into 178,092 shares of Common Stock, after adjusting for the 1998 and 1997 stock dividends of 8% and 6%, respectively. At March 1, 1999, $3,254,000 of the 8.5% convertible senior subordinated debentures and 100,743 of the warrants remain outstanding.

     On March 1, 1996, the Company took over the operation of the Baltimore Port Truck Plaza. The Company signed a seven year lease on the property.

     On October 4, 1996, the Company entered into a permanent financing arrangement for its Harborcreek, Pennsylvania facility (which was opened in June
1996) with Fleet Bank of New York in accordance with a Restated and Amended Credit Agreement dated December 21, 1995 in the amount of $6,000,000. Interest is fixed at 9.44% for ten years with level principal payments based upon a 15 year amortization. A balloon payment is due on September 30, 2006.

     On November 6, 1996, the Company entered into an agreement with PNC Bank that (a) refinanced a mortgage loan due 2001 covering two travel plazas in Pennsylvania, as well as a term loan due in 1997 and (b) provided an additional $5,000,000 for 1996/97 capital expenditures. Interest is fixed at 8.63% for five years with level principal payments based upon a 15 year amortization. A balloon payment is due on April 10, 2002.

     On December 4, 1997, the Company completed the sale of (1) $2,000,000 principal amount of 7.81% Convertible Subordinated Debentures due December 4, 2007, convertible at $4.30 per share and (2) Warrants to purchase 40,000 shares of Common Stock, par value $.01 per share, of the Company at a price of $5.16 per share to Cephas Capital Partners, L.P. A value of $100,000 has been assigned to the warrants in accordance with Accounting Principles Board Opinion No. 14. The values of the subordinated debentures and additional paid in capital were adjusted accordingly. As a result of the stock dividend issued April 23, 1998, the bond conversion price was adjusted to $3.98 and the warrant price was adjusted to $4.78. The number of warrants was increased to 43,200.

     The Company renewed the agreement with Fleet Bank of New York that (a) provides a line of credit of $3,750,000 until September 28, 1999 and (b) provides an additional $4,500,000 for a capital line of credit. The regular line of credit is limited to the lesser of $3,750,000 or the sum of 80% of the Company's accounts receivable under 90 days old, plus 45% of the Company's inventory. As of April 30, 1998, the Company has utilized $200,000 of its available line of credit as collateral for various letters of credit. The capital line of credit calls for interest only at prime plus 1/4% until September 28, 1999. At that time the line can be repaid or amortized over 42 months with interest at an increment over prime or LIBOR based upon funded debt to EBITDA. No advances have been made against the capital line of credit.

PRODUCTS AND SERVICES

     The Company provides the following products and services at its travel plazas and mini-travel plazas.

     Petroleum Products. The principal products sold by the Company at its travel plaza locations are petroleum derivatives, primarily diesel fuel, gasoline and lubricants. Each of the Company's travel plazas has diesel pump islands accessible to all sizes of trucks and tractor-trailers, as well as gasoline pump islands that are used primarily for automobiles at most locations. In addition, a wide range of motor oils and other lubricants are available at all locations.

     An agreement between the Company and Griffith Oil, that expires December 31, 2005 requires the Company to purchase all of its petroleum products for three of its facilities from Griffith Oil. The purchases for the three sites for the most recent fiscal year were approximately 12.4% of all petroleum purchases. In addition, the Company purchased spot market pipeline tenders (bulk purchases) for its Berwick, Pennsylvania (Beach Haven) terminal, from Griffith Oil. These pipeline tenders accounted for approximately 5.1% of the petroleum products purchased by the Company during the fiscal year ended April 30, 1998. Management believes that the terms of the purchase agreement and the spot market purchases were fair and competitive when compared with contemporaneous purchasing opportunities for similar products in like quantities from other vendors.

     Parts and Service. Services and repairs are provided for trucks only. The Company provides services on an as needed basis, in the case of breakdowns and unforeseen problems, and for regularly scheduled periodic maintenance for truck fleets and other customers. In addition to providing services and repairs, the Company also stocks tires and commonly needed parts at most of its locations. Repair facilities are not available at Belmont, New York, Greenland, New Hampshire, Baltimore, Maryland or Lake Station, Indiana. Truck washes, truck scales and paved parking areas large enough to accommodate a number of over-sized vehicles are also available at some of the Company's facilities.

     Restaurants. Each facility, with the exception of Mahwah, New Jersey, includes a 24-hour, family style restaurant where customers are served a variety of "home-cooked" meals. The Company operates most of its restaurants under the name "Buckhorn Family Restaurant." The Company purchases its food products in bulk from unaffiliated sources and meals are prepared and cooked in on-site kitchens.

     Motels. The Company's motel accommodations at travel plazas, which are available to truck drivers and the general public, generally contain double beds, basic furniture, a color television and a full bathroom. Rooms are available at nightly rates ranging from $25-$49 per night. Public laundry facilities are also available. Maybrook and Dansville, New York operate under a franchise from Days Inn. Greencastle and Harborcreek, Pennsylvania and Baltimore, Maryland operate under a franchise from the Rodeway Inn Division of Choice Hotels International.

     Shopping. The Company operates both travel stores and convenience stores. Travel stores carry a wide range of products often purchased by truck drivers including health and beauty aids, snacks, tobacco products, western style clothing and footwear, electronic products (CB radios, radar detectors, small televisions, radios, stereos), gift items and many other items. Convenience stores, generally located near the gasoline pump islands and used more by the general traveling public, offer bread, milk, beverages, snacks, food items and other products usually found in such stores. The Company has an ATM machine at all of its locations to provide cash services for its customers.

     Billing and Accounting. The Company offers its own credit billing service to truck fleet operators, permitting a driver to charge purchases of products and services. This service provides the fleet operator with daily records of its drivers' purchases through direct electronic transmission. The Company's electronic billing system can accommodate customers who wish to pay on a cash basis to avoid finance charges or the higher cost of credit billing.

PROPERTIES

     The Company's principal office is located in approximately 7,567 square feet of leased office space at 3495 Winton Place, Building C, Rochester, New York 14623. The lease runs through December 1999 at an average annual rent of $60,168 plus common area charges with an option for a three year extension until December 2002 and an option for a five year extension until December 2007.

     The Company attempts to locate its travel plazas at sites with a high volume of truck and other traffic, as well as easy access for such highway traffic. Sites are generally located just off interstate highways or on other major highways. When and where possible, the Company seeks locations near intersections of such major routes, so that facilities will be easily accessible from more than one such route.

     A description of the travel plazas, mini-travel plazas and other facilities operated by the Company follows.

TRAVEL PLAZAS AND MINI-TRAVEL PLAZAS

     Dansville, New York. This eight acre site is located at the Dansville interchange of Interstate Route 390, a major north-south highway in western New York. The site, which is approximately forty miles south of the New York State Thruway and thirty miles north of US Route 17, is leased from the Livingston County Industrial Development Agency. The lease expires in March 2000, at which time the Company has both the right and the intention to buy all of the land and improvements for $1.00. The travel plaza contains ten diesel pumps with card readers, four gasoline fueling positions with pay at the pump capability, a two-bay service area, a truck scale, six acres of paved parking, showers, a game room, a one hundred thirty seat restaurant, a twenty room Days Inn motel, a travel store and a small convenience store.

     Maybrook, New York. This eighteen acre site is located at the Maybrook interchange of Interstate Route 84, approximately ten miles east of US Route 17 and eight miles west of the New York State Thruway. It is sub-leased from a corporation owned by two people, one of whom is the Chairman and Chief Executive Officer of the Company, under a lease that expires in March 2004 with three five year renewal options available. The travel plaza contains eleven diesel pumps, four gasoline fueling positions, a three-bay service area, a truck scale, showers, game room, eight acres of paved parking, a one hundred thirty-eight seat restaurant, a Pizza Hut Express Quick Service Restaurant ("QSR"), a thirty-six room Days Inn motel and a travel store.

     Binghamton, New York. The Company owns a ten acre site located in suburban Binghamton at the intersection of US Route 17 and Interstate Route 81. The travel plaza contains eight diesel pumps, a two-bay service area, a truck scale, six acres of paved parking, a seventy-seven seat restaurant, snack bar, showers, a travel store and a convenience store with two gasoline pumps.

     Mahwah, New Jersey. This six acre site in northern New Jersey is located on US Route 17, one interchange south of the New York State Thruway and approximately ten miles north of Interstate Route 80. It is leased from an unrelated landlord for a term expiring February 2002. The travel plaza contains five diesel fueling positions, a one-bay service area, approximately four and one-half acres of paved parking, truck scales, twelve motel rooms, a travel store and showers.

     Fultonville, New York. The Company owns a twenty acre site at Exit 28 of the New York State Thruway. The travel plaza contains eleven diesel pumps with card readers, a two-bay service area, a truck scale, showers, seven acres of paved parking, a one hundred twenty-seven seat restaurant, a fourteen room motel, a travel store and a convenience store with four gasoline pumps.

     Candler, North Carolina. The Company owns an eighteen acre site located at Exit 37 of Interstate Route 40, less than ten miles west of Interstate Route 26 and Asheville, North Carolina. The travel plaza contains ten diesel pumps, four gasoline pumps, a two-bay service area, a truck scale, showers, eight acres of paved parking, a one hundred forty seat restaurant and a travel store.

     Bloomsburg, Pennsylvania. The Company owns a sixteen acre site located at Exit 34 on Interstate Route 80. The travel plaza contains twelve diesel pumps with card readers, four pay at the pump gasoline pumps, a five-bay service area, truck scales, game room, trucker lounge, snack bar, showers, laundromat, travel store, a two hundred thirteen seat restaurant, a Subway QSR and convenience store and lighted paved parking.

     Greenland, New Hampshire. This seven acre site is located at Exit 3 on Interstate Route 95. This facility is leased from an unrelated landlord for a term expiring April 2014. The travel plaza contains eight diesel pumps with card readers, four gasoline pumps, a truck scale, showers, game room, travel and convenience store, a one hundred fifty-eight seat restaurant, a Pizza Hut Express QSR and lighted paved parking.

     Milesburg, Pennsylvania. The Company owns an eleven and one half acre site located at Exit 23 on Interstate Route 80. The travel plaza contains eight diesel fueling lanes, four gasoline pumps, a three-bay service area, showers, game room, travel store, a one hundred forty seat restaurant and lighted paved parking.

     Paulsboro, New Jersey. The Company owns a thirty-two acre site located at the Mt. Royal Exit on Interstate Route 295. The travel plaza contains twelve diesel pumps with card readers, eight gasoline pumps, a truck scale, a thirteen room motel, laundromat, showers, a three-bay service area, game room, travel store, a one hundred forty-two seat restaurant plus a banquet room and lighted paved parking.

     Porter, Indiana. The Company owns a thirty-six and one half acre site located at 1600 US Highway 20 near Exit 22b on Interstate Route 94. This travel plaza has a twenty-nine thousand square foot main building that contains a travel store, a Subway QSR, trucker lounge, showers, game room, broker's offices and a one hundred sixty-two seat restaurant plus a banquet room. Additionally there is a two-bay service area, truck wash, twelve diesel pumps with card readers, eight gasoline fueling lanes with pay at the pump capability and approximately nine acres of lighted paved parking.

     Lake Station, Indiana. This twenty-four acre site is located on US Highway 51, just north of Interstate Routes 80 and 90. This facility is leased from an unrelated landlord until January 2009 with one ten year renewal option available. This travel plaza has a thirty thousand square foot main building that contains a travel store, convenience store, barber shop, a Subway QSR, truckers' lounge, game room, laundromat, showers, brokers' offices and a one hundred sixty-six seat restaurant. There are seventeen diesel fuel islands with card readers covered by a canopy, truck wash, truck scales and paved parking for approximately two hundred and fifty trucks. In addition there are four gasoline pumps with pay at the pump capability.

     Greencastle, Pennsylvania. The Company owns a twenty-seven acre site located at Exit 3 on Interstate Route 81, a few miles north of the Maryland and Pennsylvania state border. The travel plaza consists of four buildings, a convenience store with gasoline fuel islands, a thirty-six room motel, a fuel building with a four-bay service area, truck scales, trucker's store, snack bar, twelve diesel pumps with card readers and a main building with a travel store, showers, a telephone room, a game room, trucker lounge and a one hundred forty-nine seat restaurant.

     Baltimore, Maryland. The Company leases a twenty-one acre travel plaza and (across the street) a two and one fifth acre gasoline/convenience store at Exit 57 on Interstate 95. The total facility consists of three buildings. The gasoline and convenience store has 16 pumps for both gasoline and diesel. The fuel building has a travel and convenience store and a Subway QSR. The main building contains a super travel store, showers, a telephone room, a game room, a Taco Bell Express QSR, a sixty room motel and a hundred thirty-eight seat restaurant. There are 16 diesel pumps with card readers, truck scales and secured parking for 260 trucks.

     Harborcreek, Pennsylvania. The Company owns a seventy-two acre site of which twenty-four acres are used for the travel plaza at Exit 10 on Interstate
90. The travel plaza consists of two buildings, a thirty-six room motel and a main building. The main building has a travel and convenience store, a two hundred twelve seat restaurant, a Pizza Hut Express QSR, showers, a telephone room, a game room, a trucker lounge and a three bay shop. There are ten diesel pumps with satellites and card readers, a truck wash and truck scales. There are four double sided gasoline pumps with pay at the pump capability. There is paved parking for two hundred fifty trucks in addition to car and RV spaces.

     Belmont, New York. The Company owns a nine acre site at the Belmont interchange on US Route 17, in southwestern New York state. The mini-travel plaza contains five diesel fueling lanes, four gasoline fueling positions, a travel store, a convenience store, a fifty-two seat restaurant and three acres of paved parking.

OTHER FACILITIES

     Berwick, Pennsylvania (Beach Haven). The Company owns a five acre site that is a pipeline terminal consisting of five above ground storage tanks with a total capacity of 2,411,585 gallons. It is used to store diesel fuel and home heating oil. An office building/warehouse is also located at the site.

COMPETITION

     The truck stop business, in general, and the separate aspects that make up such business, are all highly competitive. There are many chain and single operator truck stops throughout the Company's marketing area. The Company attempts to satisfy its customers' needs by providing multiple services at one location.

     In addition to other truck stops, the Company faces competition from major and independent oil companies and independent service station operators; national and independent operators of motels and motel chains; national and independent operators of restaurants, diners and other eating establishments; and super markets, department stores, other convenience stores, drug stores and other retail outlets.

     Many of the Company's competitors, such as the major oil companies and national and regional motel, restaurant and retail chains, are larger, better established and have greater financial and other resources than the Company. While the Company intends to attempt to offset these advantages by continuing to offer all of its products and services in one, well chosen, highly visible and easily accessible location, there can be no assurance that this marketing strategy will be successful and profitable.

REGULATION

     The Company's fueling operations are subject to federal, state and local laws and regulations concerning environmental matters. These laws and regulations affect the storing, dispensing and discharge of petroleum and other wastes and affect the Company both in the securing of permits for its fueling operations and in the ongoing conduct of such operations. Facilities that engage primarily in dispensing petroleum products have in the last ten years been the subject of close scrutiny by regulators. Although the Company believes that it maintains operating procedures satisfactory to comply with such regulations and scrutiny, maintains environmental insurance on most of its facilities, and to date has not had any material environmental claim or expense, there can be no assurance that significant cleanup or compliance costs may not be incurred by the Company and may have a material adverse affect on the Company's earnings.

     In addition, the Company's motel and restaurant operations are subject to federal, state and local regulations concerning health standards, sanitation, fire and general overall safety. In addition, truck stops must comply with the requirements of local governmental bodies concerning zoning, land use and, as discussed above, environmental factors. Difficulties in obtaining the required licensing or approvals could result in delays or cancellations in the opening of proposed new motor plazas. There have been no material problems with compliance with regulations governing the Company's restaurant or motel operations.

EMPLOYEES

     As of January 31, 1999, the Company had a total of 1,412 employees, 1,124 full-time and 288 part-time. Of the full-time employees, 31 are involved in the corporate office and administrative activities, 111 in travel plaza management, 4 in sales and marketing, 1 in design and construction management and the balance in general operating duties, where all of the part-time employees are involved.

     The Company has never had a work stoppage and none of its employees are represented by a labor organization. The Company believes that it provides working conditions, wages and benefits that are competitive with other providers of similar products and services, and considers its employee relations to be excellent.

LEGAL PROCEEDINGS

     The Company is not presently a party to any litigation (i) that is not covered by insurance or (ii) which singly or in the aggregate would have a material adverse effect on the Company's financial condition and results of operations.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is publicly traded on the Nasdaq National Market under the symbol "TPOA." At March 1, 1999, there were approximately 1,900 record holders of Common Stock. The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for the Common Stock, as reported by Nasdaq.

      CALENDAR
        YEAR                     QUARTER               HIGH      LOW
      --------                   -------               -----    -----
1997                   First.......................    $3.06    $2.25
                       Second......................     3.00     2.37
                       Third.......................     4.50     2.62
                       Fourth......................     4.37     3.25
1998                   First.......................     4.12     3.25
                       Second......................     4.25     2.87
                       Third.......................     3.31     2.69
                       Fourth......................     3.19     2.44
1999                   First.......................     4.12     2.75
                       Second......................     3.94     3.69
                       (through April 15, 1999)

     On February 25, 1999, the date preceding the public announcement by the Company of the execution of the Merger Agreement, the high and low sale prices for the Common Stock as reported by Nasdaq were $3.44 and $3.25 per share, respectively. The high and low sale prices for the Common Stock as reported by Nasdaq on April 15, 1999, the last full trading day prior to the printing of this Proxy Statement, were both $3.75 per share. Shareholders are urged to obtain current market quotations for the Common Stock.

     The Company has never paid any cash dividends and does not intend to do so in the near future. The Merger Agreement prevents the Company from declaring or paying any dividend or any other form of cash, stock or property distribution without TA's consent while the Merger Agreement remains in effect.

                              NO DISSENTERS RIGHTS

     Holders of the Common Stock do not have a right to dissent under New York law in connection with the Merger. Section 910(a)(1)(C) of the New York Business Corporation Law provides, in relevant part, that the right to dissent and receive payment of the fair value of shares shall not be available to a shareholder for shares which, at the record date fixed for the special meeting, were designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., such as the Company's shares of Common Stock.

                     SELECTED FINANCIAL DATA OF THE COMPANY

     The following data, insofar as it relates to each of the fiscal years 1994 through 1998, has been derived from annual financial statements of the Company. Consolidated balance sheets at April 30, 1997 and 1998 and the related consolidated statements of income and of cash flow, for the three years ended April 30, 1998 and notes thereto appear elsewhere in this Proxy Statement and have been audited by independent accountants. The selected financial data for the nine months ended January 31, 1999 and January 31, 1998 have been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operation for these periods. Operating results for the nine month period ended January 31, 1999 are not necessarily indicative of the results that may be expected for the full year or any other period. The selected financial data set forth below should be read in conjunction with the Company's financial statements and the related notes thereto included elsewhere in this Proxy Statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                          NINE MONTHS ENDED
                                             JANUARY 31                       YEARS ENDED APRIL 30
                                     ---------------------------   ------------------------------------------
                                         1999           1998           1998           1997           1996
                                     ------------   ------------   ------------   ------------   ------------
                                             (UNAUDITED)
STATEMENT OF OPERATIONS:
Net sales..........................  $154,345,696   $161,767,434   $211,508,861   $207,103,805   $165,164,391
Gross profit.......................  $ 38,005,700   $ 37,365,556   $ 48,734,292   $ 46,436,813   $ 39,142,697
Income before cumulative effect of
  change in an accounting
  principle........................  $  1,834,709   $  1,970,092   $  2,337,680   $  1,700,205   $  1,690,500
Cumulative effect of change in an
  accounting change................  $          0   $          0   $          0   $          0   $          0
Net income.........................  $  1,834,709   $  1,970,092   $  2,337,680   $  1,700,205   $  1,690,500
EARNINGS PER SHARE:
Basic income per share:
Income before cumulative effect of
  change in an accounting
  principle........................  $       0.28   $       0.32   $       0.38   $       0.28   $       0.28
Cumulative effect of change in an
  accounting change................  $       0.00   $       0.00   $       0.00   $       0.00   $       0.00
Net income.........................  $       0.28   $       0.32   $       0.38   $       0.28   $       0.28
Basic shares outstanding...........     6,540,416      6,085,721      6,136,062      6,034,054      6,008,787
Diluted income per share:
Income before cumulative effect of
  change in an accounting
  principle........................  $       0.24   $       0.26   $       0.30   $       0.24   $       0.24
Cumulative effect of change in an
  accounting change................  $       0.00   $       0.00   $       0.00   $       0.00   $       0.00
Net income.........................  $       0.24   $       0.26   $       0.30   $       0.24   $       0.24
Diluted shares outstanding.........     8,616,360      8,293,105      8,563,866      8,002,261      7,975,631
BALANCE SHEET DATA:
Total assets.......................  $ 65,646,875   $ 64,812,728   $ 64,812,728   $ 62,435,994   $ 55,278,604
Long term liabilities..............  $ 27,438,195   $ 31,038,315   $ 31,023,936   $ 32,082,537   $ 27,828,457


                                        YEARS ENDED APRIL 30
                                     ---------------------------
                                         1995           1994
                                     ------------   ------------

STATEMENT OF OPERATIONS:
Net sales..........................  $153,267,079   $137,575,675
Gross profit.......................  $ 38,237,699   $ 34,610,393
Income before cumulative effect of
  change in an accounting
  principle........................  $  1,890,032   $  1,457,613
Cumulative effect of change in an
  accounting change................  $          0   $    (99,735)
Net income.........................  $  1,890,032   $  1,357,878
EARNINGS PER SHARE:
Basic income per share:
Income before cumulative effect of
  change in an accounting
  principle........................  $       0.32   $       0.25
Cumulative effect of change in an
  accounting change................  $       0.00   ($      0.02)
Net income.........................  $       0.32   $       0.23
Basic shares outstanding...........     5,986,122      5,964,551
Diluted income per share:
Income before cumulative effect of
  change in an accounting
  principle........................  $       0.26   $       0.23
Cumulative effect of change in an
  accounting change................  $       0.00   $      (0.02)
Net income.........................  $       0.26   $       0.21
Diluted shares outstanding.........     6,601,217      6,039,624
BALANCE SHEET DATA:
Total assets.......................  $ 51,370,810   $ 41,847,897
Long term liabilities..............  $ 25,726,157   $ 18,268,139

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

NINE MONTHS ENDED JANUARY 31, 1999 AND 1998

     Sales from operations were $154,345,696 for the first nine months of fiscal 1999, down $7,421,738, or 4.6% from the first nine months of last year. Retail selling prices for diesel fuel declined $.15 per gallon from last year. If pricing had remained the same, sales would have been approximately $13,635,000 higher. Sales of diesel gallons increased 8.9% for the first nine months. Retail selling prices on gasoline also declined, reducing sales year-to-year by approximately $2,070,000 or 16.4% on a decline of 1.5% on gallons sold. Restaurant sales were up 5.0%, travel stores sales increased 5.7%, shop sales increased 5.0% and car station and fast food sales were up 7.9%.

     Gross profit for the first nine months was $38,005,700, an increase of $640,144 or 1.7% from last year. Diesel fuel gross profit declined as a result of lower retail margins from competitive pressure and a loss of $768,000 from inventory hedging activity during the first six months of this year, resulting from lower fuel costs and the future position the Company held. Gasoline gross profit declined slightly as a result of decreased gallons. All other categories increased as a result of the sales increases.

     Operating expenses were $29,074,122 for the first nine months, an increase of $782,032 or 2.8%. Salary and wages for the work force increased $540,000 or 4.3%. Depreciation expense increased $240,000 as a result of increased capital expenditures.

     General and administrative expenses of $3,964,541 increased $254,345 or 6.9%. Increases in salary and wages accounted for the majority of the increase. Travel and entertainment expenses and professional fees accounted for the remainder of the increase.

     Interest expense of $2,154,668 reflects a decrease of $225,310 or 9.5% from last year as a result of lower interest rates on variable rate debt and on average lower levels of debt. Other income of $110,740, decreased $270,060, as a result of a land sale in the third quarter last year, as well as lower interest income and a one-time settlement last year.

YEAR ENDED APRIL 30, 1998 COMPARED TO YEAR ENDED APRIL 30, 1997

     The Company had earnings of $3,960,000 before income taxes and $2,338,000 in net income on net sales of $211,509,000 in fiscal 1998 compared to earnings of $2,903,000 before income taxes and $1,700,000 in net income on net sales of $207,104,000 in fiscal 1997. Due to reductions in pump prices stemming from lower fuel costs compared to the prior year, diesel fuel revenues decreased by $14,480,000. During the fourth quarter, the Company had a loss of $472,000 reflected in diesel fuel cost of goods from inventory hedging activity resulting from lower fuel costs and the future position held by the Company. Actual diesel gallons increased 10.0% for the year. Revenues for gasoline declined from the reduced pump prices also, but again, gallons increased 5.3%. Non-fuel sales increased 6.3% for the year. There would have been a 9.1% sales increase if the retail price of diesel fuel had remained constant with the prior year level.

     Retail diesel gallons sold during 1998 were 120 million, an increase of 11 million gallons over the prior year. Sales of retail gasoline gallons were 12.7 million for 1998, an increase of 600,000 gallons from the prior year.

     Gross profits increased $2,297,000 or 4.9% from the prior year. Non-fuel gross profit increased $1,973,000 or 6.2%. Gasoline gross profit decreased $183,000 primarily due to lower margins while diesel gross profit increased $553,000. Retail margins per gallon of diesel fuel declined slightly when compared to the prior year. The increase in gallons sold more than made up for the reduced gross profit from the lower margins.

     Listed below is the breakdown of revenue and gross profits by major sales classification for the fiscal years ended April 30, 1998, and April 30, 1997.

                                                     PERCENT      PERCENT       PERCENT      PERCENT
                       SALES                         OF 1998      OF 1998       OF 1997      OF 1997
                     CATEGORY                        REVENUE    GROSS PROFIT    REVENUE    GROSS PROFIT
                     --------                        -------    ------------    -------    ------------
Diesel Fuel........................................    65            27           65            27
Gasoline...........................................     7             3            8             4
Restaurant.........................................    11            33           10            33
Store..............................................     8            14            8            13
Shop...............................................     5            11            5            11
Motel..............................................     1             4            1             3
Other..............................................     3             8            3             9

     Operating expenses were $710,000 or 2.0% more than the prior year. Wages increased $487,000 or 3.0%. Unemployment and workers' compensation insurance declined $239,000. Equipment rental, depreciation and amortization increased $431,000. Some of these increases are a result of the Harborcreek facility being open the entire year versus only 46 weeks in 1997.

     General and administrative expenses increased $527,000 or 11.6% as compared to the prior year. Wages increased $185,000 as a result of additional staff, salary increases and additional bonuses on the increased profits. Professional fees increased $209,000 as a result of potential acquisition investigations and new venture activity, public relations activity and the startup expenses of the subsidiaries for franchising Travel Ports.

YEAR ENDED APRIL 30, 1997 COMPARED TO YEAR ENDED APRIL 30, 1996

     The Company had earnings of $2,903,000 before income taxes and $1,700,000 in net income on net sales of $207,104,000. Net income was essentially flat on an increase in net sales of $41,939,000 or 25.4%. Operating profits from restaurant operations increased $483,000 or 22.3% over 1996. On a same unit basis, restaurant operating profits increased $303,000 or 13.9%. This offset the decline in fuel operations income, primarily resulting from the absence of a one time gain of $412,000 in January 1996 when the Company exercised its option to cancel a fixed price contract for diesel fuel.

     Sales increased by $28,870,000 primarily from new travel plazas more than offsetting the decrease resulting from the sale of a facility in Fairplay, South Carolina in June 1995. On a same unit basis sales were up $13,070,000. Higher retail selling prices of diesel fuel accounted for approximately $10,650,000 of the overall sales increase.

     Retail diesel gallons sold during 1997 were 109 million, an increase of 15 million gallons or 16% over the prior year. Same unit diesel gallons increased
1.3 million or 1%. Sales of retail gasoline gallons were 12.1 million for 1997, an increase of 3.0 million gallons or 33% from the prior year. Same unit gasoline sales increased 0.2 million or 2%.

     Gross profits increased $7,294,000 from the prior year. Most of this increase came from two new facilities. Non-fuel gross profit increased $5,587,000 and gasoline gross profit increased $374,000 while diesel gross profit increased $1,337,000. Retail diesel margins per gallon were flat when compared to the prior year. Same unit gross profit increased $183,000 over 1996. Fiscal 1996 included a one time gain of $412,000, as noted above.

     Listed below is the breakdown of revenue and gross profits by major sales classification for the fiscal years ended April 30, 1997, and April 30, 1996.

                                                     PERCENT      PERCENT       PERCENT      PERCENT
                       SALES                         OF 1997      OF 1997       OF 1996      OF 1996
                     CATEGORY                        REVENUE    GROSS PROFIT    REVENUE    GROSS PROFIT
                     --------                        -------    ------------    -------    ------------
Diesel Fuel........................................    65            27           64            29
Gasoline...........................................     8             4            7             3
Restaurant.........................................    10            33           11            32
Store..............................................     8            13            8            13
Shop...............................................     5            11            6            12
Motel..............................................     1             3            1             3
Other..............................................     3             9            3             8

     Operating expenses were $6,254,000 or 21% more than the prior year. Same unit expenses increased $40,000 or about 0.1%.

     General and administrative expenses increased $288,000 or 7% as compared to the prior year. Wages increased $212,000 as a result of additional staff and salary increases. Legal and professional fees increased $102,000 as a result of acquisition and new venture activity. Advertising decreased $69,000 from changes in marketing programs.

     Interest expense increased by $582,000 from the prior year as a result of the increased levels of debt. Other income decreased from 1996 as a result of lower interest income this year and the sale of two properties in 1996.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     The Company's capital resources are derived mainly from cash provided by operating activities. For the first nine months of fiscal 1999, operating activities accounted for the generation of cash in the amount of $5,537,320, compared to $5,456,023 in the prior year period. In fiscal 1998, operating activities accounted for the generation of cash in the amount of $7,658,000 compared to $5,038,000 in fiscal 1997 and $3,208,000 in fiscal 1996.

     Cash used in investing activities was $3,252,433 in the first nine months of fiscal 1999, $5,781,000 in fiscal 1998, $7,295,000 in fiscal 1997 and
$11,532,000 in fiscal 1996. The spending in 1998 was at a reduced level from 1997 reflecting the completion of some major renovation projects. The Company also received $1,368,000 of cash related to the Allentown mortgage that was paid in full in 1997.

     Financing activities used net cash of $2,795,624 in the first nine months of fiscal 1999, and $930,000 in fiscal 1998 compared to net cash provided of $3,725,000 in fiscal 1997. For fiscal 1999, principal payments on long term debt were $2,876,425. The change in 1998 was the result of increased borrowings in 1997 and 1996 that funded the construction and renovation projects.

     The overall result of the above activity was a net decrease of cash in the amount of $510,737 in the first nine months of fiscal 1999 and a net increase of cash in the amount of $947,000 in fiscal 1998 and $1,468,000 in fiscal 1997.

     The Company's working capital, excluding current portion of long term debt, was $2,896,000 at January 31, 1999 and $4,087,000 at April 30, 1998.

     Fleet Bank of New York has renewed its commitment for the Company's existing line of credit until September 28, 1999. The regular line of credit is limited to the lesser of $3,750,000, or the sum of 80% of the Company's accounts receivable under 90 days old, plus 45% of the Company's inventory. As of January 31, 1999, the Company had utilized $200,000 of its available line of credit as collateral for various letters of credit. In addition, the Company has a $4,500,000 line of credit available from Fleet Bank of New York for capital expenditures. The capital line of credit calls for interest only at the prime rate plus one-fourth of one percent until September 28, 1999. At that time, the line can be repaid or amortized over 42 months with interest at an increment over prime or LIBOR based upon funded debt to EBITDA. No advances have been made against the capital line of credit.

     During the first quarter of fiscal 1999, the Company called $450,000 of its 8.5% Convertible Senior Subordinated Debentures due January 15, 2005. As a result of the call the holders of $589,000 in debentures elected to convert their debentures into common stock of the Company and holders of $11,000 principal amount of debentures elected payment in cash. Subsequent to January 31, 1999, holders of $296,000 in debentures converted their debentures into Common Stock.

     Certain loan agreements require that the Company maintain specified minimums with regard to net worth, current maturity coverage and the incurrence of additional indebtedness. In addition, the Company cannot declare dividends without the consent of its primary lender. The Company believes it is in compliance with such requirements and restrictions.

     The cash requirements associated with the Company's expansion and renovation programs will continue to be met through a combination of cash generated from operations and bank financing.

YEAR 2000 READINESS DISCLOSURE

     The Company is aware of the many areas affected by the Year 2000 computer issue. Although management believes that the Company will not incur material costs associated with the Year 2000 issue, there can be no assurances that all hardware and software that the Company will use will be Year 2000 compliant. Management cannot predict the amount of financial difficulties it may incur due to vendors' inability to perform accounting according to their agreements with the Company or the effects that other third parties may cause as a result of this issue. Therefore, there can be no assurance that the failure or delay of others to address the Year 2000 issue or that the costs involved in such process will not have a material adverse effect on the Company's business, financial condition and results of operation.

     Based on testing results to date, which has included a review of all of the Company's mission critical systems, they were, with one exception, deemed to be Year 2000 compliant. The one exception relates to software associated with its accounting system. However, new software, which the vendor represents is Year 2000 compliant, was installed during the second quarter of the current fiscal year. Therefore, a contingency plan has not been developed with respect to those systems. With regards to non-mission critical internal systems, the Company's plans are to replace any systems that test as being noncompliant. Should outside service providors not be able to provide compliant systems, the Company will terminate those relationships and transfer to Year 2000 compliant vendors.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of the Record Date, by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock (without taking into account shares of Common Stock that TA may be deemed to beneficially own as a result of the Voting Agreement and the Share Exchange Agreement), (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers of the Company as a group. The nature of beneficial ownership shown in the table is, unless otherwise noted, shares for which the owner has sole voting and sole investment power. Ownership information is based upon information furnished by the respective persons listed.

                                                                   NUMBER OF
                                                              SHARES BENEFICIALLY    PERCENTAGE
                            NAME                                     OWNED            OF CLASS
                            ----                              -------------------    ----------
Silverstein Investments.....................................         351,238             5.3%
  Limited Partnership
     700 Ackerman Road
     Columbus, Ohio 34201
E. Philip Saunders..........................................       1,947,328(1)         28.7%
John M. Holahan.............................................       1,091,199(2)         15.2%
Wm. Patrick Marchbanks......................................          30,117               *
John H. Cline...............................................             686               *
William Burslem III.........................................          57,254(3)            *
William A. DeNight..........................................             114               *
All Officers and Directors as a group (6 persons)...........       3,126,698(1)(2)(3)    42.6%

---------------

(1) Includes: (a) 101,908 shares issuable upon conversion of convertible debt securities; and (b) 1,145 shares issuable upon exercise of a warrant to purchase shares of Common Stock.

(2) Includes: (a) 493,992 shares issuable upon the exercise of outstanding stock options granted under the Company's plans; and (b) 17,175 shares issuable upon conversion of convertible debt securities.

(3) Includes 56,682 shares issuable upon the exercise of outstanding stock options granted under the Company's plans.

*  Less than 1%.

                             SHAREHOLDER PROPOSALS

     If the Merger is not consummated prior to the Company's 1999 Annual Meeting of Shareholders, as disclosed in the Company's Proxy Statement for its 1998 Annual Meeting of Shareholders, any proposals of shareholders to be presented at such meeting must be received by the Company no later than May 18, 1999 for inclusion in the Company's Proxy Statement related to such meeting, subject to the rules and regulations of the Securities and Exchange Commission. In addition, the Company may use its discretion in voting proxies with respect to shareholder proposals not included in the Proxy Statement for the 1999 Annual Meeting of Shareholders, unless the Company receives notice of such proposals prior to August 2, 1999.

                                 OTHER MATTERS

     Management knows of no other business to be transacted at the Special Meeting, but, if any other matters do properly come before the Special Meeting, the persons named as proxies or their substitute will vote or act with respect to such other matters in accordance with the direction of a majority of the Board of Directors of the Company.

                                          By Order of the Board of Directors


                                          /s/ William Burslem III
                                          --------------------------------------
                                          William Burslem III
                                          Secretary

                         INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers, LLP.......................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Income...........................    F-4
Consolidated Statements of Cash Flows.......................    F-5
Notes to Consolidated Financial Statements..................    F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of
Travel Ports of America, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Travel Ports of America, Inc. and its subsidiaries at April 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Rochester, New York
June 19, 1998, except as to the information presented in note 16, for which the date is March 29, 1999

                         TRAVEL PORTS OF AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           JANUARY 31,            APRIL 30,
                                                           -----------    --------------------------
                                                              1999           1998           1997
                                                           -----------    -----------    -----------
                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents, including interest-bearing
    accounts of $3,162,400 and $2,727,500 in 1998 and
    1997, respectively...................................  $ 3,571,466    $ 4,082,203    $ 3,134,871
  Accounts receivable, less allowance for doubtful
    accounts of $170,000 at January 31, 1999 and $158,000
    and $156,000 at April 30, 1998 and 1997,
    respectively.........................................    4,879,087      4,167,966      4,357,665
  Notes receivable.......................................       32,741         30,346         20,725
  Inventories............................................    6,452,123      5,726,512      5,763,023
  Prepaid and other current assets.......................      738,215        884,864      1,231,509
  Income taxes receivable................................                     214,676        491,941
  Deferred taxes -- current..............................      532,000        532,000        791,100
                                                           -----------    -----------    -----------
         Total current assets............................   16,205,632     15,638,567     15,790,834
Notes receivable due after one year, less allowance of
  $65,000 in 1998 and 1997...............................      551,580        575,548        738,997
Property, plant and equipment, net.......................   45,191,090     44,597,242     41,686,254
Goodwill.................................................    1,791,974      1,840,116      1,904,306
Other assets.............................................    1,906,599      2,161,255      2,315,603
                                                           -----------    -----------    -----------
                                                           $65,646,875    $64,812,728    $62,435,994
                                                           ===========    ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital lease
    obligation...........................................  $ 3,453,081    $ 3,336,265    $ 3,207,254
  Accounts payable.......................................    8,409,677      6,669,874      5,350,448
  Accounts payable -- affiliate..........................                     236,263      1,179,927
  Income taxes payable...................................      251,205
  Accrued compensation...................................    1,635,909      1,900,184      1,714,677
  Accrued sales and fuel tax.............................    1,924,594      1,806,814      1,925,570
  Accrued expenses and other current liabilities.........    1,118,032        938,720      1,158,607
                                                           -----------    -----------    -----------
         Total current liabilities.......................   16,792,498     14,888,120     14,536,483
Long-term debt and capital lease obligation..............   19,329,128     22,322,369     25,526,937
Convertible senior subordinated debentures...............    5,461,667      6,054,167      4,650,000
Deferred income taxes....................................    2,647,400      2,647,400      1,905,600
                                                           -----------    -----------    -----------
         Total liabilities...............................   44,230,693     45,912,056     46,619,020
                                                           -----------    -----------    -----------
Shareholders' equity:
  Common stock, $.01 par value
    Authorized -- 10,000,000 shares
    Issued and outstanding -- 6,559,409 at January 31,
       1999, 6,302,596 shares in 1998 (including 464,983
       shares issued on April 10, 1998 as a stock
       dividend, Note 12) and 5,574,965 shares in 1997...       65,594         63,026         55,749
  Additional paid-in capital.............................    8,015,254      7,337,021      4,649,414
  Retained earnings......................................   13,335,334     11,500,625     11,111,811
                                                           -----------    -----------    -----------
         Total shareholders' equity......................   21,416,182     18,900,672     15,816,974
                                                           -----------    -----------    -----------
                                                           $65,646,875    $64,812,728    $62,435,994
                                                           ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRAVEL PORTS OF AMERICA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                        NINE MONTHS ENDED JANUARY 31,             YEARS ENDED APRIL 30,
                        -----------------------------   ------------------------------------------
                            1999            1998            1998           1997           1996
                        -------------   -------------   ------------   ------------   ------------
                                 (UNAUDITED)
Net sales and
  operating revenues
  (including consumer
  excise taxes of
  $54,097,500 in 1998,
  $45,062,000 in 1997,
  and $36,258,000 in
  1996)...............  $154,345,696    $161,767,434    $211,508,861   $207,103,805   $165,164,391
Cost of goods sold....   116,339,996     124,401,878     162,774,569    160,666,992    126,021,694
                        ------------    ------------    ------------   ------------   ------------
     Gross profit.....    38,005,700      37,365,556      48,734,292     46,436,813     39,142,697
                        ------------    ------------    ------------   ------------   ------------
Operating expenses....    29,074,122      28,292,090      36,965,541     36,255,639     30,001,684
General and
  administrative
  expenses............     3,964,541       3,710,196       5,087,839      4,560,796      4,273,191
Interest expense......     2,154,668       2,379,978       3,155,072      3,103,045      2,520,728
Other income, net.....      (110,740)       (380,800)       (434,640)      (385,872)      (537,406)
                        ------------    ------------    ------------   ------------   ------------
     Total expenses...    35,082,591      34,001,464      44,773,812     43,533,608     36,258,197
                        ------------    ------------    ------------   ------------   ------------
Income before income
  taxes...............     2,923,109       3,364,092       3,960,480      2,903,205      2,884,500
Provision for income
  taxes...............     1,088,400       1,394,000       1,622,800      1,203,000      1,194,000
                        ------------    ------------    ------------   ------------   ------------
Net income............  $  1,834,709    $  1,970,092    $  2,337,680   $  1,700,205   $  1,690,500
                        ============    ============    ============   ============   ============
Earnings per share --
  basic...............         $0.28           $0.32            $.38           $.28           $.28
                               =====           =====            ====           ====           ====
Earnings per share --
  diluted.............         $0.24           $0.26            $.30           $.24           $.24
                               =====           =====            ====           ====           ====

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRAVEL PORTS OF AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        NINE MONTHS ENDED
                                           JANUARY 31,                 YEARS ENDED APRIL 30,
                                     -----------------------   --------------------------------------
                                        1999         1998         1998         1997          1996
                                     ----------   ----------   ----------   ----------   ------------
                                           (UNAUDITED)
Operating activities:
  Net income.......................  $1,834,709   $1,970,092   $2,337,680   $1,700,205   $  1,690,500
  Depreciation and amortization....   2,832,579    2,596,407    3,393,177    3,266,330      2,724,604
  Provision for deferred income
     taxes.........................                             1,000,900      592,100        157,100
  Gain on sale of assets...........                              (150,457)     (13,812)      (213,881)
  Changes in operating assets and
     liabilities --
     Accounts receivable...........    (711,121)        (316)     189,699         (419)      (674,011)
     Inventories...................    (725,611)    (756,794)      36,511     (429,194)       456,994
     Prepaid and other current
       assets......................     146,649      188,191      346,645     (309,480)      (392,668)
     Income taxes..................     465,881    1,084,191      277,265     (361,344)      (127,054)
     Accounts payable and accounts
       payable -- affiliate........   1,503,540      546,498      375,762     (212,304)      (751,744)
     Accrued compensation..........    (264,275)    (253,987)     185,507      253,815        125,557
     Accrued sales and fuel tax....     117,780      (59,963)    (118,756)     677,984        199,937
     Accrued expenses and other
       current liabilities.........     186,813      123,339     (219,887)       1,751         99,176
     Changes in other non-current
       assets......................     150,376       18,365        3,606     (127,290)       (86,663)
                                     ----------   ----------   ----------   ----------   ------------
          Net cash provided by
            operating activities...   5,537,320    5,456,023    7,657,652    5,038,342      3,207,847
                                     ----------   ----------   ----------   ----------   ------------
Investing activities:
  Expenditures for property, plant
     and equipment.................  (3,279,254)  (4,970,597)  (6,171,272)  (8,723,016)   (12,021,255)
  Proceeds from sale of property,
     plant and equipment...........       5,248       77,037      236,663       59,080        294,636
  Net proceeds received from notes
     receivable....................      21,573      165,700      153,828    1,368,864        194,669
                                     ----------   ----------   ----------   ----------   ------------
          Net cash used in
            investing activities...  (3,252,433)  (4,727,860)  (5,780,781)  (7,295,072)   (11,531,950)
                                     ----------   ----------   ----------   ----------   ------------
Financing activities:
  Principal payments on long-term
     debt..........................  (2,876,425)  (2,387,613)  (3,075,557)  (8,961,395)    (2,409,613)
  Proceeds from borrowings.........                2,085,000                12,655,227      4,761,000
  Proceeds from convertible senior
     subordinated debentures.......     (11,000)     100,000    2,000,000
  Exercise of stock options........      73,443      118,615      146,018       30,707         45,980
  Proceeds from shareholder suit...      18,358
                                     ----------   ----------   ----------   ----------   ------------
          Net cash (used in)
            provided by financing
            activities.............  (2,795,624)     (83,998)    (929,539)   3,724,539      2,397,367
                                     ----------   ----------   ----------   ----------   ------------
Net (decrease) increase in cash and
  equivalents......................    (510,737)     644,165      947,332    1,467,809     (5,926,736)
Cash and equivalents -- beginning
  of year..........................   4,082,203    3,134,871    3,134,871    1,667,062      7,593,798
                                     ----------   ----------   ----------   ----------   ------------
Cash and equivalents -- end of
  year.............................  $3,571,466   $3,779,036   $4,082,203   $3,134,871   $  1,667,062
                                     ==========   ==========   ==========   ==========   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year:
  Interest paid....................  $2,287,567   $2,323,751   $3,077,082   $3,031,427   $  2,504,368
  Income taxes paid, net...........  $  588,178   $  788,803   $1,194,000   $1,069,200   $  1,164,000

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRAVEL PORTS OF AMERICA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      YEARS ENDED APRIL 30, 1998 AND 1997

1.  THE COMPANY AND ITS ACCOUNTING POLICIES

     The Company is primarily engaged in the operation of travel plazas and has sixteen service plazas located in the states of New York, Pennsylvania, New Jersey, Indiana, Maryland, North Carolina and New Hampshire. A significant portion of the Company's sales and receivables are with companies in the trucking and related industries.

     During 1998, the Company organized wholly owned subsidiaries to facilitate the franchising of the Travel Port operations. Travel Ports Systems, Inc. (TPS) is a Delaware company which owns the Travel Port tradename. Travel Port Franchising, Inc. (TPF), also a Delaware company, will enter into and administer franchising agreements with third-party franchisees. Both subsidiaries are consolidated into the Company's financial statements and all intercompany transactions are eliminated. At April 30, 1998 the Company had not yet entered into any franchising agreements with third parties.

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with such principles requires the use of estimates by management during the reporting period. Actual results could differ from those estimates.

     The Company's significant accounting policies follow.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows: land improvements -- 15 years; buildings and improvements -- 39 years; and equipment and fixtures -- 3 to 15 years. Leasehold improvements are amortized over the remaining term of the applicable leases or their estimated useful lives, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

  Goodwill

     The Company amortizes cost in excess of underlying net asset value of companies acquired over 40 years. The amount presented on the balance sheet is net of accumulated amortization of $727,488 and $663,298 at April 30, 1998 and 1997, respectively. Amortization expense for each of the years ended April 30, 1998, 1997 and 1996 was $64,190. The recoverability of these assets is periodically evaluated at the operating unit level by an analysis of operating results and cash flows and consideration of other significant events or changes in the business environment.

  Cash Equivalents

     For purposes of this Statement, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

                         TRAVEL PORTS OF AMERICA, INC.

  Commodity Contracts

     In order to reduce price risk caused by market fluctuations, the Company enters into futures contracts and options hedging the purchase price of bulk fuel products. The changes in the market value of such contracts have a high correlation to the price changes of the hedged commodity. Contract positions are designed to ensure that the Company will pay a defined maximum price for certain quantities of its inventory purchases. Gains and losses and the related costs paid or premium received for contracts which hedge the purchase prices of commodities are deferred and subsequently included in income as part of the hedged transaction when the underlying product is sold. At April 30, 1998, the Company has entered into hedging commitments for a maximum of 9,240,000 gallons for delivery during the period May 1998 through August 1998. The current market value of these commitments is measured based on daily commodity trading market prices. If these hedging commitments had been terminated as of April 30, 1998, a loss of approximately $55,000 would have been realized. Due to the constant fluctuations within the commodity markets, these estimated results may or may not be realized. The Company does not hold or issue derivative instruments for trading or speculative purposes.

  Fair Value of Financial Instruments

     Cash and cash equivalents, accounts receivable and inventories are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt and convertible debentures is estimated using rates currently available to the Company for debt with similar terms and maturities and is not materially different from the carrying amount. The fair value of all other financial instruments approximates cost as stated.

  Federal Income Taxes

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when those differences are expected to reverse.

  Unaudited Interim Financial Information

     The interim financial data included in these Financial Statements is unaudited; however, in the opinion of management, such financial data includes all adjustments of a normal recurring nature necessary for a fair presentation of the Company's financial condition and results of operation. The financial information is based in part on estimates and has not been audited by independent accountants.

2.  FACILITY ADDITIONS AND DISPOSALS

     On June 15, 1996, the Company opened a new full service travel plaza in Harborcreek, Pennsylvania. Total construction costs of approximately $8.3 million were financed through a combination of cash generated from operations and bank financing (Note 8).

     On March 1, 1996, the Company entered into a lease agreement for a facility in Baltimore, Maryland which is operated as a full service travel plaza. The term of the lease is seven years and is recorded as an operating lease (Note 7).

     On June 15, 1995, the Company sold its Fairplay, South Carolina facility. The Company received, as consideration, a cash down payment and a $600,000 note receivable. This sale had no significant impact on operations.

3.  EARNINGS PER SHARE

     The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (EPS). Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareholders by the weighted average of common shares outstanding for

                         TRAVEL PORTS OF AMERICA, INC.

the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Historical earnings per share have been restated to conform with the provisions of SFAS 128.

                                                             FOR THE YEARS ENDED APRIL 30,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Basic earnings per share:
  Income applicable to common stock....................  $2,337,680    $1,700,205    $1,690,500
  Weighted average common stock outstanding............   6,136,062     6,034,054     6,008,787
  Basic earnings per common share......................  $      .38    $      .28    $      .28
                                                         ==========    ==========    ==========
Diluted earnings per share:
  Income applicable to common stock....................  $2,337,680    $1,700,205    $1,690,500
  Interest expense on convertible debentures...........     269,776       237,150       237,150
                                                         ----------    ----------    ----------
                                                         $2,607,456    $1,937,355    $1,927,650
                                                         ==========    ==========    ==========
Weighted average common stock outstanding..............   6,136,062     6,034,054     6,008,787
Options and warrants...................................     341,323       193,648       192,285
Convertible debentures.................................   2,086,481     1,774,559     1,774,559
                                                         ----------    ----------    ----------
                                                          8,563,866     8,002,261     7,975,631
                                                         ==========    ==========    ==========
Diluted earnings per common share......................  $      .30    $      .24    $      .24
                                                         ==========    ==========    ==========

4.  INVENTORIES

     Major classifications of inventories are as follows:

                                                     1998          1997
                                                  ----------    ----------
At FIFO cost:
  Petroleum products............................  $  837,080    $1,047,017
  Store merchandise.............................   2,385,387     2,328,955
  Parts for repairs and tires...................   1,823,610     1,803,705
  Other.........................................     680,435       583,346
                                                  ----------    ----------
                                                  $5,726,512    $5,763,023
                                                  ==========    ==========

5.  PROPERTY, PLANT AND EQUIPMENT

     Major classifications of property, plant and equipment are as follows:

                                                   1998           1997
                                                -----------    -----------
Land..........................................  $ 6,418,083    $ 6,386,394
Land improvements.............................   13,079,873     11,949,337
Buildings and improvements....................   26,132,301     24,031,725
Equipment and fixtures........................   18,796,826     16,085,837
Leasehold improvements........................    5,915,106      5,550,491
Construction in progress......................      358,361        679,442
                                                -----------    -----------
                                                 70,700,550     64,683,226
  Less -- Allowance for depreciation and
     amortization.............................   26,103,308     22,996,972
                                                -----------    -----------
                                                $44,597,242    $41,686,254
                                                ===========    ===========

     Interest costs capitalized aggregated $68,200 in 1997. No interest costs were capitalized in 1998.

                         TRAVEL PORTS OF AMERICA, INC.

     These amounts include property, plant and equipment under a capital lease as follows:

                                                       1998        1997
                                                     --------    --------
Building...........................................  $706,031    $706,031
Land improvements..................................   243,969     243,969
                                                     --------    --------
                                                      950,000     950,000
  Less -- Accumulated amortization.................   686,300     663,200
                                                     --------    --------
                                                     $263,700    $286,800
                                                     ========    ========

     The leased assets relate to an agreement with the Livingston County Industrial Development Agency under which the Agency's bond proceeds were used to acquire, construct and equip an operating facility in Dansville, New York. The Company has the option to buy the facility for $1 at the end of the lease term, February 2000. Lease amortization amounted to $23,100 for each of the years 1998, 1997, and 1996, and is included in depreciation and amortization expense.

6.  OTHER ASSETS

     At April 30, 1998 and 1997, other assets include a leasehold interest in a full service travel plaza in Greenland, New Hampshire with a carrying value of $1,700,300 and $1,818,100, respectively. The leasehold interest represents the amount paid by the Company for the rights to operate a full service plaza under the terms of a twenty-year lease and is being amortized over the life of the lease (Note 7).

     Deferred financing costs included within other assets are being amortized on a straight-line basis over the term of the related debt and have a carrying value of $330,000 and $343,000 at April 30, 1998 and 1997, respectively. Amortization expense for the leasehold interest and deferred financing for the years ended 1998, 1997 and 1996 was $244,800, $233,800 and $244,300,
respectively.

7.  LEASES

     The Company leases six of its operating facilities and its home office under various terms from 3 to 20 years. Certain of the operating leases contain renewal options for periods beyond their original terms at specified rates of payment and five of the leases include purchase options exercisable at future dates. The Company has also entered into various leases of equipment and property used in operations and related office space with various lease periods and renewal options.

     During fiscal 1997, the Company entered into a $3 million lease line of credit with Fleet Capital Leasing. At April 30, 1998, approximately $1.2 million of the line had been utilized to finance ten separate leases for equipment and furniture and fixtures. Each lease qualifies as an operating lease in accordance with SFAS 13 criteria, and annual payments are included in the future minimum lease payment schedule below.

     At April 30, 1998, future minimum payments required under non-cancelable leases are as follows:

                                                    OPERATING     CAPITAL
                                                   -----------    --------
1999.............................................  $ 2,494,940    $ 55,001
2000.............................................    2,125,164      50,965
2001.............................................    2,089,611      11,315
2002.............................................    1,918,231
2003.............................................    1,696,702
Future...........................................    4,913,026
                                                   -----------    --------
                                                   $15,237,674     117,281
                                                   ===========
  Less -- Amount representing interest...........                   11,196
                                                                  --------
Present value of net minimum lease payments......                 $106,085
                                                                  ========

                         TRAVEL PORTS OF AMERICA, INC.

     Rental expense applicable to operating leases, net of sublease income of $428,100, $356,900 and $333,900, amounted to $2,269,200, $2,501,100 and
$1,352,200, for 1998, 1997 and 1996, respectively.

8.  DEBT AND CAPITAL LEASE OBLIGATION

     Debt and capital lease obligation consist of the following:

                                                                 1998           1997
                                                              -----------    -----------
Mortgage loans:
  Due 2002, LIBOR plus 2.25% and prime plus 1.000%, in 1998
     and 1997, respectively.................................  $   108,680    $   128,125
  Due 2003, LIBOR plus 2.25% and prime plus .875%, in 1998
     and 1997, respectively.................................      722,235        833,345
  Due 2004, LIBOR plus 2.25% and prime plus .875%, in 1998
     and 1997, respectively.................................    1,932,975      2,205,153
  Due 2005, LIBOR plus 2.25% and prime plus .875%, in 1998
     and 1997, respectively.................................    2,535,698      2,841,358
  Due 2006, fixed rate of 9.44%.............................    5,400,006      5,800,002
Term loans:
  Due 1999, fixed rate of 9.650%............................    1,541,682      1,791,678
  Due 2002, fixed rate of 10.120%...........................    7,099,727      8,325,718
  Due 2002, fixed rate of 8.630%............................    6,211,546      6,655,228
Obligation under capital lease, 8.50%.......................      106,085        153,584
                                                              -----------    -----------
                                                               25,658,634     28,734,191
  Less -- Portion due within one year, including amounts for
     capital lease of $47,500 in 1998 and 1997..............   (3,336,265)    (3,207,254)
                                                              -----------    -----------
                                                              $22,322,369    $25,526,937
                                                              -----------    -----------

     The LIBOR rate was 5.66% at April 30, 1998 and the prime interest rate was 8.50% at April 30, 1997.

     The Company's primary lender has extended its commitment for the Company's existing line of credit of $3,750,000 through September 28, 1999. In addition, the Company also has a $4,500,000 capital line of credit. The working line of credit is limited to the lesser of $3,750,000 or the sum of 80% of the Company's accounts receivable under 90 days old, plus 45% of the Company's inventory. At April 30, 1998, the Company had utilized $200,000 of its available line of credit as collateral for various letters of credit. The remaining $3,550,000 is available. The capital line of credit calls for interest only at prime plus .25% until September 28, 1999. At that time the line can be repaid or amortized over 42 months with interest at prime plus .50%. No advances are outstanding against the capital line of credit at April 30, 1998 and 1997.

     None of the debt agreements outstanding during 1998 require material compensating balances or commitment fees. Substantially all assets of the Company have been pledged to secure the outstanding borrowings.

     Certain loan agreements require that the Company maintain specified minimums with regard to net worth, current maturity coverage and the incurrence of additional indebtedness. In addition, the Company cannot declare dividends without the consent of its primary lender. The Company is in compliance with such requirements and restrictions.

     Long-term debt requirements excluding capital leases, over the next five years are as follows: 1999 -- $3,336,300; 2000 -- $3,478,900;
2001 -- $3,600,200; 2002 -- $8,200,400 and 2003 -- $2,294,000.

                         TRAVEL PORTS OF AMERICA, INC.

9.  CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

     In December 1997, the Company issued $2,000,000 of 7.81% convertible senior subordinated debentures due December 4, 2007, together with warrants to purchase 40,000 additional shares of the Company's common stock, 43,200 after the 1998 stock dividend. No principal repayments are required until December 2002 at which time $200,000 will be due and $400,000 a year thereafter until 2006 and $200,000 in 2007. Interest is payable on a quarterly basis. The debentures may be converted at the bondholders' option into 502,512 shares of the Company's common stock at $3.98 per share. The warrants are exercisable at any time through their expiration date of December 2007 at an exercise price of $4.78 per share. A value of $100,000 was assigned to the warrants at issuance and has been credited to additional paid-in capital.

     In January 1995, the Company issued $4,650,000 of 8.5% convertible senior subordinated debentures due January 15, 2005 together with warrants to purchase 93,000 additional shares of the Company's common stock. Due to the 1998 and 1997 stock dividends (Note 12), the warrants available at April 30, 1998 and 1997 are 106,467. No principal repayments are required until January 2001. Commencing in January 2001, the Company is required to redeem, on an annual basis, 20% of the outstanding balance of debentures at par. Interest is payable on a quarterly basis. The debentures are subordinate to all other indebtedness and may be converted at the bondholders' option into 1,583,969 shares of the Company's common stock at $2.62 per share. The debentures were callable at the discretion of the Company after January 15, 1998, at a redemption price equal to 109% of the principal amount outstanding as of January 15, 1998, and gradually decreasing to 100% of the principal amount outstanding at maturity on January 15, 2005. The warrants are exercisable at any time through their expiration date of January 2005 at an exercise price of $3.15 per share.

     During fiscal 1998, $500,000 of the 8.5% debentures were converted into 178,092 shares of common stock, adjusted for the 1998 and 1997 stock dividends of 8% and 6%, respectively (Note 12). At April 30, 1998, $4,150,000 of the 8.5% convertible senior subordinated debentures remain outstanding.

10.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Current provision:
  Federal..............................................  $  435,800    $  482,500    $  810,300
  State................................................     186,100       128,400       226,600
                                                         ----------    ----------    ----------
                                                            621,900       610,900     1,036,900
                                                         ----------    ----------    ----------
Deferred provision:
  Federal..............................................     842,200       467,900       130,900
  State................................................     158,700       124,200        26,200
                                                         ----------    ----------    ----------
                                                          1,000,900       592,100       157,100
                                                         ----------    ----------    ----------
                                                         $1,622,800    $1,203,000    $1,194,000
                                                         ==========    ==========    ==========

     The reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Statutory federal rate.................................  $1,346,600    $  987,100    $  980,700
State income taxes, net of federal benefit.............     227,600       166,700       166,800
Amortization of goodwill...............................      21,800        21,800        21,800
Meals and entertainment................................      25,700        24,800        22,000
Other..................................................       1,100         2,600         2,700
                                                         ----------    ----------    ----------
Effective tax rate.....................................  $1,622,800    $1,203,000    $1,194,000
                                                         ==========    ==========    ==========

                         TRAVEL PORTS OF AMERICA, INC.

     A summary of the deferred income tax assets and liabilities are as follows:

                                                     1998          1997
                                                  ----------    ----------
ASSETS
Bad debt reserve................................  $   86,700    $   84,600
Vacation accrual................................      78,200        76,800
Inventory basis difference......................     106,000       102,000
Book accruals not currently deductible for
  tax...........................................      18,300       175,100
Alternative minimum tax.........................     242,800       362,000
                                                  ----------    ----------
          Gross deferred tax assets.............  $  532,000    $  800,500
                                                  ==========    ==========
LIABILITIES
Depreciation....................................  $2,647,400    $1,915,000
                                                  ----------    ----------
  Gross deferred tax liabilities................  $2,647,400    $1,915,000
                                                  ==========    ==========
  Net deferred tax liabilities..................  $2,115,400    $1,114,500
                                                  ==========    ==========

11.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution employee benefit plan covering substantially all employees who have completed one year of service. Matching contributions are made at the discretion of the Board of Directors at the rate of 50 per cent of employee contributions up to 6 per cent of gross compensation. Total Company matching contributions were $145,000, $119,200 and $104,500 for 1998, 1997 and 1996, respectively.

12.  SHAREHOLDERS' EQUITY

     Changes in shareholders' equity are as follows:

                                                       ADDITIONAL                       TOTAL
                                            COMMON      PAID-IN       RETAINED      SHAREHOLDERS'
                                             STOCK      CAPITAL       EARNINGS         EQUITY
                                            -------    ----------    -----------    -------------
Balance at April 30, 1995.................  $52,099    $3,767,741    $ 8,529,742     $12,349,582
Net income................................                             1,690,500       1,690,500
Exercise of options.......................      292        45,688                         45,980
                                            -------    ----------    -----------     -----------
Balance at April 30, 1996.................   52,391     3,813,429     10,220,242      14,086,062
Net income................................                             1,700,205       1,700,205
Exercise of options.......................      203        30,504                         30,707
Stock dividend............................    3,155       805,481       (808,636)             --
                                            -------    ----------    -----------     -----------
Balance at April 30, 1997.................   55,749     4,649,414     11,111,811      15,816,974
Net income................................                             2,337,680       2,337,680
Exercise of options.......................      846       146,689                        147,535
Stock dividend............................    4,650     1,942,699     (1,948,866)         (1,517)
Issuance of warrants on 7.81% convertible
  subordinate debentures..................                100,000                        100,000
Conversions of 8.5% convertible
  subordinate debentures..................    1,781       498,219                        500,000
                                            -------    ----------    -----------     -----------
Balance at April 30, 1998.................  $63,026    $7,337,021    $11,500,625     $18,900,672
                                            =======    ==========    ===========     ===========

                         TRAVEL PORTS OF AMERICA, INC.

     On April 23, 1998, the Company declared an 8% stock dividend which was paid to shareholders of record on April 10, 1998. The dividend was charged to retained earnings in the amount of $1,947,349, which was based on the closing price of $4.19 per share on the date of record. Average shares outstanding and all per share amounts included in the accompanying financial statements and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

     On April 28, 1997, the Company declared a 6% stock dividend which was paid to shareholders of record on April 17, 1997. The dividend was charged to retained earnings in the amount of $808,636, which was based on the closing price of $2.56 per share on the date of record. Average shares outstanding and all per share amounts included in the accompanying financial statements and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

13.  STOCK OPTION PLANS

     The Company has stock option plans for officers and other key employees. Provisions of the plans are similar. Options may be granted at prices not less than the fair market value at the date of grant and expire no later than ten years after the date of grant. At April 30, 1998, a total of 173,560 options were available for future grant under the existing plans. A summary of changes in outstanding stock options is as follows:

                                                  SHARES       WEIGHTED AVERAGE
                                               UNDER OPTION     EXERCISE PRICE
                                               ------------    ----------------
Outstanding at April 30, 1995................    483,950            $1.63
Granted......................................    114,480            $2.94
Exercised....................................    (33,428)           $1.38
Canceled.....................................     (5,712)           $1.77
                                                 -------
Outstanding at April 30, 1996................    559,290            $1.92
Granted......................................    187,091            $2.35
Exercised....................................    (23,239)           $1.33
Canceled.....................................     (4,006)           $1.60
                                                 -------
Outstanding at April 30, 1997................    719,136            $2.05
Granted......................................    313,740            $2.86
Exercised....................................    (91,334)           $1.62
                                                 -------
Outstanding at April 30, 1998................    941,542            $2.36
                                                 =======
Exercisable at April 30, 1998................    820,582            $2.21
                                                 =======

     During 1997, the Company adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." In accordance with SFAS 123, the Company has elected not to recognize compensation cost related to stock options with exercise prices equal to the market price at the date of issuance. If the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS 123, net income and earnings per share would have been reduced by $350,900 and $319,300, or $.06 and $.06 per share, for the years ended April 30, 1998 and 1997, respectively. The weighted average fair value of options granted during 1998 and 1997 were $2.04 and $1.84, respectively, determined by the Black-Scholes option valuation model. The following assumptions were used in the model: expected volatility of 63.3 per cent, expected dividend yield of -0- per cent, and risk-free interest rate of
6.3 per cent. The expected lives of the options are 8 years. Forfeitures are recognized as they occur.

                         TRAVEL PORTS OF AMERICA, INC.

                                OPTIONS OUTSTANDING
                                               WEIGHTED AVERAGE
                                  NUMBER          REMAINING        WEIGHTED AVERAGE
      RANGE OF EXERCISE         OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICE
      -----------------         -----------    ----------------    ----------------
$1.31 -- $2.02................    335,533            5.2                $1.70
$2.18 -- $3.35................    606,009            8.7                $2.73

                                OPTIONS EXERCISABLE
                                               WEIGHTED AVERAGE
                                  NUMBER          REMAINING        WEIGHTED AVERAGE
      RANGE OF EXERCISE         OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICE
      -----------------         -----------    ----------------    ----------------
$1.31 -- $2.02................    335,533            5.2                $1.70
$2.18 -- $2.94................    485,049            8.4                $2.57

14.  RELATED PARTY TRANSACTIONS

     The Company has renewed its long-term contract with a petroleum distributor owned by a shareholder director for the supply of diesel fuel to certain motor plazas. The original contract expired on December 31, 1995. However, the Company continued to operate under a verbal agreement with similar terms throughout 1996. During 1997, a new ten-year contract was negotiated retroactive to January 1, 1996. Purchases under the contract and other open market purchases from this company were $29,937,400 in fiscal 1998, $32,440,000 in fiscal 1997 and
$23,710,000 in fiscal 1996. At April 30, 1998 and 1997, $236,755 and $1,179,900,
respectively, were owed to this supplier under contract terms calling for payment within fifteen days. During the fourth quarter, this distributor signed a definitive agreement to be purchased by an unrelated third party.

     The Maybrook, New York motor plaza is leased from a realty company owned by two individuals, one of whom is a shareholder director of the Company. The lease covers a period through March 2004 at which time the Company has the option to purchase the facility for $3,500,000. Annual rentals under the lease are $450,000.

     The Company pays a shareholder director, fees and bonuses for consulting, management and other services rendered to the Company. These fees and bonuses amounted to approximately $213,600, $203,600 and $203,400 for the years 1998, 1997, and 1996, respectively.

                         TRAVEL PORTS OF AMERICA, INC.

15.  QUARTERLY DATA (UNAUDITED)

     A capsule summary of the Company's audited quarterly net sales, gross profit, net income and earnings per share for the years ended April 30, 1998 and 1997 is presented below:

                            FIRST         SECOND          THIRD         FOURTH           YEAR
                         -----------    -----------    -----------    -----------    ------------
1998
Net sales..............  $56,397,785    $54,732,274    $50,637,375    $49,741,427    $211,508,861
Gross profit...........   13,360,963     12,485,980     11,518,613     11,368,736      48,734,292
Net income.............      901,241        732,770        336,081        367,588(1)    2,337,680
Net income per share:
  Basic................         0.15           0.13           0.05           0.06            0.39
  Diluted..............         0.12           0.10           0.04           0.05            0.31
Share price:
  High.................        3 1/4          4 1/2         4 7/32          4 1/4          4 7/32
  Low..................        2 3/8          3 1/8          3 1/4        3 23/64           2 3/8
1997
Net sales..............  $46,488,936    $52,698,998    $52,152,573    $55,763,298    $207,103,805
Gross profit...........   11,648,378     12,071,153     10,931,519     11,785,763      46,436,813
Net income.............      690,401        536,748         49,098        423,958       1,700,205
Net income per share:
  Basic................         0.11           0.09           0.01           0.07            0.28
  Diluted..............         0.09           0.07           0.01           0.06            0.23
Share price:
  High.................        3 5/8          3 1/2          3 1/3         3 1/16           3 5/8
  Low..................            2         2 9/16          2 1/8          2 1/4               2

---------------

     (1) During fiscal 1998, the Company discontinued its "T-Bucks" coupon program, and accordingly, related accruals of $196,000 (after tax impact of $115,600) were reversed into income during the fourth quarter.

     The Company's common stock is traded on the NASDAQ National Market System under the symbol TPOA. There were approximately 1,900 shareholders of record at April 30, 1998.

16.  SUBSEQUENT EVENT

     On February 26, 1999, the Company announced the execution of a merger agreement with TravelCenters of America, Inc. and TP Acquisition, Inc., a wholly-owned subsidiary of TravelCenters. Under the terms of the merger agreement, TravelCenters will acquire the Company through the merger of TP Acquisition with and into the Company, with the Company continuing as the surviving corporation. TravelCenters will pay $4.30 for each outstanding common share of the Company in connection with the merger. In addition, TravelCenters entered into an agreement with the Company's Chairman and CEO, E. Philip Saunders, pursuant to which he will exchange approximately 653,000 common shares of the Company for shares of TravelCenters in an amount equal to between two and three percent of the outstanding TravelCenters voting shares. The share exchange will take place immediately prior to the consummation of the merger. The merger is expected to be completed during the second calendar quarter of this year, subject to regulatory and shareholder approvals, as well as the satisfaction of selective due diligence matters and other customary closing conditions.

                                                                  EXECUTION COPY

                                    ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     among

                        TRAVELCENTERS OF AMERICA, INC.,

                              TP ACQUISITION, INC.

                                      and

                         TRAVEL PORTS OF AMERICA, INC.

                         Dated as of February 26, 1999

                               TABLE OF CONTENTS

                                ARTICLE I
THE MERGER..........................................................   I-1
 1.1    The Merger..................................................   I-1
 1.2    Closing.....................................................   I-2
 1.3    Effective Time of the Merger................................   I-2
 1.4    Effects of the Merger.......................................   I-2
 1.5    Certificate of Incorporation; By-Laws.......................   I-2
 1.6    Directors...................................................   I-2
 1.7    Officers....................................................   I-2

                                ARTICLE II

EFFECT OF THE MERGER ON THE CAPITALIZATION OF THE CONSTITUENT          I-2
CORPORATIONS........................................................
 2.1    Effect on Capital Stock.....................................   I-2
 2.2    Stock Options, Warrants and Convertible Securities..........   I-3
 2.3    Exchange of Certificates....................................   I-4

                               ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................   I-6
 3.1    Organization, Standing and Corporate Power..................   I-6
 3.2    Subsidiaries................................................   I-6
 3.3    Capital Structure...........................................   I-6
 3.4    Authority; Noncontravention; Consents.......................   I-7
 3.5    SEC Documents; Undisclosed Liabilities......................   I-8
 3.6    Information Supplied........................................   I-8
 3.7    Absence of Certain Changes or Events........................   I-8
 3.8    Litigation; Labor Matters; Compliance with Laws.............   I-9
 3.9    Millennium Compliance.......................................   I-9
3.10    Employee Benefit Plans......................................  I-10
3.11    Taxes.......................................................  I-11
3.12    Environmental Matters.......................................  I-11
3.13    Material Contracts..........................................  I-12
3.14    Brokers.....................................................  I-13
3.15    Opinion of Financial Advisor................................  I-13
3.16    Board Recommendation........................................  I-13
3.17    Required Company Vote.......................................  I-13
3.18    State Takeover Statutes.....................................  I-14
3.19    Affiliate...................................................  I-14
3.20    Intellectual Property.......................................  I-14
3.21    Related Party Transactions..................................  I-14
3.22    Permits.....................................................  I-15
3.23    Insurance Policies..........................................  I-15
3.24    Certain Business Practices..................................  I-15
3.25    Suppliers and Customers.....................................  I-15
3.26    Warranties..................................................  I-15
3.27    Title to and Condition of Assets............................  I-16
3.28    Real Estate.................................................  I-16
3.29    Perk Development Corp.......................................  I-18
3.30    Vehicles....................................................  I-18

                                ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO................  I-18
 4.1    Organization, Standing and Corporate Power..................  I-18
 4.2    Authority; Noncontravention; Consents.......................  I-19
 4.3    Brokers.....................................................  I-19
 4.4    Information Supplied........................................  I-19
 4.5    Financing...................................................  I-20

                                ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER...........  I-20
 5.1    Conduct of Business in Ordinary Course......................  I-20
 5.2    Changes in Employment Arrangements..........................  I-21
 5.3    Severance...................................................  I-22
 5.4    WARN Act....................................................  I-22

                                ARTICLE VI

ADDITIONAL AGREEMENTS...............................................  I-22
 6.1    Proxy Statement; Shareholders Meeting.......................  I-22
 6.2    Access to Information; Confidentiality......................  I-23
 6.3    Reasonable Best Efforts.....................................  I-23
 6.4    Public Announcements........................................  I-24
 6.5    Other Offers to Acquire the Company.........................  I-24
 6.6    Resignation of Directors....................................  I-25
 6.7    Notification of Certain Matters.............................  I-25
 6.8    State Takeover Laws.........................................  I-25
 6.9    Company 401(k) and Bonus Plan...............................  I-26
6.10    State Environmental Transfer Notifications..................  I-26
6.11    Severance Plan..............................................  I-26
6.12    Option Cancellation Agreements..............................  I-26
6.13    Warrant Cancellation Agreements.............................  I-26
6.14    Redemption of Convertible Debt Securities...................  I-26
6.15    Repayment of Indebtedness...................................  I-27
6.16    Environmental Diligence.....................................  I-27
6.17    Amendment of Sublease.......................................  I-27
6.18    Termination of Consulting Agreement for E. Philip             I-27
        Saunders....................................................
6.19    Griffith Oil Fuel Supply Contract...........................  I-27
6.20    Indemnification.............................................  I-28
6.21    Payment of Transfer Taxes...................................  I-28
6.22    Non-Solicitation of Employees...............................  I-28
6.23    Conflicts, Violations, Defaults, Assignments and Notices....  I-28
6.24    Wyoming Lease...............................................  I-28
6.25    Termination of Options......................................  I-29

                               ARTICLE VII

CONDITIONS PRECEDENT TO MERGER......................................  I-29
 7.1    Conditions to Each Party's Obligation.......................  I-29
 7.2    Conditions to Obligations of the Buyer and MergerCo.........  I-29
 7.3    Conditions to Obligations of the Company....................  I-31

                               ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER...................................  I-32
 8.1    Termination.................................................  I-32
 8.2    Effect of Termination.......................................  I-33
 8.3    Amendment...................................................  I-33
 8.4    Extension; Waiver...........................................  I-33
 8.5    Procedure for Termination, Amendment, Extension or Waiver...  I-33

                                ARTICLE IX

GENERAL PROVISIONS..................................................  I-33
 9.1    Nonsurvival of Representations and Warranties...............  I-33
 9.2    Fees and Expenses...........................................  I-34
 9.3    Notices.....................................................  I-36
 9.4    Definitions.................................................  I-36
 9.5    Interpretation..............................................  I-38
 9.6    Counterparts................................................  I-38
 9.7    Entire Agreement; No Third Party Beneficiaries..............  I-38
 9.8    Governing Law Jurisdiction and Venue........................  I-38
 9.9    Assignment..................................................  I-38
9.10    Enforcement.................................................  I-38

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 26th day of February, 1999, by and among TravelCenters of America, Inc., a Delaware corporation ("Buyer"), TP Acquisition, Inc., a New York corporation and wholly owned subsidiary of Buyer ("MergerCo"), and Travel Ports of America, Inc., a New York corporation (the "Company"). Capitalized terms not otherwise defined herein are defined in Section 9.4 of this Agreement.

     WHEREAS, the respective Boards of Directors of the Company, Buyer and MergerCo have determined that the merger of MergerCo with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective companies and shareholders, and such Boards of Directors have approved the Merger, pursuant to which each common share, par value $.01 per share, of the Company (the "Company Common Shares") issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.3) will be converted into the right to receive cash, other than (i) Company Common Shares owned by the Company or any of its Subsidiaries and (ii) Company Common Shares owned by Buyer, MergerCo or any other Subsidiary of Buyer;

     WHEREAS, the Merger and this Agreement require the affirmative vote of the holders of two-thirds of the issued and outstanding Company Common Shares for the approval thereof (the "Company Shareholder Approval");

     WHEREAS, concurrently with the execution hereof, certain shareholders of the Company have executed and delivered to Buyer and MergerCo a Voting Agreement of even date herewith, in substantially the form attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which such shareholders have agreed to vote in favor of the Merger and the adoption of this Agreement, and which Voting Agreement has been relied upon by Buyer and MergerCo in their respective decisions to execute this Agreement;

     WHEREAS, concurrently with the execution hereof, E. Philip Saunders and Buyer have executed and delivered a Share Exchange Agreement of even date herewith, in substantially the form attached hereto as Exhibit B (the "Share Exchange Agreement"), pursuant to which a contemplated share exchange (the "Share Exchange") will occur prior to the Effective Time of the Merger (as defined in Section 1.3), and which Share Exchange Agreement has been relied upon by Buyer and MergerCo in their respective decisions to execute this Agreement;

     WHEREAS, the Board of Directors of the Company has approved, in addition to the Merger, the transactions contemplated by the Voting Agreement and the Share Exchange Agreement; and

     WHEREAS, Buyer, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the "NYBCL"), MergerCo shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3). At the Effective Time of the Merger, the separate existence of MergerCo shall cease, and the Company shall continue under the name "Travel Ports of America, Inc." as the surviving corporation (the "Surviving Corporation") and shall be a wholly owned subsidiary of Buyer. At the election of Buyer or MergerCo, (i) any direct or indirect wholly owned subsidiary of Buyer may be substituted for and assume all of the rights and obligations of MergerCo as a constituent corporation in the Merger or (ii) the Company may be merged with and into MergerCo with MergerCo continuing as the Surviving Corporation with the effects set forth above and in
Section 1.4. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. In addition, at Buyer's election, the Merger may alternatively be structured to allow Buyer to commence, or cause MergerCo, or any other direct or indirect Subsidiary of Buyer, to commence, a tender offer to acquire all the Company Common Shares; provided, however, that, in the event of the commencement of a tender offer, the same consideration per share shall be paid to all shareholders of the Company, whether pursuant to the tender offer or any subsequent merger (except to the extent provided in the Share Exchange Agreement) and, provided, further, that no such change shall (i) reduce or change the form of the Merger Consideration (as defined in Section 2.1(d)), (ii) diminish the benefits to be received by directors, officers or employees of the Company or alter or change the amount or kind of consideration for, or the treatment of, Company Stock Options, Company Warrants or Convertible Debt Securities as set forth in this Agreement, (iii) adversely affect the tax treatment to the Company's shareholders as a result of receiving the Merger Consideration, (iv) materially impede or delay consummation of the Merger or (v) result in any representation or warranty of any party becoming incorrect in any material respect. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     1.2 CLOSING. Unless this Agreement shall have been terminated pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the second business day after the satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114-2688, unless another date, time or place is agreed to in writing by the parties.

     1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date, the parties shall file a Certificate of Merger and other appropriate documents (collectively, the "Certificate of Merger") with the Department of State of the State of New York, executed in accordance with the relevant provisions of the NYBCL, and the parties shall make all other filings or recordings required under the NYBCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Department of State of the State of New York or at such other time as is agreed to by the Company and MergerCo and is specified in the Certificate of Merger in accordance with the NYBCL (the "Effective Time of the Merger").

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the NYBCL.

     1.5 CERTIFICATE OF INCORPORATION; BY-LAWS. The Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger.

     1.6 DIRECTORS. The directors of MergerCo at the Effective Time of the Merger shall be the directors of the Surviving Corporation following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7 OFFICERS. The officers of MergerCo at the Effective Time of the Merger shall be the officers of the Surviving Corporation following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITALIZATION
                        OF THE CONSTITUENT CORPORATIONS

     2.1 EFFECT ON CAPITAL STOCK. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Company Common Shares or any shares of capital stock of MergerCo:

          (a) COMMON SHARES OF MERGERCO. Each common share of MergerCo issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one common share, par value $.01 per share, of the Surviving Corporation.

          (b) CANCELLATION OF TREASURY SHARES OF THE COMPANY. Each Company Common Share that is owned by the Company or any of its Subsidiaries ("Treasury Shares") shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) CANCELLATION OF EXCLUDED SHARES. Each Company Common Share owned by Buyer, MergerCo or any other Subsidiary of Buyer ("Excluded Shares") issued and outstanding immediately prior to the Effective Time of the Merger shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (d) CONVERSION OF COMPANY COMMON SHARES. Subject to Section 2.3 below, each issued and outstanding Company Common Share, other than Excluded Shares, shall be converted into the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $4.30 (the "Merger Consideration"). Contextually, the term "Merger Consideration" shall mean the per share amount in reference to the consideration designated on a per share basis, and otherwise shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of Company Common Shares (other than Excluded Shares) then outstanding. Subject to any applicable tax withholding requirements, the Merger Consideration shall be paid to the holders of Company Common Shares in cash.

          (e) CANCELLATION OF COMPANY COMMON SHARES. At the Effective Time of the Merger, all Company Common Shares issued and outstanding immediately prior to the Effective Time of the Merger shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Common Shares shall cease to have any rights with respect thereto, except the right, if any, under this Section 2.1 to receive the Merger Consideration applicable thereto upon the surrender of such certificate in accordance with Section 2.3.

     2.2 STOCK OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Option Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (a) amend the Roadway Motor Plazas, Inc. Employees Incentive Stock Option Plan, the Roadway Motor Plazas, Inc. 1991 Employees Incentive Stock Option Plan, the Travel Ports of America, Inc. 1993 Employees Incentive Stock Option Plan, the Travel Ports of America, Inc. 1995 Employees Incentive Stock Option Plan, the 1996 Incentive Stock Option Plan and any other existing plans (collectively, the "Company Stock Option Plans") and/or adjust the terms of each outstanding option to purchase any Company Common Shares (collectively, "Company Stock Options") granted thereunder and remaining unexercised to provide that, no less than 10 business days prior to the Effective Time of the Merger, each Company Stock Option outstanding immediately prior to such time shall vest;

          (b) as soon as practicable following the date of this Agreement, but in no event later than two business days following the mailing of the Proxy Statement, cause written notification of the Merger to be given to each holder of Company Stock Options granted under the Company Stock Option Plans and obtain, as promptly thereafter as reasonably practicable, from each holder of Company Stock Options an agreement, in form and substance satisfactory to Buyer (an "Option Cancellation Agreement"), requiring each holder thereof (i) with respect to any such Company Stock Options having an exercise price less than the Merger Consideration, either to (A) exercise such Company Stock Option (whether or not such Company Stock Option was exercisable immediately before such notification was given) no later than the Effective Time of the Merger or (B) elect to receive a cash payment in an amount equal to the product of (I) the total number of Company Common Shares subject to such Company Stock Option and (II) the excess of the Merger Consideration over the exercise price per share of Company Common Shares subject to such Company Stock Option, payable promptly following the Effective Time of the Merger and (ii) with respect to all Company Stock Options held by such holder, regardless of the exercise price thereof or any election made pursuant to the foregoing provision, to surrender all rights with respect to each Company Stock Option as of the Effective Time of the Merger;

          (c) cause timely written notification of the Merger to be given to each holder of an outstanding warrant (a "Company Warrant"), including, without limitation, the warrants governed by the Cephas Capital Partners, L.P. Stock Purchase Warrant (the "Cephas Warrant Agreement") or the 1995 Warrant Agreement (the "1995 Warrant Agreement") (collectively, the "Warrant Agreements"), and obtain from each holder of Company Warrants an agreement, in form and substance satisfactory to Buyer (a "Warrant Cancellation Agreement"), requiring each holder thereof (i) with respect to such Company Warrants having an exercise or conversion price less than the Merger Consideration, either to (A) exercise such Company Warrant in accordance with the terms of each Warrant Agreement or (B) elect to receive a cash payment in an amount equal to the product of (I) the total number of Company Common Shares subject to such Company Warrant and (II) the excess of the Merger Consideration over the exercise price per share of Company Common Shares subject to such Company Warrant payable promptly following the Effective Time of the Merger or (ii) in the case of Company Warrants, including warrants granted under the Cephas Warrant Agreement, which are not in the money, cause the cancellation of such Company Warrants by taking such other steps as may be necessary in order to cause such cancellations; including making all payments required to be made in connection therewith, and, in either case, with respect to all Company Warrants, regardless of the exercise or conversion price thereof, to surrender all rights with respect to each Company Warrant as of the Effective Time of the Merger;

          (d) cause each outstanding convertible debt security, including, without limitation, the Company's 8.5% Senior Subordinated Convertible Debentures due January 15, 2005 (the "Convertible Debentures") and the Company's 7.81% Convertible Subordinated Note due December 4, 2007 (the "Convertible Note" and, collectively with the Convertible Debentures, the "Convertible Debt Securities"), to be redeemed or otherwise paid in full, or, at the option of the holder thereof, to be converted into Company Common Shares, in accordance with the terms thereof, prior to the Effective Time of the Merger; provided, however, that no such redemption or payment of the Convertible Note shall occur without the prior consent and approval of Buyer; and

          (e) except as provided herein or as otherwise agreed to by the parties, the Company Stock Option Plans, the Warrant Agreements, the Convertible Debt Securities (and any indenture or other agreement governing the terms thereof) and any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall terminate as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of a Company Stock Option, a Company Warrant, any Convertible Debt Securities nor any participant in any Company Stock Option Plan shall have any right thereunder to acquire any equity securities of the Company or the Surviving Corporation following the Merger.

Notwithstanding the foregoing, any payments made by the Company to holders of Company Stock Options, Company Warrants or Convertible Debt Securities pursuant to this Section 2.2 shall be reduced by any applicable withholding taxes and shall be subject to the prior approval of Buyer. The Company shall provide Buyer with a reasonable opportunity to review and comment on all notices, correspondence and Contracts delivered pursuant to or in connection with this
Section 2.2 prior to the delivery of such documents and the Company shall use its best efforts to reflect all such reasonable comments. The Company hereby represents and warrants upon the taking of the actions specified above, immediately following the Effective Time of the Merger, and after giving effect to the payments described in this Section 2.2, no holder of a Company Stock Option, or any participant in any Stock Option Plan, or any holder of any Company Warrant or Company Debt Security shall have the right thereunder to acquire equity securities of the Company or the Surviving Corporation, or any other benefit, after the Merger.

     2.3 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. At the Effective Time of the Merger, Buyer shall deposit or cause to be deposited the aggregate Merger Consideration with The Chase Manhattan Bank, which shall act as exchange agent (the "Exchange Agent") for the benefit of the holders of Company Common Shares and for exchange in accordance with this Article II. Promptly after the Effective Time of the Merger, the Exchange Agent shall mail to each record holder (other than holders of Excluded Shares), as of the Effective Time of the Merger, of an outstanding certificate or certificates that immediately prior to the Effective Time of the Merger represented Company

Common Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor (or such other documents as may reasonably be required in connection with such surrender) in customary form to be agreed upon by Buyer and the Company prior thereto.

     (b) EXCHANGE PROCEDURES. After the Effective Time of the Merger, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to receive the amount of Merger Consideration into which such surrendered Certificate or Certificates shall have been converted pursuant to this Agreement. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration applicable thereto. If the Merger Consideration is to be remitted to a name other than that in which any Certificate surrendered for exchange is registered, it shall be a condition of such exchange that such Certificate shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration applicable thereto as contemplated by Section 2.1. NO INTEREST WILL BE PAID OR WILL ACCRUE ON ANY CASH PAYABLE AS MERGER CONSIDERATION. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such amount as Buyer reasonably may direct as indemnity against any claim that may be made against it with respect to such Certificate, or the provision of other reasonable assurances requested by Buyer, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable with respect thereto pursuant to this Agreement.

     (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON SHARES EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares represented by such Certificates.

     (d) TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.3 (the "Exchange Fund") that remains undistributed to the holders of Certificates for six months after the Effective Time of the Merger shall be delivered to the Surviving Corporation upon demand therefor, and any holders of Company Common Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of any claim for cash to which such holders may be entitled.

     (e) NO LIABILITY. None of Buyer, MergerCo, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the earlier of (i) one year after the Effective Time of the Merger and (ii) immediately prior to the date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

     (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund in U.S. Treasury securities or obligations of or guaranteed by the United States of America or any agency thereof with a maturity not later than one year from the date of this Agreement, either outright or in connection with repurchase agreements covering such obligations, or in any fund that invests solely in such securities, as directed by Buyer. Any interest and other income resulting from such investments shall be paid to Buyer.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specifically referenced or accrued and reserved for in the SEC Financial Statements (as defined in Section 3.5), the Company hereby represents and warrants to Buyer and MergerCo as follows:

     3.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to own, lease and operate its assets and to carry on its business as and where such assets are now owned or leased and operated and as such business presently is being conducted. Set forth in Section 3.1 of the attached Disclosure Schedule delivered by the Company to MergerCo at the time of execution of this Agreement (the "Disclosure Schedule") are complete and correct copies of the Certificate of Incorporation, as amended, and By-Laws, as amended, of the Company. The Company has delivered to MergerCo complete and correct copies of the Certificate of Incorporation and By-Laws (or other comparable organizational documents) of each of the Subsidiaries of the Company, in each case as amended to the date of this Agreement. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction listed in Section 3.1 of the Disclosure Schedule and in each other jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company.

     3.2 SUBSIDIARIES. Section 3.2 of the Disclosure Schedule lists all of the Subsidiaries of the Company. All of the outstanding shares of capital stock, partnership interests, membership interests or other ownership interests of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company free and clear of all Liens. Except for the ownership interests disclosed in Section 3.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other ownership interests in, any other Person.

     3.3 CAPITAL STRUCTURE.

     (a) EQUITY SECURITIES. The authorized capital stock of the Company consists of 10,000,000 Company Common Shares and 1,000 preferred shares, par value $.01 per share (the "Company Preferred Shares"). There are no outstanding Company Preferred Shares. As of the close of business on February 12, 1999, there were
(i) 6,655,972 Company Common Shares issued and outstanding, (ii) no Treasury Shares, (iii) 906,565 Company Common Shares issuable upon the exercise of outstanding Company Stock Options, (iv) 179,960 Company Common Shares reserved for issuance upon the exercise of authorized but unissued Company Stock Options,
(v) 143,943 Company Common Shares issuable upon the conversion of outstanding Company Warrants and (vi) 1,762,056 Company Common Shares issuable upon the exercise of the outstanding Convertible Debt Securities. Section 3.3(a) of the Disclosure Schedule sets forth the exercise or conversion price, as the case may be, as of the date hereof for each outstanding Company Stock Option, each outstanding Company Warrant and each outstanding Convertible Debt Security. Except as set forth above or in Section 3.3(a) of the Disclosure Schedule, no shares of capital stock or other equity securities of the Company are outstanding or reserved for issuance. All outstanding Company Common Shares are, and all Company Common Shares that may be issued pursuant to the exercise of Company Stock Options, the Company Warrants and the Convertible Debt Securities will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as described in this Section 3.3 or in Section 3.3(a) of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. Except as set forth in Section 3.3(a) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries and (ii) to the

Knowledge of the Company, there are no irrevocable proxies with respect to any shares of capital stock of the Company or any of its Subsidiaries.

     (b) INDEBTEDNESS. Set forth in Section 3.3(b) of the Disclosure Schedule is all outstanding Indebtedness of the Company and its Subsidiaries and, except with respect to any capital leases of the Company that are not in default or accelerated under the terms of such lease, all fees and penalty payments or other costs associated with the prepayment of such Indebtedness.

     (c) STOCK OWNERSHIP OF AFFILIATES. Section 3.3(c) of the Disclosure Schedule sets forth the record and, to the Knowledge of the Company, beneficial ownership of, and voting power in respect of, the capital stock of the Company held by the Company's directors and officers and held by shareholders owning five percent (5%) or more of the outstanding Company Common Shares.

     (d) AGREEMENTS WITH SHAREHOLDERS. Except for the Contracts disclosed in
Section 3.3(d) of the Disclosure Schedule, there are no Contracts pursuant to which the Company is or could be required to register Company Common Shares or other securities under the Securities Act or, to the Knowledge of the Company, other Contracts with or among any security holders of the Company with respect to any securities of the Company.

     3.4 AUTHORITY; NONCONTRAVENTION; CONSENTS.

     (a) AUTHORITY. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the receipt of Company Shareholder Approval with respect to the Merger, to consummate the transactions contemplated hereby (including the transactions contemplated by the Voting Agreement and the Share Exchange Agreement). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the transactions contemplated by the Voting Agreement and the Share Exchange Agreement) have been duly authorized by the Company's Board of Directors, which constitutes all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the receipt of Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity.

     (b) NONCONTRAVENTION. Except as disclosed in Section 3.4(b) of the Disclosure Schedule, the execution and delivery of this Agreement, the Voting Agreement and the Share Exchange Agreement do not, and the consummation of the transactions contemplated thereby, including consummation of the Merger, will not, conflict with, or result in any breach or violation of, or result in any default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or "put" with respect to, or result in the loss of any benefit or other right or the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, under (i) the Certificate of Incorporation, as amended, or By-Laws, as amended, of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any Contract to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets is subject, (iii) any Permit issued to the Company or any of its Subsidiaries or to which any of their respective properties or assets is subject, or (iv) any law, regulation, rule, judgment, order, decree or arbitration award to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject other than any such conflicts, violations or defaults that are set forth on Section 3.4(b) of the Disclosure Schedule and will be cured or waived prior to the Shareholders Meeting.

     (c) CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person under any Contract to which the Company or any Subsidiary is a party or to which any of their respective properties or assets is subject, or under any Permit issued to the Company or any of its Subsidiaries or to which any of their respective properties or assets is subject, is required in connection with the execution and delivery of this Agreement, the Voting Agreement or the Share Exchange Agreement by the Company or the consummation by the Company of the transactions contemplated thereby, other than (i) the filing of a pre-merger notification and report form by the Company under the HSR Act,
(ii) the filing with the SEC of a proxy statement relating to the Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Department of State of the State of New York and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.4(c) of the Disclosure Schedule and (v) consents that are not material to the transactions contemplated hereby or to Surviving Corporation's financial condition, results of operations or ownership or usefulness of its assets.

     3.5 SEC DOCUMENTS; UNDISCLOSED LIABILITIES.

     (a) SEC DOCUMENTS. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as amended, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including footnotes) of the Company included in the SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be specifically indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated income, shareholders' equity and cash flows for the periods then ended.

     (b) UNDISCLOSED LIABILITIES. Except as disclosed in Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities other than (i) Liabilities reflected in accordance with generally accepted accounting principles applied on a consistent basis on the most recent balance sheet of the Company and its consolidated Subsidiaries included in the SEC Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet of the Company and its consolidated Subsidiaries included in the SEC Financial Statements, and (iii) Liabilities specifically incurred in connection with the transactions contemplated by this Agreement.

     3.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to the information supplied by Buyer, MergerCo or any of their Affiliates in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents or in Section 3.7 of the Disclosure Schedule, since April 30, 1998, each of the Company and its Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been
(i) any Material Adverse Change with respect to the Company, (ii) any condition, event or occurrence that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company, (iii) any event that, if it had taken place following the execution of this Agreement, would not have been permitted by
Section 5.1 hereof without the prior written consent of

MergerCo, or (iv) any condition, event or occurrence that could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.8 LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS.

     (a) LITIGATION. Except as disclosed in Section 3.8(a) of the Disclosure Schedule, there is no claim, suit, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule, order or arbitration award outstanding against the Company or any of its Subsidiaries having or which in the future could have any such effect.

     (b) LABOR MATTERS. Except as disclosed in Section 3.8(b) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other Contract with any labor union or labor organization and, to the Knowledge of the Company, within the past three years there has not been any attempt by any labor organization to organize any of the employees of the Company or any Subsidiary into a collective bargaining unit, and there is no imminent threat of an attempt to organize such a union, (ii) neither the Company nor any of its Subsidiaries has been notified of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, (iv) there are no pending claims by any of the employees, former employees or beneficiaries of employees of the Company or any of its Subsidiaries with respect to their employment or the benefits incident thereto, including without limitation any discrimination claims, sexual harassment claims or workers' compensation claims and (v) other than any Liability arising directly from an act of the Buyer not otherwise contemplated by this Agreement or the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any employee, former employee or beneficiary of any employee or former employee, arising out of any termination of employment or other change in the legal relationship with such Person or under any Employee Benefit Plan or Other Plan, nor will the Company or any of its Subsidiaries have any Liability, under any applicable Law or otherwise, as a result of the transactions contemplated hereby or as a result of the termination of any employees by the Company or any of its Subsidiaries prior to the Effective Time of the Merger.

     (c) COMPLIANCE WITH LAWS. Except as disclosed in Section 3.8(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any law, regulation or rule that, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 3.8(c) of the Disclosure Schedule, there have been no allegations or inquiries concerning any violation of any law, regulation or rule by the Company or any of its Subsidiaries within the past three years, which violation or violations, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect on the Company.

     3.9 MILLENNIUM COMPLIANCE. Except as disclosed in Section 3.9 of the Disclosure Schedule or in the SEC Documents, all information systems used in connection with the operations of the Company and its Subsidiaries are Millennium Compliant. For purposes of this Agreement, "Millennium Compliant" means the ability when used individually or in conjunction with any other systems, software or equipment to: (i) accurately process Date Data before, after and across December 31, 1999 and throughout the year 2000 and beyond (including by recognizing the year 2000 as a leap year); (ii) provide correct results when moving backwards and forwards between the 20th and 21st century; and (iii) function without error or without interruption related to or caused by Date Data. For the purposes of this Agreement, "Date Data" means data that represents or references dates in the same and/or different centuries. The Company has made reasonable inquiries of its vendors and suppliers with respect to whether their information systems are Millennium Compliant and, except as disclosed in Section 3.9 of the Disclosure Schedule or in the SEC Documents, has no basis for believing that any failure on the part of any vendor or supplier to be Millennium Compliant will have a Material Adverse Effect on the Company.

     3.10 EMPLOYEE BENEFIT PLANS.

     (a) GENERAL. Except as disclosed in Section 3.10(a) of the Disclosure Schedule, neither the Company nor any entity which is or was considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate") maintains or is required to contribute to any Employee Benefit Plan or Other Plan. The Company has delivered to Buyer accurate and complete copies of each such written Employee Benefit Plan and Other Plan, and an accurate and complete written description of each such oral Employee Benefit Plan and Other Plan, in each case with all modifications and amendments thereto. Except as otherwise disclosed in Section 3.10(a) of the Disclosure Schedule, no Employee Benefit Plan or Other Plan provides benefits for persons who are not active employees or directors of the Company or any of its Subsidiaries.

     (b) NO BREACHES OR VIOLATIONS. Except as disclosed in Section 3.10(b) of the Disclosure Schedule, each Employee Benefit Plan and Other Plan maintained by the Company or any ERISA Affiliate has been operated, in all material respects, in accordance with its terms and is not in violation of any law, regulation or rule that individually or in the aggregate would have or could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any ERISA Affiliate has, and to the Knowledge of the Company no other Person has, engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan which the Company or any ERISA Affiliate maintains, or to which the Company or any ERISA Affiliate contributes, which could subject the Company or any ERISA Affiliate or any such other Person to any Liability. No event has occurred and no condition exists that would subject the Company or any ERISA Affiliate to any Tax under Code Sections 4971, 4972, 4977 or 4979, or to a fine under ERISA Sections 502(c) or 502(l).

     (c) AMENDMENTS AND TERMINATIONS. Except as disclosed in Section 3.10(c) of the Disclosure Schedule, each of the Company and each ERISA Affiliate has the right to amend or terminate, without the consent of any other Person, any Employee Benefit Plan or Other Plan which it maintains, except as prohibited by law.

     (d) NO NEW BENEFITS. Except as disclosed in Section 3.10(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any Employee Benefit Plan or Other Plan under which it would be obligated to pay any benefits as a result of the consummation of the transactions contemplated by this Agreement. Since April 30, 1998, there has not been any increase made or promised in the benefits payable under any Employee Benefit Plan or Other Plan which is maintained or contributed to by the Company or any ERISA Affiliate. Except as disclosed in Section 3.10(d) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate is obligated to make any payments or provide any other benefits or is a party to any Contract that, on account of the transactions contemplated in this Agreement, would obligate it or be reasonably expected to obligate it to make any payments or provide any other benefits that would constitute parachute payments within the meaning of Section 280G of the Code.

     (e) PENSION PLANS. Except as disclosed in Section 3.10(e) of the Disclosure Schedule, there are no unfunded benefit liabilities within the meaning of
Section 4001(a)(16) of ERISA with respect to any Defined Benefit Plan maintained by the Company or any ERISA Affiliate, as determined under reasonable actuarial assumptions. No Pension Plan maintained by the Company or any ERISA Affiliate which is subject to the requirements of Section 412 of the Code or Section 302 of ERISA has incurred an "accumulated funding deficiency" (as defined in such applicable section and any regulations thereunder), whether or not waived.

     (f) MULTIEMPLOYER PLANS. Except as disclosed in Section 3.10(f) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate is required, nor has it ever been required, to contribute with respect to any Multiemployer Plan.

     (g) WELFARE PLAN. Except as disclosed in Section 3.10(g) of the Disclosure Schedule, no Welfare Plan maintained by the Company or any ERISA Affiliate is funded by a trust. Each Welfare Plan maintained by the Company or any ERISA Affiliate which is intended to meet the requirements for Tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements. With respect to any Welfare Plan maintained by the Company or any ERISA Affiliate, there is no disqualified benefit, as such term is defined in Code Section 4976(b), which would subject the Company or any ERISA Affiliate to a Tax under Code Section 4976(a).

     (h) EMPLOYEES. Set forth in Section 3.10(h) of the Disclosure Schedule is an accurate and complete list showing the names of all persons employed by the Company or any of its Subsidiaries who received more than $75,000 in cash compensation in 1998 or who are expected to receive more than $75,000 in cash compensation in 1999 (including, without limitation, salary, commission and bonus). Such list sets forth the present salary or hourly wage and 1998 cash compensation (including, without limitation, salary, commission and bonus) of each such person.

     3.11 TAXES. Except as disclosed in Section 3.11 of the Disclosure Schedule, the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is a member, has timely filed or caused to be filed all Tax Returns (as defined below) required to be filed by it and all such Tax Returns are true and complete in all material respects. Each of the Company and each of its Subsidiaries has paid all Taxes (as defined below) shown thereon to be due or has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in Section 3.11 of the Disclosure Schedule, (i) no claim for unpaid Taxes has become a Lien against any property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries, (ii) no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by any Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted to the Company or any of its Subsidiaries and currently is in effect, and (iv) there is no Tax sharing arrangement that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement. As used herein, the term "Taxes" means all taxes of any kind, including without limitation those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, back-up withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, the term "Tax Return" means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no assessments or, to the Company's Knowledge, proposed assessments, of Taxes against the Company or any of its Subsidiaries. Except as disclosed in Section
3.11 of the Disclosure Schedule, within the past three years there have not been any adjustments or, to the Company's Knowledge, proposed adjustments, to any filed Tax Return of the Company or any of its Subsidiaries or to the manner in which any Tax of the Company or any of its Subsidiaries is determined.

     3.12 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.12 of the Disclosure Schedule (a) to the Knowledge of the Company, the Company and its current and former Subsidiaries are, and have been, in compliance with all Environmental Permits (as defined below), and the Company and its current and former Subsidiaries are, and have been, otherwise in compliance with all applicable Environmental Laws (as defined below); (b) none of the Company or its Subsidiaries has received any Environmental Claim (as defined below), and none of the Company or its Subsidiaries has Knowledge of any threatened Environmental Claim; (c) to the Knowledge of the Company, there are no circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim, against the Company or any of its Subsidiaries; (d) to the Knowledge of the Company, there are no (i) underground storage tanks, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials, (iv) urea-formaldehyde insulation, (v) sumps, (vi) surface impoundments, (vii) landfills, (viii) sewers or septic systems or (ix) Hazardous Materials (as defined below) present at any facility currently owned, leased, operated or otherwise used or, to the Knowledge of the Company, formerly owned, leased, operated or otherwise used, by the Company or any of its Subsidiaries that could reasonably be expected to give rise to Liability of the Company or any of its Subsidiaries under any Environmental Laws; (e) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries following such consummation; (f) to the Knowledge of the Company, Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or otherwise used or, to the knowledge of the Company, formerly owned, leased, operated or otherwise used, including without limitation for receipt of the Company's wastes, by the Company or any of its Subsidiaries, in violation of or in a manner or to a location that could give rise to any material Liability under any Environmental Laws; (g) the Company and its Subsidiaries have not assumed, contractually or by operation of law, any Liabilities under any Environmental Laws and (h) without limiting the generality of the foregoing, the Owned Real Property and Leasehold Premises and the conduct of the Company's business are in compliance in all material respects with the federal standards regarding underground storage tanks promulgated by U.S. Environmental Protection Agency at 53 Fed. Reg. 37082 (Sept. 23, 1988), including but not limited to the performance standards and upgrading requirements set forth in 40 CFR Part 280, et seq.

     For purposes of this Agreement, the following terms shall have the following meanings:

     "Environmental Claim" means any written or oral notice, claim, demand, action, complaint, proceeding, request for information or other communication by any Person alleging Liability or potential Liability (including without limitation Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location currently owned, leased, operated or otherwise used, or, to the Knowledge of the Company, formerly owned, leased, operated or otherwise used, by the Company or any of its current or former Subsidiaries, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (iii) otherwise relating to Liabilities under any Environmental Laws.

     "Environmental Permits" means all Permits (as defined below) required under Environmental Laws.

     "Environmental Laws" means all applicable domestic and foreign federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to regulation of Hazardous Materials and to any contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, and the Safe Drinking Water Act, all as amended, and similar state and local laws.

     "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields and radioactive materials, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

     "Permits" means all permits, licenses, registrations, permissions, certificates and other authorizations, approvals and consents issued or granted by any Governmental Entity and obtained by the Company or any of its Subsidiaries or otherwise required in connection with the conduct or operation of the Company's or any Subsidiary's business or facilities or the ownership, lease or possession by the Company or any Subsidiary of any real, personal or intangible property.

     3.13 MATERIAL CONTRACTS. Except as set forth in Section 3.13 of the Disclosure Schedule and other than employee compensation (except for written employment agreements) in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary is a party to or bound by (a) any Contract (including, but not limited to, employment, advertising, distribution and licensing agreements), that involves the performance of services or the delivery of goods and/or materials by or to it and which (i) cannot be terminated by the Company on 30 days or less notice without penalty and (ii) involves an amount or value in excess of $100,000, (b) any Contract not in the ordinary course of business relating to expenditures or liabilities in excess of $100,000 in the aggregate including, without limitation, fuel purchase agreements, (c) any Contract relating to capital expenditures not contemplated by the 1998/1999 Capital Budget, attached hereto as Exhibit C (the "1998/1999 Capital Budget"), in excess of $50,000 in the aggregate, (d) any Contract relating to Indebtedness, including, without limitation, hedging contracts, (e) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $25,000 or less to any individual and $50,000 or less in the aggregate), or investment in, any person, any Contract relating to the making of any such loan, advance or investment or any Contract involving a sharing of profits, (f) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person, (g) any management service, consulting or any other similar type of Contract involving expenditures in excess of $50,000, (h) any license, franchise or similar agreement, (i) any Contract limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with any person, (j) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any Subsidiary, (k) any Contract whereby the Company or any Subsidiary shares services with any third party, (l) any capital lease or lease of personal property, (m) any Contract that is or was required to be filed as an exhibit to the SEC Documents or (n) any amendment, modification or supplement in respect of any of the foregoing ((a)-(n), collectively, the "Material Contracts," provided that the term "Material Contract" shall not be deemed to include any Contract under which the Company and each Subsidiary have both no obligation to perform in the future and no right to the benefits of the future performance of any other person). Except as otherwise set forth in Section 3.13 of the Disclosure Schedule, each Material Contract is valid, binding and in full force and effect in accordance with its terms and there exists no default, breach or event of default thereunder or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company, any Subsidiary or, to the Knowledge of the Company, any other person that, with the giving of notice, the lapse of time and/or the happening of any other event or condition, would become a default, breach or event of default thereunder, other than such breaches or defaults that would not or could not be reasonably expected to result in a Material Adverse Effect. The Company and its Subsidiaries have duly performed their respective obligations under each Material Contract in all material respects to the extent such obligations have occurred. The Company has provided or made available to MergerCo true and complete copies of each Material Contract. Except as set forth in Section 3.13 of the Disclosure Schedule, no Material Contract relating to borrowed money indebtedness imposes on the Company or any Subsidiary any penalty, fee or service charge in connection with the prepayment, repayment or early payment of any indebtedness thereunder. Other than as disclosed in Section 3.13 of the Disclosure Schedule, no indebtedness for borrowed money of the Company or its Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its Subsidiaries or restricts the ability of the Company or any of its Subsidiaries to grant any Liens on its properties or assets.

     3.14 BROKERS. No broker, investment banker, financial advisor or other Person, other than McDonald Investments Inc., the fees and expenses of which will be paid by the Company pursuant to a fee agreement, a copy of which has been provided to MergerCo, is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The aggregate fees payable to McDonald Investments Inc. shall not exceed $175,000. The aggregate reimbursable expenses payable to McDonald Investments Inc. shall not exceed $15,000.

     3.15 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of McDonald Investments Inc. dated February 17, 1999 (including the consent of McDonald Investments Inc. to the inclusion of such written opinion in the Proxy Statement), to the effect that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to the holders of Company Common Shares from a financial point of view and a signed copy of such opinion has been delivered to MergerCo.

     3.16 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held on February 17, 1999, has unanimously, in accordance with the unanimous prior approval and recommendation by a special committee comprised of independent Directors, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby (including the transactions contemplated by the Voting Agreement and the Share Exchange Agreement) are advisable and in the best interests of the Company and its shareholders, (ii) authorized and approved this Agreement, the Merger and the other transactions contemplated hereby and thereby (including the transactions contemplated by the Voting Agreement and the Share Exchange Agreement), (iii) subject to the other provisions hereof, resolved to recommend that the holders of Company Common Shares approve this Agreement, the Merger and the other transactions contemplated hereby (including the transactions contemplated by the Voting Agreement and the Share Exchange Agreement), and (iv) approved the transactions described in the first sentence of Section 3.29 and the assumption and assignment agreement related thereto.

     3.17 REQUIRED COMPANY VOTE. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement or the transactions contemplated hereby.

     3.18 STATE TAKEOVER STATUTES. The Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby and by the Voting Agreement and the Share Exchange Agreement from the requirements and provisions of Section 912 of the NYBCL and any other anti-takeover law such that none of the provisions of such Section 912 or any other "business combination," "moratorium," "control bid," "control share," or other state (and, to the Knowledge of the Company after due inquiry, any foreign country) anti-takeover law (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement or any provision hereof, or
(iii) would subject Buyer or MergerCo to any material impediment or condition in connection with the exercise of their respective rights under this Agreement or their ownership and operation of the business of the Company and its Subsidiaries. If either of Messrs. Holahan or Saunders are an "interested shareholder" of the Company, as such term is defined in Section 912 of the NYBCL, they have been the beneficial owner of five percent or more of the outstanding Company Common Shares on October 13, 1985, and have remained so until such person's "stock acquisition date," as such term is defined in Section 912 of the NYBCL. Neither the Company nor any of its Subsidiaries has any rights plan, preferred stock plan or similar Contract that applies to the transactions contemplated hereby.

     3.19 AFFILIATE. The Company hereby acknowledges that, at the date hereof, Buyer is not an "affiliate" of the Company, as such term is defined in Rule 13e-3 under the Exchange Act by reason of its execution of the Voting Agreement and Share Exchange Agreement.

     3.20 INTELLECTUAL PROPERTY. As used herein, the term "Intellectual Property Rights" means any intellectual property, including without limitation trade names, trademarks and service marks and all registrations and applications therefor, together with the goodwill of the business symbolized or represented by the foregoing, mask works, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all patent rights relating thereto and all applications therefor and all reissues, divisions, continuations and extensions thereof, know-how, trade secrets, processes, technology, discoveries, formulae and procedures, customer lists and other proprietary information, together with the right to sue for past infringement or improper, unlawful or unfair use or disclosure of any of the foregoing. Section 3.20 of the Disclosure Schedule lists all Intellectual Property Rights that are material to the operations of the Company and its Subsidiaries, taken as a whole ("Material Intellectual Property Rights") that are owned by the Company or any of its Subsidiaries or with respect to which (as noted in Section 3.20 of the Disclosure Schedule) the Company or any of its Subsidiaries has any right or license. Except as disclosed in Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Right of any other Person and no such infringement has been alleged by any other Person within the past three years. Except as disclosed in Section 3.20 of the Disclosure Schedule, to the Knowledge of the Company, there has not been any infringement or alleged infringement by any other Person of any of the Intellectual Property Rights of the Company or any of its Subsidiaries. Except as disclosed in Section 3.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor or otherwise, with respect to any Material Intellectual Property Rights. Each of the Company and each of its Subsidiaries has the right to use all Intellectual Property Rights as are necessary to enable it to conduct all phases of its business in the manner presently conducted by it. Except as disclosed in Section 3.20 of the Disclosure Schedule, no other Person has any interest in, or right or license with respect to, any of the Material Intellectual Property Rights owned by the Company or any of its Subsidiaries. The Material Intellectual Property Rights listed in Section
3.20 of the Disclosure Schedule are valid and in full force and effect. Except as set forth in Section 3.20 of the Disclosure Schedule, there have been no interference actions or other judicial, arbitration or other adversary proceedings concerning any of the Material Intellectual Property Rights of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has disposed of or permitted to lapse, or otherwise failed to preserve its right to use, any of its Material Intellectual Property Rights.

     3.21 RELATED PARTY TRANSACTIONS. Except as set forth in Section 3.21 of the Disclosure Schedule or as otherwise disclosed in the SEC Financial Statements, no director, officer, partner, employee or Affiliate of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, Affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity that is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (y) engaged in a business related to the business of the Company or any of its Subsidiaries, or (z) participating in any transaction to which the Company or any of its Subsidiaries is a party, or (iii) is, individually or through any of its Affiliates, or has been during the SEC Financial Statement periods, otherwise a direct or indirect party to any Contract with the Company or any of its Subsidiaries.

     3.22 PERMITS. Each of the Company and each of its Subsidiaries has all Permits that are material to the operation of the business of the Company or any of its Subsidiaries and that are required under any law, regulation or rule for the continuing operation of its business or ownership of its assets in accordance with past practice ("Material Permits"). Section 3.22 of the Disclosure Schedule contains a complete list of such Material Permits, indicating which of such Material Permits requires the consent or approval of any Governmental Entity or third party as a result of the transactions contemplated hereby, exclusive of any Material Permits relating to state or local sales, use or other Taxes. Each Material Permit issued to the Company or to any of its Subsidiaries is in full force and effect and no proceeding is pending to revoke, modify or limit any such Material Permit or to impose any new conditions or obligations on the possession or transfer of any such Material Permit. No outstanding written notice or, to the Knowledge of the Company, oral notice of cancellation or termination of any Material Permit has been delivered to the Company or any of its Subsidiaries, nor to the Knowledge of the Company has any such cancellation or termination been threatened. If, and to the extent reasonably necessary, the Company and its Subsidiaries will assist Buyer in obtaining any assignments, or renewals of any such Material Permits, as may be required in connection with the consummation of the transactions contemplated by this Agreement.

     3.23 INSURANCE POLICIES. Section 3.23 of the Disclosure Schedule contains a list of all insurance policies of the Company and its Subsidiaries and each such policy is in full force and effect. All premiums with respect to the insurance policies listed on Section 3.23 of the Disclosure Schedule that are due and payable prior to the Closing have been paid or will be paid prior to the Closing, and no written notice of cancellation or termination has been received by the Company with respect to any such policy. Except as disclosed in Section
3.23 of the Disclosure Schedule, to the Company's Knowledge, there are no pending claims under any such insurance policies as to which the insurers have denied coverage or otherwise reserved rights. To the Company's Knowledge, neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations during the past five years.

     3.24 CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Subsidiaries, nor to the Company's Knowledge any directors, officers, agents or employees of the Company or any of its Subsidiaries, (i) has used any funds for unlawful contributions, gifts, entertainment or other expenses related to political activity, (ii) has made any unlawful payment to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) has made any other payment prohibited by applicable law, or (iv) has violated any law, rule or regulation relating to the sale or export of technology or products into foreign countries. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers or key employees is a party to or is bound by any noncompetition or similar Contract with any third party that restricts any business practices of the Company or any of its Subsidiaries or such officers or key employees.

     3.25 SUPPLIERS AND CUSTOMERS. Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received in any one of the past three fiscal years any written notice from or, to its Knowledge, any oral notice from, any supplier to or customer of the Company or such Subsidiary of such supplier's or customer's intention to materially and adversely alter its existing business relationship with the Company or such Subsidiary.

     3.26 WARRANTIES. Section 3.26 of the Disclosure Schedule sets forth complete and accurate copies of all written product or service warranties or guaranties, and descriptions of all oral product or service warranties or guaranties, currently offered by the Company or any of its Subsidiaries or currently outstanding. None of the salesmen, employees, distributors or other representatives or agents of the Company or any of its Subsidiaries is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties and, to the Knowledge of the Company, there have not been any material deviations from any such warranties or guaranties.

     3.27 TITLE TO AND CONDITION OF ASSETS. Except for inventory sold, used or otherwise disposed of in the ordinary course of business for fair value, each of the Company and its Subsidiaries has good and indefeasible title to all of its assets and properties (both real and personal) and its interests therein, free and clear of all Liens of any nature whatsoever other than (i) Liens set forth in Section 3.27 of the Disclosure Schedule, (ii) Liens for current Taxes that are not yet due and payable, and (iii) such easements and other imperfections of title as are not material in character, amount or extent, do not impair the ability of Buyer's lender(s) to obtain a valid and enforceable first priority mortgage lien against such assets and properties and do not and will not materially reduce the value of the property for commercial truckstop or travel center uses, or interfere with the present use of, the assets or properties subject thereto or affected thereby, or otherwise materially impair the business operations of the Company or any of its Subsidiaries (the "Permitted Encumbrances"). Except as set forth in Schedule 3.27, all machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures owned or used by the Company or any of its Subsidiaries (other than any such asset(s) of the Company or its Subsidiaries that individually or in the aggregate have a total replacement cost that does not exceed $400,000) are in good operating condition, normal wear and tear excepted, and do not require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs in the ordinary course of business and comply with laws, rules and regulations and orders applicable thereto.

     3.28 REAL ESTATE.

     (a) Except as set forth in Section 3.28(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property or any interest therein (the "Owned Properties").

     (b) Except as set forth in Section 3.28(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries holds any leasehold interest in any real property (the "Leasehold Premises"). Section 3.28(b) of the Disclosure Schedule lists each of the leases and subleases with respect to the Leasehold Premises or other real property to which the Company or any Subsidiary is a party ("Leases"), and with respect to each Lease sets forth the term thereof, the base rent payable with respect thereto, any security deposit relating thereto, the termination date thereof and whether the Company or a Subsidiary has subleased any part of the leasehold interest thereunder or assigned such Lease and any renewal terms, purchase options or rights of first refusal contained in such leases and subleases, and whether any such rights have been exercised by the Company and its Subsidiaries. The Company and each Subsidiary are not parties to any leases or subleases of real property other than the Leases. The Company has heretofore delivered or made available to the Buyer and MergerCo true and complete copies of all such Leases including all amendments, modifications and waivers with respect thereto. Except as otherwise set forth in
Section 3.28(b) of the Disclosure Schedule: each Lease is in full force and effect; subject to no assignments, liens or encumbrances relating to the Company or any Subsidiary, all rents and additional rents due to date on each Lease have been paid; neither the Company nor any Subsidiary has received any notice that it is in default under any Lease and neither the Company nor any Subsidiary is in default under any Lease in any material respect; no landlord is in default in any material respect of any of its obligations under any Lease; and there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the Company or any Subsidiary under any Lease, which default would or could reasonably be expected to have a material impact on the leasehold interest in the property or the utility of such interest in any material respect. Except as set forth in Section 3.28(b) of the Disclosure Schedule, the Company or a Subsidiary is currently the lessee under each of the Leases and may exercise all rights of a lessee under each of the Leases. Each Lease under which the Company or a Subsidiary was not the original lessee was validly assigned to the Company or such Subsidiary and any party that has a right of consent to such assignment and of which the Company has Knowledge after due review of the applicable Lease has consented to such assignment and has provided customary and reasonable certificates of estoppel to Buyer for the benefit of Buyer, MergerCo and its lender(s) and any other party having a right of consent to such assignment has either consented to such assignment or has taken no action inconsistent with the granting of such consent. Except as set forth on Section 3.28(b) of the Disclosure Schedule, none of the Leases require notice to, the consent to the assignment of or the approval of any third party in order to consummate the Merger or the transactions contemplated hereby. Each of the Leases set forth on Section 3.28(b) of the Disclosure Schedule shall be assigned to Buyer at Closing pursuant to valid, binding and enforceable assignment agreements and the Company has provided to Buyer and its lender(s), with respect to all the Leases, reasonable and customary certificates of estoppel, subordination and attornment.

     (c) Except as set forth in Section 3.28(c) of the Disclosure Schedule, the Company and its Subsidiaries own the Owned Properties and have valid leasehold interests in the Leasehold Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever, except for Permitted Encumbrances.

     (d) Except as set forth in Section 3.28(d) of the Disclosure Schedule and except for the Owned Properties and Leasehold Premises set forth in Sections 3.28(a) and (b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has owned and/or leased properties during the last ten (10) years.

     (e) The Owned Properties and the Leasehold Premises are presently zoned to permit the operation of a full service truckstop or travel center, except for the Company's headquarters and its pipeline terminal and, where applicable, comply with all subdivision and platting requirements established under governing laws and ordinances. Said zoning is pursuant to statute or ordinance and, except as set forth on Section 3.28(e) of the Disclosure Schedule, not pursuant to any variance or conditional permit granted with respect to the Owned Properties and the Leasehold Premises, and to the Knowledge of the Company or its Subsidiaries, does not require any further approval or any other action by the Company to permit it to be operated as a truckstop or travel center.

     (f) Except as set forth in Section 3.28(f) of the Disclosure Schedule, the portions of the buildings located on the Leasehold Premises that are used in the Company's or any Subsidiary's business and the buildings located on the Owned Properties are in compliance with applicable laws, rules, regulations, ordinances and orders applicable thereto and, in the aggregate sufficient to satisfy the Company's and its Subsidiaries' business activities as conducted thereat.

     (g) Each of the Leasehold Premises and Owned Properties: (i) has direct access to public roads or access to public roads by means of an access easement (which access easement is perpetual, in the case of each of the Owned Properties, and for at least the remaining term of the Lease and any renewal periods, in the case of each of the Leasehold Premises), such access being sufficient to satisfy the current normal day-to-day transportation requirements of the Company's and its Subsidiaries' businesses as presently conducted at such parcel; (ii) involves no material encroachment of buildings and improvements onto or off of the property lines or building set back and side yard requirements established by applicable laws and ordinances; and (iii) is served by all utilities, in such quantities as are sufficient to satisfy the current business activities as conducted at such parcel, including the operation of a full service truckstop or travel center in compliance with applicable laws.

     (h) Except as set forth in Section 3.28(h) of the Disclosure Schedule, neither the Company nor any Subsidiary has received notice of (i) any condemnation proceeding with respect to any portion of the Leasehold Premises or Owned Properties or any access thereto or that any such proceeding is contemplated by any Governmental Entity; or (ii) any special assessment that may affect any of the Leasehold Premises or Owned Properties, or that any such special assessment is contemplated by any Governmental Entity.

     (i) All applicable permits, declarations, inspections and other evidences of compliance from regulatory authorities required to be maintained for the Owned Properties and the Leasehold Premises or for the consummation of the transactions contemplated by this Agreement, as relate to the Owned Properties or Leasehold Premises, that are material to the operation and use of the Owned Properties and Leasehold Premises, including, without limitation, those regulating the division of real property (including certificates of occupancy) and environmental matters, and fire prevention/sprinkler systems and equipment, and the health, safety and welfare of patrons and employees of the Company's business have been obtained and are maintained in current compliance with applicable law in all material respects.

     (j) Except as set forth in Section 3.28(j) of the Disclosure Schedule, the Owned Properties and Leasehold Premises, and the use, operation, maintenance and management thereof, are not in violation of any restrictive covenant, agreement or permit applicable thereto, or of any building code, ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereto, specifically including (without limitation to) the Americans with Disabilities Act, 42 U.S.C. sec. 12181, et seq., and the Company has not received any notices regarding any such violation.

     (k) None of the Owned Properties or the Leasehold Premises is located in any conservation, historic or other special designation district.

     (l) Except as set forth in Section 3.28(l) of the Disclosure Schedule, the Company has not been notified of possible future improvements by any public authority, any part of the cost of which would or might be assessed against the Owned Properties or the Leasehold Premises, or of any contemplated future assessments of any kind.

     (m) As of the date hereof and as of the Effective Time of the Merger, the Owned Properties and the Leasehold Premises shall be free from mechanic's liens for labor and materials furnished or, except for those ongoing projects described in Section 3.28(m) of the Disclosure Schedule, the possibility of the rightful filing thereof, other than as caused by Buyer. If any material or labor has been furnished to the Owned Properties and the Leasehold Premises within the one hundred twenty (120) day period immediately preceding the Effective Time of the Merger, the Company, upon Buyer's request, shall furnish evidence satisfactory to Buyer that the Company has made payment in full for all such material and labor, that payment is not yet due or that the Company is contesting such charges in good faith and that Buyer's interest will not be jeopardized by such contest.

     (n) Except as set forth in Section 3.28(n) of the Disclosure Schedule, neither the Company nor any Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, lease or dispose of the Owned Properties or Leasehold Premises or any portion thereof or interest therein or in any other real property.

     (o) Except as set forth in Section 3.28(o) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any options or agreements for the purchase, sale, lease or license of any real property or any interest therein, other than the Owned Properties and Leasehold Premises.

     3.29 PERK DEVELOPMENT CORP. As of the date of this Agreement, the Company has no, and Buyer shall not assume any, direct or indirect interest in, obligation to, or liability (contingent or otherwise) relating to Perk Development Corp. or Brambury Associates (collectively, "Perk"), any Affiliate of Perk or any other Person that is related in any way to the Perkins Restaurant franchises operated by Perk, including, without limitation, any landlords, mortgage holders, suppliers, franchisors or other creditors of Perk (collectively referred to as "Perk Related Parties"). The Company's expenses and costs (paid and unpaid) associated with Perk and the Perk Related Parties will not exceed $100,000 in the aggregate.

     3.30 VEHICLES. Set forth on Section 3.30 of the Disclosure Schedule is a complete and accurate list of motor vehicles (including, but not limited to, any vehicles used in connection with fuel hauling or any wholesale fuel business) used by the Company or any of its employees.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

     Each of Buyer and MergerCo hereby jointly and severally represents and warrants to the Company as follows:

     4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Buyer and MergerCo are corporations duly organized, validly incorporated and in good standing in the States of Delaware and New York, respectively, and each has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as and where such assets are now owned or leased and operated and as such business presently is being conducted. Each of Buyer and MergerCo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Buyer or MergerCo.

     4.2 AUTHORITY; NONCONTRAVENTION; CONSENTS.

     (a) AUTHORITY. Each of Buyer and MergerCo has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Buyer and MergerCo and the consummation by each of Buyer and MergerCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Buyer and MergerCo. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, each of Buyer and MergerCo, enforceable against each of them in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (b) NONCONTRAVENTION. Except as disclosed in Section 4.2 of the Disclosure Schedule delivered by MergerCo to the Company at the time of execution of this Agreement (the "MergerCo Disclosure Schedule"), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby, including consummation of the Merger, will not, conflict with, or result in any breach or violation of, or result in any default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration with respect to, or result in the loss of any benefit or other right or the creation of any Lien upon any of the properties or assets of Buyer or MergerCo, under (i) the Certificate of Incorporation or By-laws, as amended, of either Buyer or MergerCo, (ii) any Contract to which Buyer or MergerCo is a party or to which any of their respective properties or assets is subject, (iii) any Permit issued to Buyer or MergerCo or to which any of their respective properties or assets is subject, or (iv) any law, regulation, rule, judgment, order, decree or arbitration award to which either Buyer or MergerCo or any of their respective properties or assets is subject, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to either Buyer or MergerCo or could not prevent, hinder or materially delay the ability of MergerCo to consummate the transactions contemplated by this Agreement.

     (c) CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person under any Contract to which Buyer or MergerCo is a party or to which any of their respective properties or assets is subject, or under any Permit issued to Buyer or MergerCo or to which any of their respective properties or assets is subject, is required in connection with the execution and delivery of this Agreement by either Buyer or MergerCo or the consummation by Buyer and MergerCo of any of the transactions contemplated hereby, except for
(i) the filing of a pre-merger notification and report form under the HSR Act,
(ii) the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Department of State of the State of New York and the filing of appropriate documents with the relevant authorities of other states in which Buyer or MergerCo is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 4.2 of the MergerCo Disclosure Schedule or as may be required under the "takeover" or "blue sky" laws of various states.

     4.3 BROKERS. No broker, investment banker, financial advisor or other Person, other than Clipper Capital Partners, L.P. and Olympus Partners, LLP is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, MergerCo or any of their respective Affiliates.

     4.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Buyer, MergerCo or any of their Affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.5 FINANCING. Assuming (i) that there is no breach by the Company of, or failure by the Company to perform, any representation, warranty, covenant or other agreement contained in this Agreement and (ii) that Buyer has no right to terminate pursuant to Section 8.1(j), in each case, as of the date of this Agreement and as of the Closing Date, Buyer has available internal funds or commitments from creditworthy financial institutions to provide the funds required to pay the Merger Consideration and to consummate the transactions herein contemplated.

                                   ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     5.1 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as set forth in Section
5.1 of the Disclosure Schedule, during the period from the date of this Agreement through the Effective Time of the Merger (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective best efforts to preserve intact their current business organizations, preserve their goodwill, keep available the services of their current officers and employees, maintain all material properties and assets in customary condition and repair (reasonable wear and use and damage by fire and unavoidable casualty excepted), maintain their Books and Records in accordance with past practice, comply in all material respects with all applicable laws, and preserve their relationships with customers, suppliers, sales representatives, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement through the Effective Time of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

     (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent company in accordance with applicable law;

     (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (a) the acquisition of Company Common Shares from holders of Company Stock Options outstanding on the date of this Agreement, in full or partial payment of the exercise price payable by such holders upon the exercise of such Company Stock Options, (b) the acquisition of outstanding Company Warrants or
(c) the redemption of Convertible Debt Securities, in each case in accordance with Section 2.2;

     (iv) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (other than the issuance of Company Common Shares upon the proper exercise of Company Stock Options or Company Warrants or upon a conversion pursuant to the Convertible Debt Securities);

     (v) amend its Certificate of Incorporation, By-Laws or other organizational documents;

     (vi) acquire or agree to acquire any other Person or the assets or business operations of such Person by merger, consolidation, purchase of stock or assets, or in any other manner;

     (vii) other than as specifically permitted by Section 5.1 of the Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $50,000 individually and $200,000 in the aggregate, except sales of inventory in the ordinary course of business consistent with past practice;

     (viii) incur any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (a) short-term borrowings and lease obligations incurred in the ordinary course of business consistent with past practice not in excess of $100,000 in the aggregate and (b) borrowings in the ordinary course of business consistent with past practice under the Company's existing revolving line of credit that do not cause the outstanding balance of such revolving line of credit to exceed $1,000,000 at any time; provided, however, that the Company shall provide written notice to Buyer contemporaneously with the notice provided to the bank of such drawdown, or, if no notice to a bank is provided, such notice shall be delivered to Buyer within 48 hours after the Company receives notice from the bank of a drawdown, of the amount of and purpose for any such borrowings or incurrence of Indebtedness;

     (ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

     (x) pay, discharge or satisfy any Liabilities, except for the payment, discharge or satisfaction of Liabilities (i) in the ordinary course of business consistent with past practice, (ii) in accordance with their terms as in effect on the date hereof, (iii) to the extent permitted by Section 5.1(xv) or (iv) as otherwise contemplated by this Agreement;

     (xi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, Permit or other document, other than in the ordinary course of business consistent with past practice;

     (xii) adopt any resolution or plan providing for or authorizing a complete or partial liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (xiii) enter into any new Contract except in the ordinary course of business consistent with past practice or modify or terminate any existing Contract if such modification or termination would have a Material Adverse Effect on the Company or enter into any license, franchise or similar agreements;

     (xiv) engage in any unusual or novel method of transacting business or change any accounting principle used by it, except for such changes as may be required by generally accepted accounting principles or by law or regulation;

     (xv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company;

     (xvi) enter into any fuel-supply hedging agreements or similar arrangements (which shall not include for these purposes any fixed price supply agreements with customers in amounts not in excess of $50,000 in the aggregate);

     (xvii) make any capital expenditures by the Company and its Subsidiaries in excess of $100,000 in the aggregate and not contemplated by the Company's 1998/1999 Capital Budget;

     (xviii) except as specifically contemplated by this Agreement, take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations or warranties of the Company contained herein to not continue to be true and correct in all material respects as though made at and as of the date of such action or omission (except to the extent such representation or warranty specifically refers to another date);

     (xix) authorize any of, or commit or agree to take any of, the foregoing actions; or

     (xx) buy, sell, lease, exercise any options (other than in the ordinary course of business), terminate or enter into any agreement for the purchase, sale, lease, option or conveyance of any interest in real property including the Owned Property and the Leasehold Premises.

     5.2 CHANGES IN EMPLOYMENT ARRANGEMENTS. Except as set forth in Section 5.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall (i) adopt or amend any Employee Benefit Plan or Other Plan (except as may be required by law or this Agreement), other than increases in compensation or benefits for employees who are not officers or directors in the ordinary course of business consistent with past practice or as required by any collective bargaining agreement, or (ii) increase the compensation or benefits of any officer or director. Buyer acknowledges that the determination and calculation of all performance-based bonuses payable by the Surviving Corporation pursuant to any bonus letters to corporate staff referred to on Section 3.10 of the Disclosure Schedule in the ordinary course of business and consistent with past practice shall be made without reference to costs and expenses incurred in connection with the transactions contemplated by this Agreement, provided that such bonuses and costs and expenses are properly accrued in accordance with generally accepted accounting principles.

     5.3 SEVERANCE. Neither the Company nor any of its Subsidiaries shall enter into any new or modified severance or termination arrangement or increase or accelerate any benefits payable under any severance or termination pay policies in effect on the date hereof other than as set forth in Section 6.11 herein.

     5.4 WARN ACT. Neither the Company nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similar state law affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without the prior written consent of MergerCo and without complying with the notice requirements and other provisions of the WARN Act or any similar state law. Between the date hereof and the Closing Date, the Company shall provide prompt written notice of any "employment loss," as that term is defined in the WARN Act, suffered by any employee of the Company's headquarters located in Rochester, New York that occurs prior to the Closing Date. Buyer acknowledges that the Surviving Corporation shall be responsible for the delivery of any notices to employees of the Surviving Corporation that are required by the WARN Act.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 PROXY STATEMENT; SHAREHOLDERS MEETING.

     (a) PREPARATION OF PROXY STATEMENT. Promptly following the date of this Agreement, but no later than March 17, 1999, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company will use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after clearance thereof with the SEC. If, at any time prior to the Shareholders Meeting, any event with respect to the Company, its Subsidiaries, directors, officers, and/or the Merger or the other transactions contemplated hereby shall occur, which is required to be described in the Proxy Statement, the Company shall so describe such event and, to the extent required by applicable law, shall cause such description to be disseminated to the Company's shareholders.

     (b) REQUEST FOR BRING-DOWN FAIRNESS OPINION. If determined by the Board of Directors of the Company to be appropriate, the Company shall request the delivery of the bring-down fairness opinion referred to in Section 7.3(f) from McDonald Investments Inc. prior to completion of SEC review of the Proxy Statement.

     (c) REVIEW OF PROXY STATEMENT AND OTHER MATERIALS. The Company will immediately notify Buyer of the receipt of any comments from the SEC (and provide Buyer with a copy thereof) regarding the Proxy Statement and the approval of the Proxy Statement by the SEC. Buyer shall be given a reasonable opportunity to review and comment on all filings by the Company with the SEC and all mailings to the Company's shareholders in connection with the Merger prior to the filing or mailing thereof, and the Company shall use its best efforts to reflect all such reasonable comments.

     (d) SHAREHOLDERS MEETING. Subject to the other provisions of this Section 6.1(d), the Company will, as promptly as practicable following the date of this Agreement and in consultation with Buyer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement, the Merger and the other transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its shareholders approval of the foregoing matters and seek to obtain all votes and approvals thereof by the shareholders, as set forth in Section 3.16; provided, however, that the obligations contained herein shall be subject to the provisions of Section 6.5 of this Agreement. Subject to the foregoing, such recommendation, together with a copy of the opinion referred to in Section 3.15, shall be included in the Proxy Statement. The Company will use its best efforts to hold the Shareholders Meeting as soon as practicable after the date hereof.

     (e) STOCK TRANSFER RECORDS. The Company will cause its transfer agent to make stock transfer records relating to the Company available to Buyer to the extent reasonably necessary to effectuate the intent of this Agreement.

     6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause its Subsidiaries and the officers, employees, agents and representatives of the Company and its Subsidiaries, to afford to Buyer, MergerCo and their respective agents, representatives and potential financing sources, reasonable access to the personnel and the Books and Records of the Company and its Subsidiaries and all of their properties (including for purposes of Section 6.16 hereof) during normal business hours prior to the Effective Time of the Merger. The Company shall permit Buyer throughout the period prior to the Closing to meet with employees and other agents of the Company at such reasonable times as shall be approved by the Company. The Company shall permit Buyer to perform such engineering, environmental and workplace condition surveys and other physical inspections as Buyer may deem necessary. During the period prior to the Effective Time of the Merger, the Company shall, and shall cause its Subsidiaries and the officers, employees, agents and representatives of the Company and its Subsidiaries, to furnish promptly to Buyer (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties, financial condition, operations and personnel as Buyer may from time to time reasonably request. Except as required by law, until the Effective Time of the Merger each of the Company, Buyer and MergerCo shall hold, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with that certain Confidentiality Agreement, dated October 19, 1998, by and between the Company and the Buyer. In the event of conflict between any provision of such Confidentiality Agreement and any provision of this Agreement, this Agreement shall prevail.

     6.3 REASONABLE BEST EFFORTS.

     (a) TAKING OF NECESSARY ACTIONS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Buyer, MergerCo and the Company will use their respective reasonable best efforts and cooperate with one another to promptly
(i) determine whether any filings are required to be made or consents, approvals, waivers or Permits are required to be obtained (or, which if not obtained, would result in a breach or violation, or an event of default, termination or acceleration, of any law, regulation, rule, Contract or Permit) in connection with the transactions contemplated by this Agreement, and (ii) make any such filings, furnish information required in connection therewith and timely seek to obtain any such consents, approvals, waivers or Permits.

     (b) ANTITRUST FILINGS. Each party promptly will file all documents required to be filed with any Governmental Entity under the HSR Act or under any other antitrust or similar laws, rules or regulations of any Governmental Entity (collectively with the HSR Act, "Antitrust Laws") with respect to the transactions contemplated hereby and shall cooperate with each other party to the extent necessary to assist any other party in the preparation of such filings. Buyer shall be responsible for payment of the $45,000 initial filing fee required by the HSR Act. In connection with the receipt of any necessary approvals under any Antitrust Laws, the Company agrees to take all reasonable action required in order to comply with any Antitrust Laws in connection with the transactions contemplated by this Agreement; provided that no divestiture of any material business, product lines or assets or any material undertakings of the Company shall be made unless acceptable to both the Company and to Buyer. Notwithstanding any provision contained herein, Buyer and Surviving Corporation shall not be required to make any divestitures or provide any undertakings that may be requested in connection with any Antitrust Laws or to consent to the making or provision thereof by the Company or its Subsidiaries.

     (c) DELISTING OF COMPANY COMMON SHARES. Each of the parties agrees to cooperate with each other party in taking or causing to be taken all action necessary to delist the Company Common Shares from the Nasdaq National Market ("Nasdaq"), provided that such delisting shall not be effective until after the Effective Time of the Merger. The parties also acknowledge that it is MergerCo's intent that, following the Merger, the Company Common Shares will not be quoted on Nasdaq or listed on any national securities exchange.

     6.4 PUBLIC ANNOUNCEMENTS. Neither MergerCo or Buyer, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent, except as, in the opinion of its counsel, may be required by applicable law, court process or under any listing agreement with Nasdaq. MergerCo and the Company agree to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to the transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     6.5 OTHER OFFERS TO ACQUIRE THE COMPANY.

     (a) NO SOLICITATION OF OTHER OFFERS. From and after the date hereof until the termination of this Agreement, the Company will not, and will not authorize or permit any of its Subsidiaries or any of the directors, officers, employees, representatives, agents or Affiliates of the Company or any of its Subsidiaries (including without limitation any investment banker, broker, financial advisor, attorney or accountant or any other agents retained by or on behalf of the Company or any of its Subsidiaries), whether acting in their individual capacities or otherwise, to directly or indirectly do any of the following: (i) solicit, initiate, encourage, facilitate or cooperate with (including through the furnishing of any information) any inquiry or the making of any proposal which constitutes, or may reasonably be expected to result in, any Transaction Proposal (as hereinafter defined); (ii) propose, enter into or participate in any discussions or negotiations with any Person regarding a Transaction Proposal; or (iii) agree to or endorse any Transaction Proposal; provided, however, that the foregoing shall not prohibit the Company from (A) furnishing information to a third party who has made a Superior Transaction Proposal (as hereinafter defined), subject to the prior receipt of a binding confidentiality agreement containing terms and conditions no less restrictive than those set forth in the Confidentiality Agreement dated October 19, 1998 between the Company and Buyer, (B) thereafter engaging in discussions or negotiations with a third party who has made a Superior Transaction Proposal, or (C) following its receipt of a Superior Transaction Proposal and subject to Section 6.5(c) below, taking and disclosing to its shareholders a position with respect thereto, or taking any other legally required action with respect thereto (including without limitation the filing of any documents with the SEC or changing or withdrawing the recommendation of the Company's Board of Directors with respect to the Merger), but in each case referred to in the foregoing clauses (A) through (C), only after the Board of Directors of the Company has concluded in good faith, after consultation with the Company's financial advisers and based upon the advice of independent legal counsel (who may be the Company's regularly engaged legal counsel), that such action is necessary in order for the Directors of the Company to comply with their fiduciary obligations to the Company's shareholders under applicable law.

     (b) DEFINITIONS OF TRANSACTION PROPOSAL AND SUPERIOR TRANSACTION
PROPOSAL. For purposes of this Agreement, the term "Transaction Proposal" shall mean any of the following (other than the Merger contemplated by this Agreement): (i) a merger, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or any similar transaction involving the Company; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of beneficial ownership by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than by Buyer or its Affiliates, of Company Common Shares such that such "person" or "group" beneficially owns twenty percent (20%) or more of the outstanding Company Common Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any other material corporate transaction, the consummation of which would, or reasonably could be expected to, impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated herein; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to do any of the foregoing or any negotiations regarding any of the foregoing. For purposes of this Agreement, the term "Superior Transaction Proposal" shall mean an unsolicited written, bona fide Transaction Proposal that the Board of Directors of the Company, after consultation with its financial advisors, determines in good faith to be more favorable to the Company's shareholders than the Merger contemplated by this Agreement, which is supported by evidence of firm financing.

     (c) NOTIFICATION OF BUYER. Prior to (i) any withdrawal or modification by the Company's Board of Directors of its approval or recommendation of the Merger or this Agreement, (ii) the approval or recommendation by the Company's Board of Directors of a Transaction Proposal, or (iii) the Company's execution of an agreement with respect to a Transaction Proposal, the Company shall provide Buyer a written notice (a "Notice of Transaction Proposal") advising Buyer that the Board of Directors has received a Transaction Proposal, specifying the material terms and conditions of such Transaction Proposal and identifying the Person making such Transaction Proposal, and neither the Company nor any Subsidiary shall enter into an agreement with respect to a Transaction Proposal until 11:00 p.m. on the later of (x) the fourth business day following Buyer's receipt of the Notice of Transaction Proposal and (y) in the event of any amendment to the price or any material term of a Transaction Proposal, two business days following Buyer's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each such further amendment to the price or any material terms of a Transaction Proposal shall necessitate an additional written notice to Buyer and an additional two business day period prior to which the Company can take any action set forth in clauses (ii) or (iii) above). In addition, if the Company proposes to enter into a Contract with respect to any Transaction Proposal, it shall concurrently with entering into such Contract pay, or cause to be paid, to Buyer the expenses and fees and the Immediate Termination Fee, all as provided in and defined in Section 9.2. The Company shall promptly advise Buyer orally and in writing of any request for nonpublic information from, or discussions or negotiations with, any person or entity or of any Transaction Proposal known to it, the material terms and conditions of such request or Transaction Proposal and the identity of the person or entity making such request or Transaction Proposal. The Company will promptly inform Buyer of any material change in the details (including amendments or proposed amendments) of any such request for nonpublic information, the contents of any discussions or negotiations or any material change in such Transaction Proposal.

     (d) CONFIDENTIALITY AND STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time of the Merger, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of any such agreement and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     6.6 RESIGNATION OF DIRECTORS. Prior to the Effective Time of the Merger, the Company shall deliver to MergerCo evidence satisfactory to MergerCo of the resignation of all directors of the Company, effective at the Effective Time of the Merger.

     6.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Buyer or MergerCo, and Buyer or MergerCo shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which causes or is reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company on the one hand, or Buyer or MergerCo on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.8 STATE TAKEOVER LAWS. If any "fair price," "control share acquisition" or "business combination" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, including the Merger, the Company, Buyer and MergerCo, and their respective Boards of Directors, shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

     6.9 COMPANY 401(K) PLAN AND BONUS PLAN. Buyer shall elect either to continue the sponsorship of the Travel Ports of America, Inc. 401(k) Plan (the "Travel Ports 401(k) Plan"), or for the Company to terminate the Travel Ports 401(k) Plan prior to the Closing Date. In the event Buyer elects to continue sponsorship, Buyer may in its discretion freeze or terminate the Travel Ports 401(k) Plan any time on or after the Closing Date. Similarly, in the event Buyer elects to continue sponsorship, Buyer may in its discretion merge the Travel Ports 401(k) Plan into the TravelCenters of America 401(k) Savings Plan, or such other qualified defined contribution plan as may then be maintained by Buyer, any time on or after the Closing Date. Buyer will cause the Surviving Corporation to pay all accrued and unpaid benefits under the Company's bonus plan (the "Company's Bonus Plan") within seventy-five (75) days of the Closing Date. The Company will not (i) amend or alter any of the Company's employee benefit plans and/or welfare benefit plans, including, but not limited to the Travel Ports 401(k) Plan and the Company's Bonus Plan, or (ii) accelerate the eligibility under any benefit plan of the Company, including payment to any employee of a bonus under the Company's Bonus Plan.

     6.10 STATE ENVIRONMENTAL TRANSFER NOTIFICATIONS. The Company shall cause the necessary documentation to be filed with, and the necessary approvals to be obtained from, the proper agencies in certain states, including but not limited to the State of New Jersey and the State of Indiana, evidencing the Company's compliance with applicable state environmental regulations and property transfer statutes.

     6.11 SEVERANCE PLAN. Within thirty (30) days from the date hereof, the Company shall create, with the prior consent and approval of Buyer, a severance plan (the "Severance Plan") for a certain limited group of employees of the Company (other than Messrs. Saunders and Holahan) providing for certain payments which may be made to such employees under certain limited circumstances as are to be set forth in the Severance Plan, all as more fully described in Section
6.11 of the Disclosure Schedule.

     6.12 OPTION CANCELLATION AGREEMENTS. In accordance with Section 2.2(b) of this Agreement, the Company shall deliver to Buyer prior to the Effective Time of the Merger, Option Cancellation Agreements executed by each holder of unexpired outstanding Company Stock Options (whether granted under a Company Stock Option Plan or otherwise), providing for the exercise and/or cancellation of all Company Stock Options; and all holders of such Company Stock Options not theretofore exercised will be entitled to receive solely the cash amount referred to in Section 2.2(b). Simultaneous with Closing, Buyer shall make available the funds necessary to make all payments required to be made to the holders of unexercised Company Stock Options pursuant to Section 2.2(b).

     6.13 WARRANT CANCELLATION AGREEMENTS. In accordance with Section 2.2(c) of this Agreement, the Company shall deliver to Buyer prior to the Effective Time of the Merger, Warrant Cancellation Agreements executed by each holder of unexpired outstanding Company Warrants, providing for the cancellation of all Company Warrants; and the holders of Company Warrants issued pursuant to the 1995 Warrant Agreement shall have theretofore been exercised at a price of $3.15 per share or shall represent the right to receive solely $1.15 per share in cash upon exercise (net of a $3.15 exercise price) pursuant to such Warrant Cancellation Agreement and all other Company Warrants shall have been canceled. Simultaneous with Closing, Buyer shall make available the funds necessary to make all payments required to be made to the holders of unexercised Company Warrants pursuant to Section 2.2(c).

     6.14 REDEMPTION OF CONVERTIBLE DEBT SECURITIES. The Company shall cause written notification of the redemption of the Convertible Debt Securities to be given to the holders thereof, in accordance with the terms of the Convertible Debt Securities or the indentures or other agreements governing the terms thereof and in accordance with Section 2.2 hereof. Further, the Company shall take all necessary action to arrange for all outstanding Convertible Debt Securities, other than such Convertible Debt Securities converted into Company Common Shares by the holder thereof, at a conversion price of $3.98 in the case of the Convertible Debentures and $2.62 in the case of the Convertible Notes, to be redeemed in full, in accordance with the terms thereof, and to be extinguished and of no further force and effect simultaneous with the Effective Time of the Merger. Simultaneous with Closing, Buyer shall provide the Company with the funds necessary to make all payments required to be made to the holders of outstanding Convertible Debt Securities pursuant to this paragraph.

     6.15 REPAYMENT OF INDEBTEDNESS. In addition to the redemption of the Convertible Debt Securities, the Company shall take all action necessary to arrange for the repayment in full of all outstanding Indebtedness of the Company and its Subsidiaries, other than Indebtedness owed by the Company pursuant to any capital leases of the Company that are not in default or accelerated under the terms of any such lease, and shall cause such Indebtedness, including the payment of any prepayment fees or penalties, to be repaid in full simultaneous with the Effective Time of the Merger. The Company shall obtain, not later than the Effective Time of the Merger, written releases or other termination documents from all holders of any Liens on any assets or properties (both real and personal) of the Company relating to such Indebtedness; provided, however, that at the request of Buyer, the Company shall not repay the Industrial Development Bonds on the Dansville facility (and the Surviving Corporation will assume the obligations related thereto). Notwithstanding the foregoing, any redemption or repayment of Indebtedness by the Company pursuant to Section 6.14 or this Section 6.15 (including any payment of prepayment penalties or fees) shall be subject to the prior approval of Buyer. Simultaneous with Closing, Buyer shall provide the Company with the funds necessary to make all payments required pursuant to this paragraph.

     6.16 ENVIRONMENTAL DILIGENCE. The Company shall provide or make available to Buyer all information in its possession or reasonably obtainable concerning the environmental condition of all Owned Properties and Leasehold Premises and all formerly owned and leased facilities. The Company shall, at Buyer's expense, engage a consultant or consultants (the selection and the terms of any payment obligations of any such consultant(s) shall be acceptable to Buyer) to (i) conduct Phase I environmental audits to be performed on each of the Company's sites, (ii) conduct Phase II environmental audits to be performed on up to seven of the Company's sites as selected by Buyer, (iii) conduct resampling of monitoring wells on three of the Company's sites as selected by Buyer, (iv) install a monitoring well at the Company's Mahwah, New Jersey facility at a location selected by Buyer and (v) install a monitoring well at the Company's Beach Haven, Pennsylvania facility at a location selected by Buyer. Buyer shall direct each such consultant, within the parameters described above, as to the scope and activities to be included in such engagement and any writings or reports produced by the consultant shall be delivered to Buyer. The Company agrees to use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with each consultant and Buyer in doing all things necessary to accomplish the purposes of this Section 6.16. Buyer and the Company agree to cooperate so as to attempt to minimize any (a) interference with the Company's regular conduct of its business at the Company's properties or facilities, and (b) damages caused by such consultants in connection with the activities contemplated by this Section 6.16.

     6.17 AMENDMENT OF SUBLEASE. The Company shall, prior to the Effective Time of the Merger, amend the sublease with Maybrook Realty, Inc. ("Maybrook") for the Maybrook, New York travel plaza (as amended, the "Amended Sublease") and shall cause Maybrook to enter into the Amended Sublease to provide two (2) additional ten (10) year renewal options, in addition to the existing three (3), five (5)-year renewal options. Rent for the existing three (3), five (5)-year renewal periods shall be in the amount of $41,250 per month for the first period, $45,375 per month for the second period and $49,913 per month for the third period; rent for the first ten (10) year renewal period shall be $54,904 per month and rent for the second ten (10) year renewal period shall be $60,395. In addition, the Amended Sublease shall change the Company's current purchase option consideration from $3,500,000 to the greater of the fair market value of such interest at the time of exercise of such option or $4,500,000.

     6.18 TERMINATION OF CONSULTING AGREEMENT FOR E. PHILIP SAUNDERS. Prior to the Effective Time of the Merger, each of the Company and E. Philip Saunders shall have executed documentation (the "Saunders Consulting Agreement Termination"), in form and substance satisfactory to Buyer, necessary to terminate the consulting agreement between the Company and E. Philip Saunders, dated May 1, 1992, in accordance with its terms.

     6.19 GRIFFITH OIL FUEL SUPPLY CONTRACT. Buyer shall cause Surviving Corporation to assume the obligations of the Company under its fuel and gas supply agreement with Griffith Oil Co., Inc., dated July 1, 1996 (the "Griffith Supply Agreement"), and shall keep such agreement in place for a period of at least one year. Notwithstanding the foregoing, Surviving Corporation shall be entitled in its sole discretion to provide a notice of termination under the Griffith Supply Agreement at any time after the Effective Time of the Merger so long as such termination is not effective on or prior to the first anniversary of the Effective Time of the Merger.

     6.20 INDEMNIFICATION.

     (a) For a period of six years following the Closing Date, Buyer shall cause the Surviving Corporation to hold harmless and indemnify the directors, officers and employees of the Company and its Subsidiaries immediately prior to the Effective Time of the Merger (each, an "Indemnified Party") to the same extent that the Company currently is required under the NYBCL and its Certificate of Incorporation, By-Laws and contracts in effect on the date of this Agreement to indemnify such person and Buyer shall also cause the Surviving Corporation to advance expenses as incurred to the same extent as currently required; provided, however, that (a) any determination required to be made with respect to whether a person's conduct complies with the standards set forth under New York law and the Company's Certificate of Incorporation, By-Laws and contracts shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party, and (b) Surviving Corporation shall be obligated pursuant to this Section
6.20 to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case Surviving Corporation shall be obligated to pay for such separate counsel.

     (b) Buyer shall cause the persons serving as officers and directors of the Company and its Subsidiaries immediately prior to the Effective Time of the Merger to be covered for a period of six years following the Effective Time of the Merger by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute or cause the Company to substitute therefor a single premium tail coverage with a policy limit equal to the Company's existing annual coverage limit) with respect to acts or omissions occurring prior to the Effective Time of the Merger that were committed by such officers and directors in their capacity as such.

     6.21 PAYMENT OF TRANSFER TAXES. Following the Effective Time of the Merger, Buyer agrees to cause the Surviving Corporation to pay all taxes imposed on the Company or on its properties or assets that arise as a result of the consummation of the Merger.

     6.22 NON-SOLICITATION OF EMPLOYEES. Buyer agrees for a period of one year from the date of termination of this Agreement prior to the Effective Time, not to actively solicit for employment any salaried employees of the Company for so long as they are employed by the Company. The Company agrees for a period of one year from the termination of this Agreement prior to the Effective Time, not to actively solicit for employment any salaried employees of Buyer for so long as they are employed by Buyer. Notwithstanding the foregoing, nothing in this paragraph shall prohibit Buyer or the Company from hiring any person whose interest in such employment arises from such person's response to a general advertisement for employment of Buyer or the Company, as applicable.

     6.23 CONFLICTS, VIOLATIONS, DEFAULTS, ASSIGNMENTS AND NOTICES. The Company shall, prior to the Shareholders Meeting, cure or obtain any waivers with respect to all conflicts, violations or defaults, and provide all notices and obtain all approvals and consents, referred to in Sections 3.4(b) or 3.28(b) and set forth on Sections 3.4(b) or 3.28(b) of the Disclosure Schedule. Prior to the Shareholders Meeting, the Company shall obtain written releases or other termination documents from all holders of any Liens on any assets or properties (both real and personal) of the Company not relating to Indebtedness.

     6.24 WYOMING LEASE. Prior to the Effective Time of the Merger, the Company shall enter into a written lease in form and substance reasonably acceptable to Buyer with E. Philip Saunders and such other owners or parties with an ownership or beneficial interest in the real property located at I-390 and Exit 5 in Dansville, Livingston County, NY (the "Wyoming Lease"), and any other real property owned by E. Philip Saunders and such other owners or parties as are associated with the business operations at the Owned Properties and Leasehold Premises. The terms of the Wyoming Lease shall provide for a term of years expiring no sooner than June 30, 2024, and including such renewal or extension provisions and purchase options as are set forth in those certain leases between the Company and John and William Kelly dated April 18, 1979, as amended, and the Company and Richard, James and John Bennett dated June 23, 1979, as amended, pursuant to the Company's acquisition of Interstate Travel Plaza, Inc., assignee of the W.W. Griffith Oil Co., Inc., tenant under those certain lease agreements. Rent payable for the term of the Wyoming Lease shall be $4,800 per year and shall be subject to rent increases at such times and in such amounts as are equal to any percentage or proportionate rent increase or escalation paid under the leases described in foregoing sentence. Such other leases by and between the Company and E. Philip Saunders and such other owners or parties shall provide the Surviving Corporation with the terms, rentals and purchase and renewal options as are the right of the Company in any verbal or written leases, if any.

     6.25 TERMINATION OF OPTIONS. Prior to the Effective Time of the Merger, the Company shall terminate all option agreements for the lease or purchase of any interest in real property not already owned or occupied by the Company as one of the Owned Properties or Leased Premises, specifically including without limitation, the Company's option to purchase certain real property in Jeffersonville, Ohio, and shall provide all notices and other communications necessary to effectuate such terminations to prevent further recourse or liability to the Company or to the Surviving Corporation with respect to any such option agreements. The Company shall provide Buyer with a reasonable opportunity to review and comment on all notices delivered pursuant to this
Section 6.25 and any payments made pursuant to this Section 6.25 shall be subject to the prior approval of Buyer. Buyer and the Company specifically acknowledge and agree that the Company's agreements, dated January 7, 1998, for the purchase of fourteen (14) acres of real property in New Milford, Susquehanna County, Pennsylvania, are not options to be terminated pursuant to the provisions of this Section 6.25.

                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) COMPANY SHAREHOLDER APPROVAL. The Company Shareholder Approval shall have been obtained if required by applicable law.

          (b) HSR ACT. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any filings or approvals required under any state or foreign antitrust or similar laws shall have been made or obtained.

          (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing or prohibiting the consummation of the Merger; provided, however, that the parties shall, subject to the second sentence of Section
     6.3 (b) hereof, use their best reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     7.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND MERGERCO. The obligations of the Buyer and MergerCo to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and its Subsidiaries contained in this Agreement shall have been true and correct in all material respects when made and, except to the extent such representations and warranties speak to an earlier date, shall be true and correct in all material respects at and as of the Effective Time of the Merger, as if made at and as of such time; provided, however, that each of the representations and warranties of the Company and its Subsidiaries contained in this Agreement that are qualified as to materiality, Material Adverse Effect or Material Adverse Change shall have been true and correct when made and, except to the extent such representations and warranties speak to an earlier date, shall be true and correct at and as of the Effective Time of the Merger, as if made at and as of such time, in any such case, except as contemplated or permitted by this Agreement.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed and fulfilled, in all material respects, each of its obligations, covenants and agreements under this Agreement required to be performed by it at or prior to the Closing Date, including but not limited to its obligations pursuant to Sections 6.5, 6.10, 6.14, 6.15, and
     6.16 hereof.

          (c) CONSENTS, ETC. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that all the Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and all other third parties identified in Section 3.4(c) of the Disclosure Schedule have been obtained.

          (d) NO LITIGATION. There shall not be instituted, pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding that has a reasonable likelihood of success in the good faith opinion of the Buyer) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or, in the good faith opinion of the Buyer, materially and adversely affecting the contemplated economic or business benefits of the transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Subsidiary, the Buyer or any of the Buyer's subsidiaries of a material portion of the business or assets of the Company and its Subsidiaries or the Buyer and its subsidiaries, taken as a whole, or to compel the Company or the Buyer to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries or the Buyer and its subsidiaries, taken as a whole, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of the Buyer or MergerCo to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including, without limitation, the right to vote such shares of Common Stock on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit the Buyer or any of its Subsidiaries from effectively controlling in any respect any material portion of the business or operations of the Company or its Subsidiaries.

          (e) NO MATERIAL ADVERSE CHANGE. Except as disclosed in Section 3.7 of the Disclosure Schedule, there has not occurred any Material Adverse Change with respect to the Company since April 30, 1998.

          (f) ABSENCE OF CERTAIN RULES AND ORDERS. There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Merger by any Governmental Entity that would result in any of the consequences referred to in clauses (i) through (iv) of Section 7.2(d).

          (g) OPTION CANCELLATION AGREEMENTS. Each holder of any unexpired outstanding Company Stock Option (whether granted under a Company Stock Option Plan or otherwise) shall have executed an Option Cancellation Agreement and delivered such Option Cancellation Agreement to Buyer.

          (h) WARRANT CANCELLATION AGREEMENTS. Each holder of any unexpired outstanding Company Warrant shall have executed a Warrant Cancellation Agreement and delivered such Warrant Cancellation Agreement to Buyer.

          (i) THE AMENDED SUBLEASE. The Company and Maybrook shall have entered into the Amended Sublease.

          (j) CONSULTING AGREEMENT. MergerCo. shall have entered into a three
     (3) year consulting agreement (the "Consulting Agreement") with John M. Holahan, in substantially the form attached hereto as Exhibit D, pursuant to which Mr. Holahan will be paid $150,000 per year and will agree not to compete with Buyer for the period of the Consulting Agreement and for the period of two (2) years following the expiration thereof.

          (k) SHARE EXCHANGE. The Share Exchange shall have occurred prior to the Effective Time of the Merger.

          (l) OPINION OF COUNSEL. Harris, Beach & Wilcox, LLP, counsel to the Company, shall have delivered to the Buyer and MergerCo a written opinion of counsel in form and substance satisfactory to Buyer, subject to customary assumptions and qualifications, with respect to (i) the effectiveness of the Merger, (ii) the due incorporation, valid existence and good standing of the Company and its Subsidiaries, (iii) the validity, binding effect and enforceability of this Agreement, the Option Cancellation Agreements and the Warrant Cancellation Agreements and (iv) such other matters as MergerCo may reasonably request.

          (m) COMPANY CERTIFICATE. The Company shall have delivered to the Buyer and MergerCo a certificate, dated as of the Closing Date and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, as to the satisfaction by it of the conditions set forth in subsections 7.2(a), 7.2(b), 7.2(d), 7.2(e) and 7.2(l).

          (n) TERMINATION OF SAUNDERS CONSULTING AGREEMENT. Each of the Company and E. Philip Saunders shall have executed and delivered to Buyer the Saunders Consulting Agreement Termination.

          (o) THE WYOMING LEASE AND REAL ESTATE OPTIONS. The Company and E. Philip Saunders and any other parties with an ownership or beneficial interest in the real property referred to Section 6.24 shall have entered into the Wyoming Lease and any other leases referred to in Section 6.24. The Company shall have terminated all option agreements for the lease or purchase of real property referred to Section 6.25.

     7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and its Subsidiaries contained in this Agreement shall have been true and correct in all material respects when made and, except to the extent such representations and warranties speak to an earlier date, shall be true and correct in all material respects at and as of the Effective Time of the Merger, as if made at and as of such time; provided, however, that each of the representations and warranties of the Company and its Subsidiaries contained in this Agreement that are qualified as to materiality, Material Adverse Effect or Material Adverse Change shall have been true and correct when made and, except to the extent such representations and warranties speak to an earlier date, shall be true and correct at and as of the Effective Time of the Merger, as if made at and as of such time, in any such case, except as contemplated or permitted by this Agreement.

          (b) PERFORMANCE OF OBLIGATIONS OF THE BUYER AND MERGERCO. The Buyer and MergerCo shall have performed and fulfilled, in all material respects, each of their respective obligations, covenants and agreements under this Agreement required to be performed by them at or prior to the Closing Date.

          (c) NO LITIGATION. There shall not be instituted, pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding that has a reasonable likelihood of success in the good faith opinion of the Company) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

          (d) OPINION OF COUNSEL. The Buyer's and MergerCo's legal counsel shall have delivered to the Company a written opinion of counsel in form and substance satisfactory to the Company, subject to customary assumptions and qualifications, with respect to (i) the validity, binding effect and enforceability of this Agreement and (ii) such other matters as the Company may reasonably request.

          (e) BUYER AND MERGERCO CERTIFICATE. The Buyer and MergerCo shall have delivered to the Company certificates, dated as of the Closing Date and signed on their behalf by their respective President and Chief Financial Officer, as to the satisfaction by them of the conditions set forth in subsections 7.3(a), 7.3(b) and 7.3(c).

          (f) BRING-DOWN OPINION OF MCDONALD INVESTMENTS INC. If requested by the Board of Directors of the Company in accordance with Section 6.1(b), immediately prior to the mailing of the Proxy Statement to the shareholders of the Company, the Company shall have received the written bring-down fairness opinion of McDonald Investments Inc. dated as of such date, to the effect that as of the date of the meeting of the Board of Directors of the Company referred to in Section 3.16, the financial consideration to be received by the shareholders of the Company pursuant to the Merger is fair to the holders of Company Common Shares from a financial point of view.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of any matters presented in connection with the Merger by the shareholders of the Company:

          (a) by the written agreement of Buyer and the Company;

          (b) by either Buyer or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, or if there shall be in effect any other legal restraint or prohibition preventing or prohibiting the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

          (c) by either Buyer or the Company upon the Company's execution of a binding agreement with a third party with respect to a Transaction Proposal, provided that if the Company seeks to terminate this Agreement pursuant to this provision, the Company has complied with all provisions of this Agreement, including the notice provisions contained in Section 6.5(c), and provided further that, in either case, the Company, prior to such termination, pays the Immediate Termination Fee required in accordance with Section 9.2;

          (d) by Buyer in the event of a material breach by the Company of, or failure by the Company to perform in any material respect, any representation, warranty, covenant or other agreement of the Company contained in this Agreement, which cannot be or has not been cured within ten (10) days after the giving of written notice to the Company;

          (e) by the Company in the event of a material breach by MergerCo or Buyer of, or failure by MergerCo or Buyer to perform in any material respect, any representation, warranty, covenant or other agreement of MergerCo or Buyer contained in this Agreement, which cannot be or has not been cured within ten (10) days after the giving of written notice to MergerCo or Buyer;

          (f) by Buyer if there has occurred or occurs a Material Adverse Change with respect to the Company, at any time after the date of this Agreement;

          (g) by Buyer, if at any time prior to the Shareholders Meeting, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.1(d), withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Buyer (whether in accordance with Sections 6.1(d) and 6.5 or otherwise) or taken any position or action that is inconsistent with such recommendation (including, without limitation, recommending or not opposing any Transaction Proposal);

          (h) by either Buyer or the Company if the Company Shareholder Approval shall not have been obtained at the Shareholders Meeting;

          (i) by either Buyer or the Company if the fairness opinion provided to the Company's Board of Directors by McDonald Investments Inc. prior to the execution of this Agreement shall be withdrawn after and as a result of a Transaction Proposal that, in the reasonable opinion of McDonald Investments Inc., requires McDonald Investments Inc. to withdraw or not deliver such fairness opinion, or the bring-down fairness opinion of McDonald Investments Inc. referred to in Section 7.3(f), if requested by the Board of Directors of the Company in accordance with Section 6.1(b), is not delivered or shall be withdrawn for any reason;

          (j) by Buyer in the event that Buyer's environmental due diligence, including the environmental audits, conducted pursuant to Section 6.16 hereof, disclose environmental-related obligations, problems or other Liabilities that are reasonably estimated by Buyer to cost in the aggregate more than $2,000,000 (including the cost of investigation, consulting, remediation and compliance), net of any value reasonably expected by

     Buyer to be recovered from any existing insurance or other identified expected third party recoveries, that, in each case, have been disclosed by the Company to Buyer, all as adjusted for time and likelihood of occurrence, and all as determined by Buyer in its sole reasonable discretion and consistent, to the extent analogous, with Buyer's past practice; or

          (k) by either Buyer or the Company, if the Closing Date has failed to occur on or before August 31, 1999, except to the extent that such failure arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.1(k); provided, however, that if the only condition that has not been satisfied by the Company after reasonable best efforts is the Company's obligation to obtain Option Cancellation Agreements or Warrant Cancellation Agreements from each holder of Company Stock Options and Company Warrants, as the case may be, the foregoing date shall be extended by an additional thirty (30) calendar days.

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either the Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and shall have no further effect, without any Liability on the part of the Company, MergerCo or Buyer, except that the provisions of Sections 3.14 and 4.3 (relating to brokers), the last sentence of
Section 6.2 (relating to confidentiality), Section 6.22 (relating to non-solicitation of employees), this Section 8.2, Section 9.2 (relating to fees and expenses) and Section 9.7 (relating to third party beneficiaries) shall survive any such termination of this Agreement. Nothing contained in this section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement which occurs prior to the termination hereof.

     8.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be no amendment of this Agreement that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of
Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. Any termination of this Agreement pursuant to Section 8.1, any amendment of this Agreement pursuant to Section 8.3 or any extension or waiver under this Agreement pursuant to Section 8.4, in order to be effective, shall require action by the Board of Directors (or its duly authorized designee) of the party terminating this Agreement, executing the amendment or granting the extension or waiver, as the case may be.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished as of the Effective Time of the Merger and none of the Company, Buyer and MergerCo, nor any officer, director or employee or shareholder thereof, shall have any Liability whatsoever with respect to any such representation or warranty after such time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     9.2 FEES AND EXPENSES.

     (a) EXPENSES.

          (i) If this Agreement is terminated in connection with any of the circumstances described in Section 9.2(b) that require the payment of an Immediate Termination Fee (as set forth therein), or 9.2(c) in addition to the other amounts that will be or become payable pursuant to Section 9.2(b) or (c), the Company shall promptly reimburse Buyer and MergerCo in cash for all out-of-pocket expenses, disbursements and fees actually paid or payable by or on behalf of Buyer or MergerCo including to its respective accountants, attorneys, investment banks, brokers, financial or other advisors, commercial banks and other lending institutions (including, without limitation, up-front fees, ticking fees, commitment fees, administrative fees and interest expense in each case in respect of any proposed financing sources for the Merger), or actually paid or payable to the agents of or counsel to such commercial banks or lending institutions, in each case, whether incurred prior to, on or after the date hereof and arising out of, relating to, or incidental to, the discussion, evaluation, negotiation, documentation, financing, closing and existence of the transactions contemplated by this Agreement, the Voting Agreement or the Share Exchange Agreement (collectively, "Buyer Expenses") up to a maximum of $1,000,000.

          (ii) If this Agreement is terminated by Buyer pursuant to Section 8.1(d) or 8.1(f), the Company shall, as Buyer's sole remedy for such material breach or failure to perform (except as otherwise provided in Section 9.2(c)), promptly reimburse Buyer and MergerCo in cash for Buyer Expenses up to a maximum of $800,000. Notwithstanding the foregoing, if this Agreement is terminated by Buyer pursuant to Section 8.1(f) as a result of a Material Adverse Change with respect to the Company that results solely from economic or industry conditions that are outside of the Company's control and that affect all multi-unit truckstop or travel center operations (an "Industry-wide Material Adverse Change"), Buyer shall not be entitled to reimbursement of Buyer Expenses pursuant to this paragraph.

          (iii) If this Agreement is terminated by Buyer pursuant to Section 8.1(j), the Company shall reimburse Buyer and MergerCo in cash for Buyer Expenses up to a maximum of $200,000.

          (iv) If this Agreement is terminated by Buyer pursuant to Section 8.1(d) or 8.1(f) and thereafter Buyer is entitled to a Deferred Termination Fee pursuant to Section 9.2(c)(i), the Company shall promptly reimburse Buyer and MergerCo in cash for Buyer Expenses up to a maximum of $1,000,000, minus any amount previously reimbursed by the Company pursuant to Section 9.2(a)(ii).

          (v) If Buyer is entitled to expense reimbursement pursuant to Section 9.2(a)(i), 9.2(a)(ii) or 9.2(a)(iv) (other than upon termination by Buyer pursuant to Section 8.1(f) as a result of an Industry-wide Material Adverse Change), Buyer shall, upon payment of all amounts due it pursuant to this Agreement, transfer its ownership interests to the Company or its designee in all title reports, survey work, appraisals and environmental audits relating to the Company's assets or properties, except to the extent Buyer is not permitted by law to transfer any of such assets. Notwithstanding the foregoing, Buyer shall be permitted to retain copies of any such title reports, survey work, appraisals and environmental audits transferred to the Company.

          (vi) If this Agreement is terminated by the Company pursuant to
     Section 8.1(e), Buyer shall, as the Company's sole remedy for such material breach or failure to perform, reimburse the Company in cash for all out-of-pocket expenses, disbursements and fees actually paid or payable by or on behalf of the Company, including to its respective accountants, attorneys, investment banks, brokers, financial or other advisors, whether incurred prior to, on or after the date hereof and arising out of, relating to, or incidental to, the discussion, evaluation, negotiation, documentation, closing and existence of the transactions contemplated by this Agreement, the Voting Agreement or the Share Exchange Agreement (collectively, "Company Expenses") up to a maximum of $500,000. Notwithstanding the foregoing, Company Expenses shall not include any premiums, expenses, disbursements or fees paid by the Company in connection with the procurement of directors' and officers' liability insurance.

     (b) IMMEDIATE TERMINATION FEE. If this Agreement is terminated pursuant to any of the following provisions:

          (i) by the Company pursuant to Section 8.1(c), 8.1(i) or, after the existence of a Transaction Proposal, pursuant to 8.1(h) unless the only Transaction Proposal in existence at the time of the Shareholders Meeting arises under Section 6.5(b)(iii) and a majority of the Company Common Shares beneficially owned by the person or "group" described under said
     Section 6.5(b)(iii) are voted in favor of the transactions contemplated hereunder at the Shareholders Meeting (a "Non-Conforming Transaction Proposal") (in which case, no Immediate Termination Fee is payable hereunder).

          (ii) by Buyer pursuant to Sections 8.1(c), 8.1(g) or 8.1(i) or, after the existence of a Transaction Proposal, pursuant to Section 8.1(h) unless the only Transaction Proposal in existence at the time of the Shareholders Meeting is a Non-Conforming Transaction Proposal (in which case, no Immediate Termination Fee is payable hereunder).

then the Company shall, simultaneously with such termination of this Agreement, pay Buyer a fee of $1,200,000 in cash, which amount shall be payable in same day funds (the "Immediate Termination Fee").

     (c) DEFERRED TERMINATION FEE.

          (i) If this Agreement is terminated under any of the circumstances described in Section 9.2(a)(ii), other than a termination by Buyer pursuant to Section 8.1(f) as a result of an Industry-wide Material Adverse Change, and if, at any time prior to twelve (12) months following the termination of this Agreement, any Person (other than Buyer or MergerCo or any of their Affiliates) consummates a transaction that would otherwise constitute a Transaction Proposal in which the total initially announced value of the per share consideration for such transaction is equal to or exceeds the Merger Consideration, the Company shall pay to Buyer, immediately prior to the consummation of such transaction, a fee payable in same day funds in an amount equal to $1,200,000 (the "Deferred Termination Fee"); or

          (ii) If (a) any Person (other than Buyer or MergerCo or any of their Affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal or (b) if, after the date of this Agreement and prior to any termination of this Agreement, any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (other than Buyer, MergerCo or any of their Affiliates) purchases or otherwise acquires, directly or indirectly, beneficial ownership of 10% or more of the outstanding Company Common Shares, and, in each case, if at any time prior to twelve (12) months following the termination of this Agreement pursuant to Section 8.1(k) any Person (other than Buyer or MergerCo or any of their Affiliates) consummates a transaction that would otherwise constitute a Transaction Proposal (or enters into a definitive agreement with respect to such a transaction which transaction is subsequently consummated), the Company shall pay to Buyer, immediately prior to the earlier of the execution of such definitive agreement or the consummation of such transaction, the Deferred Termination Fee. Notwithstanding the foregoing, for purposes of this Section 9.2(c)(ii), the percentage threshold required for a "Transaction Proposal" covered under Section 6.5(b)(iii) shall be increased from 20% or more of the outstanding Company Common Shares to 33 1/3% or more of the outstanding Company Common Shares.

     (d) LIMITATION TO ONE FEE. In no event shall the Company be required to pay more than one fee pursuant to Section 9.2(b) or 9.2(c).

     (e) OTHER EXPENSES. Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement, as well as all SEC filing fees relating to the transactions contemplated herein and (ii) of obtaining any consents of any third party.

     9.3 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) If to Buyer or MergerCo, to:

          TravelCenters of America, Inc.
          24601 Center Ridge Road
          Suite 200
          Westlake, OH 44145-5634
          Attention: Edwin P. Kuhn

          with a copy to:

          Calfee, Halter & Griswold LLP
          1400 McDonald Investment Center
          800 Superior Avenue
          Cleveland, Ohio 44114
          Attention: Philip M. Dawson, Esq.

        (ii) If to the Company, to:

          Travel Ports of America, Inc.
          3495 Winton Place
          Building C
          Rochester, NY 14623
          Attention: E. Philip Saunders

          with a copy to:

          Harris, Beach & Wilcox, LLP
          Granite Building
          130 East Main Street
          Rochester, NY 14604
          Attention: Thomas E. Willett, Esq.

     9.4 DEFINITIONS. In addition to the other capitalized terms which are defined elsewhere in this Agreement, as used herein the following terms shall have the following meanings:

     An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and any Director, officer or controlling person of such Person.

     "Books and Records" means all books and records of the Company and its Subsidiaries relating to the businesses and properties of the Company or its Subsidiaries, including without limitation records relating to sales and purchases, personnel records, Tax Returns, and financial and operating data.

     A "business day" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Standard Time.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract" means any contract, commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, promise or similar arrangement evidencing or creating any obligation, whether written or oral.

     "Defined Benefit Plan" means any Pension Plan which is a defined benefit plan within the meaning of Section 3(35) of ERISA.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Governmental Entity" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses arising in the ordinary course of business in accordance with customary trade terms), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit and bankers' acceptances and (k) all obligations of such Person in respect of fuel-supply hedging agreements and arrangements. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or member, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof pursuant to provisions and terms reasonably satisfactory to the Agent.

     "Knowledge," when used with respect to the Company or any Subsidiary of the Company, means the actual knowledge of the following officers and employees or consultants (as well as any of their successors) of the Company or its
Subsidiaries: E. Philip Saunders, John M. Holahan and William Burslem III, and, without duplication, the employees with direct supervisory authority over financial, marketing, merchandising, environmental, tax, labor, employee benefits and real estate matters or any of the foregoing, in each case after reasonable investigation and inquiry. Notwithstanding the foregoing, for purposes of Section 3.12 and 3.28, "Knowledge" shall also include the actual knowledge of Gerry Beiermann and, in the case of Section 3.12, shall also include the actual Knowledge of each of the general managers of each site operated by the Company or any Subsidiary.

     "Liabilities" means responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise.

     "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, or any other title defect or restriction of any kind.

     "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect that either individually or in the aggregate with all other such changes or effects, is, or is reasonably likely to be, materially adverse to the business, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole and the terms "material" and "materially" shall have correlative meanings; provided, however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred as a result of any one or more of (i) a change with respect to, or affecting the Company resulting from expenses (such as legal, accounting and investment bankers' fees), that are known or reasonably contemplated as of the date hereof by Buyer to be incurred by the Company in connection with this Agreement or (ii) any financial change resulting from actions specifically required by this Agreement.

     "Multiemployer Plan" means any multiemployer plan within the meaning of
Section 3(37) of ERISA.

     "Other Plan" means any employment, noncompetition, management, agency or consulting arrangement, bonus, profit sharing, deferred compensation, retirement, incentive, stock option, stock ownership or stock purchase plan, or similar plan, policy or arrangement, whether or not in written form, which does not constitute an Employee Benefit Plan and which is not disclosed in Section 3.10 of the Disclosure Schedule.

     "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan.

     "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     A "Subsidiary" of any Person means another Person, an amount of the voting securities, voting membership interests, voting partnership interests or other voting interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which, are owned directly or indirectly by such first Person.

     "Welfare Plan" means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, other than a Multiemployer Plan.

     9.5 INTERPRETATION. When a reference is made in this Agreement to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. The Table of Contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and this Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein (including, without limitation, the Confidentiality Agreement dated October 19, 1998) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies upon any Persons other than the parties hereto.

     9.8 GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND ENTIRELY TO BE PERFORMED WITHIN SUCH STATE AND SUCH FEDERAL LAWS AS MAY BE APPLICABLE. THE LAWS OF NEW YORK SHALL NOT BE APPLICABLE IN ANY WAY TO THE TERMS OF THIS AGREEMENT.

     9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Buyer or MergerCo may, without the Company's prior written consent, assign its rights under this Agreement to any of the Buyer's Subsidiaries or any financial institution that requires such assignment in connection with such financial institution's agreement to provide financing to either Buyer or MergerCo. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.10 ENFORCEMENT. Except as provided by Section 9.2 in connection with a termination as set forth therein, the parties agree that irreparable damage would occur if any provision of any covenant or agreement contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of any covenant or agreement contained in this Agreement and to enforce specifically the terms and provisions thereof. Notwithstanding the foregoing, the parties cannot seek specific performance for those covenants or agreements contained in Sections 2.2(b) or 6.12 the satisfactory performance of which are solely within the control of a third-party.

     IN WITNESS WHEREOF, Buyer, MergerCo and the Company have caused this Agreement to be signed by their duly authorized, respective officers, all as of the date first written above.

                                          TRAVELCENTERS OF AMERICA, INC.
                                          ("Buyer")

                                          By: /s/ EDWIN P. KUHN
                                            ------------------------------------
                                          Name: Edwin P. Kuhn
                                          Title: President and Chief Executive
                                          Officer

                                          TP ACQUISITION, INC.
                                          ("MergerCo")

                                          By: /s/ EDWIN P. KUHN
                                            ------------------------------------
                                          Name: Edwin P. Kuhn
                                          Title: President and Chief Executive
                                          Officer

                                          TRAVEL PORTS OF AMERICA, INC.
                                          (the "Company")

                                          By: /s/ E. PHILIP SAUNDERS
                                            ------------------------------------

                                          Name: E. Philip Saunders
                                          --------------------------------------

                                          Title: Chairman and Chief Executive
                                          Officer
                                          --------------------------------------

                              TABLE OF DEFINITIONS

                                DEFINITION PAGE

1995 Warrant Agreement......................................     I-4
1998/1999 Capital Budget....................................    I-12
affiliate...................................................    I-14
Affiliate...................................................    I-36
Agreement...................................................     I-1
Amended Sublease............................................    I-27
Antitrust Laws..............................................    I-23
Books and Records...........................................    I-36
business day................................................    I-36
Buyer.......................................................     I-1
Buyer Expenses..............................................    I-34
Cephas Warrant Agreement....................................     I-4
Certificate of Merger.......................................     I-2
Certificates................................................     I-5
Closing.....................................................     I-2
Closing Date................................................     I-2
Code........................................................    I-36
Company.....................................................     I-1
Company Common Shares.......................................     I-1
Company Expenses............................................    I-34
Company Preferred Shares....................................     I-6
Company Shareholder Approval................................     I-1
Company Stock Option Plans..................................     I-3
Company Stock Options.......................................     I-3
Company Warrant.............................................     I-4
Company's Bonus Plan........................................    I-26
Consulting Agreement........................................    I-30
Contract....................................................    I-36
Convertible Debentures......................................     I-4
Convertible Debt Securities.................................     I-4
Convertible Note............................................     I-4
Date Data...................................................     I-9
Deferred Termination Fee....................................    I-35
Defined Benefit Plan........................................    I-36
Disclosure Schedule.........................................     I-6
Effective Time of the Merger................................     I-2
Employee Benefit Plan.......................................    I-36
Environmental Claim.........................................    I-12
Environmental Laws..........................................    I-12
Environmental Permits.......................................    I-12
ERISA.......................................................    I-37
ERISA Affiliate.............................................    I-10
Exchange Act................................................    I-37
Exchange Agent..............................................     I-4
Exchange Fund...............................................     I-5
Excluded Shares.............................................     I-3
Governmental Entity.........................................    I-37
Griffith Supply Agreement...................................    I-27
Hazardous Materials.........................................    I-12
HSR Act.....................................................    I-37

Immediate Termination Fee...................................    I-35
Indebtedness................................................    I-37
Indemnified Party...........................................    I-28
Industry-wide Material Adverse Change.......................    I-34
Intellectual Property Rights................................    I-14
Knowledge...................................................    I-37
Leasehold Premises..........................................    I-16
Leases......................................................    I-16
Liabilities.................................................    I-37
Lien........................................................    I-37
material....................................................    I-37
Material Adverse Change.....................................    I-37
Material Adverse Effect.....................................    I-37
Material Contracts..........................................    I-13
Material Intellectual Property Rights.......................    I-14
Material Permits............................................    I-15
materially..................................................    I-37
Maybrook....................................................    I-27
Merger......................................................     I-1
Merger Consideration........................................     I-3
MergerCo....................................................     I-1
MergerCo Disclosure Schedule................................    I-19
Millennium Compliant........................................     I-9
Multiemployer Plan..........................................    I-37
Nasdaq......................................................    I-24
Non-Conforming Transaction Proposal.........................    I-35
Notice of Transaction Proposal..............................    I-25
NYBCL.......................................................     I-1
Option Cancellation Agreement...............................     I-3
Other Plan..................................................    I-37
Owned Properties............................................    I-16
Pension Plan................................................    I-38
Perk........................................................    I-18
Perk Related Parties........................................    I-18
Permits.....................................................    I-12
Permitted Encumbrances......................................    I-16
Person......................................................    I-38
Proxy Statement.............................................     I-8
Saunders Consulting Agreement Termination...................    I-27
SEC.........................................................    I-38
SEC Documents...............................................     I-8
SEC Financial Statements....................................     I-8
Securities Act..............................................    I-38
Severance Plan..............................................    I-26
Share Exchange..............................................     I-1
Share Exchange Agreement....................................     I-1
Shareholders Meeting........................................    I-22
Subsidiary..................................................    I-38
Superior Transaction Proposal...............................    I-25
Surviving Corporation.......................................     I-1
Tax Return..................................................    I-11
Taxes.......................................................    I-11
Transaction Proposal........................................    I-24

Travel Ports 401(k) Plan....................................    I-26
Treasury Shares.............................................     I-3
Voting Agreement............................................     I-1
WARN Act....................................................    I-22
Warrant Agreements..........................................     I-4
Warrant Cancellation Agreement..............................     I-4
Welfare Plan................................................    I-38
Wyoming Lease...............................................    I-28

                                    ANNEX II          MCDONALD INVESTMENTS
                                                      [LOGO]
                                                      MCDONALD INVESTMENTS INC.,
                                                      A KEYCORP COMPANY
                                                      600 Superior Avenue,
                                                      10th Floor
                                                      Cleveland, Ohio 44114

                                                      Tel: 216 781-9035
                                                      Fax: 216 781-6627
February 26, 1999

PERSONAL AND CONFIDENTIAL
-------------------------
Board of Directors
Travel Ports of America, Inc.
3495 Winton Place, Building C
Rochester, NY 14623

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of Common Stock, par value $0.01 (the "Common Stock") of Travel Ports of America, Inc. (the "Company" or "Travel Ports") in connection with the proposed merger (the "Merger") of the Company with and into TP Acquisition, Inc. ("MergerSub"), a wholly owned subsidiary of TravelCenters of America, Inc. ("TravelCenters"), with the Company surviving the Merger pursuant to the Agreement and Plan of Merger dated as of February 26, 1999 (the "Agreement") among the Company, MergerSub and TravelCenters. Capitalized terms not otherwise defined herein shall have the same meaning given to them in the Merger Agreement.

     You have informed us that, pursuant to the Agreement, as of the effective time of the Merger: (i) the MergerSub will be merged with and into the Company,
(ii) each share of Common Stock issued and outstanding prior to the Merger will be converted into the right to receive $4.30 in cash (the "Merger Consideration") except as noted below, (iii) each holder of a Company Stock Option ("Option") and/or Company Warrant ("Warrant") having an exercise price less than $4.30 prior to the closing, will either (a) exercise such Option or Warrant in exchange for Company Common Stock and be entitled to receive the Merger Consideration or (b) elect to receive a cash payment for each Option and Warrant in an amount equal to the product of the total number of shares of Company Common Stock held subject to the Option or Warrant multiplied by $4.30 less the exercise price per share of the Option or Warrant, (iv) each outstanding convertible debt security including without limitation, the Company's 8.5% Senior Subordinated Convertible Debentures due January 15, 2005 and the Company's 7.81% Convertible Subordinated Note due December 4, 2007, will be redeemed or otherwise paid in full, or at the option of the holder thereof, to be converted into Company Common Stock, in accordance with the terms of each instrument, TravelCenters will assume all of the Company's long term debt, net of cash, at the time of closing and (vi) in consideration for his shares, Philip Saunders, Chief Executive Officer of the Company, will receive for each share $4.30 in cash for approximately two thirds of his shares and TravelCenters common stock for a specified number of shares constituting approximately one-third of his shares.

     McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisition, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including exhibits and schedules thereto; (ii) certain publicly available information concerning the Company, including the Company's Annual Reports on Form 10K for the period ended April 30, 1998 and its Quarterly Reports on Form 10Q for the quarters ended October 31, 1998 and July 31, 1998; (iii) certain publicly available information concerning TravelCenters, including TravelCenters Annual Report on Form 10K for the period ended December 31, 1997 and its Quarterly Reports on Form 10Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (iv) certain other internal information including financial and operation projections, lease agreements, and other documents related to the Company; (v) certain publicly available information concerning the trading of, and the trading market for, the Company's Common Stock; (vi) certain other publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities;

(vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry; and (viii) TravelCenters "Indicative Comparative Valuation Analysis" which provides a basis for valuation of TravelCenters common stock.

     In our review and analysis in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information, including the above-mentioned projections, provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and TravelCenters contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and the basis therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgements of management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by management. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of either the Company or TravelCenters nor have we been furnished with any such evaluation or appraisal. We assume, without independent verification, that TravelCenter's "Indicative Comparative Valuation Analysis" represents fairly the value of the TravelCenters stock such that the consideration given to Philip Saunders in the form of TravelCenters stock is equivalent to the cash consideration given to other stockholders. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, on the date hereof, from a financial point of view, of the Merger Consideration and does not address the Company's underlying business decision to effect the Merger, and terms of the Merger, or the Merger Agreement. It should also be noted that we were not engaged to act as a financial advisor to the Company in connection with the Merger and, therefore, did not participate in the process of identifying potential bidders for the Company or the negotiation of the terms of the Merger. We understand that no other bids for the Company were sought other than that of TravelCenters prior to our engagement, and we have not been instructed to seek alternative bids for the Company.

     In the ordinary course of business, we may actively trade securities of the Company and TravelCenters for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this opinion is directed to the Board of Directors and senior management of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company's Common Stock, except for the consideration, as described above, for Philip Saunders.

                                          Very truly yours,

                                          McDonald Investments, Inc.
                                          A KeyCorp Company

                                          By: /s/ Robert B. Shepherd

                                   ANNEX III

                                                                  EXECUTION COPY

                            SHARE EXCHANGE AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of the 26th day of February, 1999, by and among TRAVELCENTERS OF AMERICA, INC., a Delaware corporation, as purchaser ("Buyer"), and E. Philip Saunders, as seller ("Seller").

                                   RECITALS:

     A. Seller owns, in the aggregate, 1,844,275 shares of common stock of Travel Ports of America, Inc., a New York corporation (the "Company").

     B. In connection with the transaction contemplated by this Agreement, Buyer has agreed to acquire all of the issued and outstanding shares of common stock of the Company pursuant to a merger agreement dated the date hereof, as the same may be amended (the "Merger Agreement"), among Buyer, TP Acquisition, Inc. ("MergerCo") and the Company providing for the merger of MergerCo with and into the Company (the "Merger").

     C. Concurrently herewith, Seller, John M. Holahan ("Holahan"), Buyer and MergerCo are entering into a Voting Agreement (the "Voting Agreement") pursuant to which Seller and Holahan are obligated to vote any and all shares of the Company owned by each for the approval and adoption of the Merger Agreement.

     D. Prior to the execution thereof, the Board of Directors of the Company has approved and authorized the Company's execution, delivery and performance of the Merger Agreement, as well as the transactions contemplated by this Agreement, and the Voting Agreement.

     E. Prior to the effective time of the Merger, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 653,025 shares of Company common stock (the "Shares"), upon and subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of and in reliance upon the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 DEFINITIONS. Certain terms used in this Agreement shall have the meanings set forth herein or elsewhere as indicated in Article 8.

                                   ARTICLE 2

                               PURCHASE AND SALE

     2.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m., E.S.T., on the date of the closing of the Merger, as contemplated in the Merger Agreement (the "Closing Date") at the offices of Calfee, Halter & Griswold LLP, 800 Superior Avenue, 1400 McDonald Investment Center, Cleveland, Ohio.

     2.2 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer free and clear of all Liens, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the Shares.

     2.3 CONSIDERATION. On the Closing Date, Buyer shall purchase the Shares from Seller in exchange for 85,000 shares of fully paid and non-assessable shares of common stock, par value $.01 per share, of Buyer (the

                                      III-1

"Buyer Common Stock") which shall be issued pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that the following statements contained in this Article 3 are true and correct at and as of the date of this Agreement with respect to Seller. Each representation and warranty contained in this Article 3 shall be deemed to be independently material and relied upon by Buyer.

     3.1 AUTHORITY AND CAPACITY. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, including, without limitation, the authority and capacity to sell and transfer the Shares to Buyer as provided by this Agreement.

     3.2 OWNERSHIP OF SECURITIES. Seller owns all of the Shares free and clear of all Liens. The Shares are not subject to any marital property or other agreement, judgment, order, voting trust or proxy which either limits or restricts Seller's absolute authority to transfer the Shares as herein provided or requires the holder thereof to vote the Shares in any particular manner, except for the Voting Agreement.

     3.3 EXECUTION AND DELIVERY; ENFORCEABILITY. This Agreement and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     3.4 NONCONTRAVENTION. Seller's execution, delivery and performance of this Agreement and any other document, instrument or agreement to be executed and delivered by Seller in connection herewith, (i) does not require Seller to submit any notice, report or other filing with any Governmental Authority, (ii) violate or breach any Law applicable to Seller, any Order to which Seller is subject or any Contract to which Seller is a party, or (iii) require the consent, approval or authorization of any Governmental Authority or any other Person.

     3.5 BROKERAGE. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

     3.6 INVESTMENT INTENT.

     (a) Seller is an "accredited investor" as that term is defined in Section 501 under the Securities Act. Seller has sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of the transactions contemplated by this Agreement. However, nothing in this
Section 3.6 shall have any bearing on or mitigate, dilute or compromise in any manner any of the representations, warranties, indemnities, agreements or covenants contained elsewhere in this Agreement or any of the agreements contemplated hereby.

     (b) Seller has been given access to information requested by Seller regarding Buyer, including the opportunity to ask questions of and receive answers from the officers of Buyer concerning the present and proposed activities of Buyer and to obtain the information which Seller deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and Seller has made his own independent investigation of Buyer and the merits and risks of the transactions contemplated by this Agreement.

     (c) Seller is acquiring the Buyer Common Stock for his own account, for investment purposes, and not with a present view to resell or distribute all or any portion of the Buyer Common Stock.

     (d) Seller understands that the Buyer Common Stock has not been registered under the Securities Act as of the Closing or under any state securities laws, is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and such certificates will bear a legend in substantially the following form, as well as any other legend that may be required by applicable law:

     THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE
     REGISTRATION OR

                                      III-2

     QUALIFICATION PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATIONS PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

     (e) Seller acknowledges that the Buyer Common Stock will be subject to further additional restrictions as contained in that certain Stockholders' Agreement, dated March 6, 1997, as the same is or may be further amended, among Buyer and its stockholders (the "Stockholders' Agreement"). Seller understands that any certificate(s) evidencing the Buyer Common Stock will bear additional restrictive legends as provided for in the Stockholders' Agreement.

     (f) Seller further represents that:

          (i) Seller or his purchaser representative is a sophisticated investor with knowledge and experience in business and financial matters;

          (ii) Seller has been provided with the information specified in Rule 502(b)(2)(ii) under the Securities Act and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Buyer Common Stock;

          (iii) Seller has not been offered the Buyer Common Stock by any form of general advertising or general solicitation;

          (iv) Seller is aware that his investment in the Buyer Common Stock is a speculative one and involves a high degree of risk, that the amount realized on the investment may not equal the original amount invested and Seller has concluded that the proposed investment in Buyer is appropriate in light of his overall investment objectives and financial situation; and

          (v) Seller is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Common Stock.

     3.7 RESTRICTED SECURITIES. Seller understands and acknowledges that the Buyer Common Stock he is receiving are "restricted securities" under federal and state securities laws insofar as the Buyer Common Stock has not been registered under the Securities Act or the securities laws of any other jurisdiction, that they may not be resold or transferred without compliance with the registration or qualification provisions of the Securities Act or applicable federal and state securities laws of any state or other jurisdiction. Seller is familiar with SEC Rule 144 as presently in effect and the resale limitations imposed thereby and under the Securities Act.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement. Each representation and warranty contained in this Article shall be deemed to be independently material and relied upon by Seller.

     4.1 ORGANIZATION; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith. All requisite corporate action to authorize, execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith has been taken by Buyer.

     4.2 EXECUTION AND DELIVERY; ENFORCEABILITY. This Agreement and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                                      III-3

     4.3 NONCONTRAVENTION. Buyer's execution, delivery and performance of this Agreement and any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, (i) does not require Buyer to submit any notice, report or other filing with any Governmental Authority (other than as may be required under Regulation 13-D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or other state or federal securities laws),
(ii) violate or breach any Law applicable to Buyer, any Order to which Buyer is subject or any Contract to which Buyer is a party, or (iii) require the consent, approval or authorization of any Governmental Authority or any other Person.

     4.4 BROKERAGE. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

     4.5 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account, for investment purposes, and not with a present view to resell or distribute any portion thereof.

     4.6 SEC DOCUMENTS. Buyer has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as amended, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including footnotes) of Buyer included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be specifically indicated in the notes thereto), and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated income, shareholders' equity and cash flows for the periods then ended.

     4.7 NONCONTRAVENTION. As of the date hereof, except as set forth on Schedule A, any exercise by Seller of the Put Right (as described in Section 6.2(a)) shall not cause a breach or default under any agreement to which Buyer or any of its subsidiaries is a party. As of the date hereof, the exercise by Seller of the Put Right would not, to the knowledge of Buyer, violate any Law and, in particular, Buyer has sufficient "surplus" (as that term is defined in the Delaware General Corporation Law) to permit Buyer to purchase the Put Shares (as defined in Section 6.2(a)), if such Put Right were to be exercised on the date hereof.

                                   ARTICLE 5

                             CONDITIONS TO CLOSING

     5.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.1:

          (i) Seller's execution and delivery of a counterpart signature page to the Stockholders' Agreement pursuant to which Seller agrees to be bound by such terms and conditions as contained therein;

          (ii) no suit, action, investigation or proceeding shall be pending or threatened before any court, agency or other Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part;

          (iii) each of Seller's representations and warranties in Article 3 (a) must have been accurate in all respects as of the date of this Agreement, and (b) must be accurate in all respects as of the Closing Date as if made on the Closing Date;

                                      III-4

          (iv) all of the obligations, covenants and conditions that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing and each of these obligations, covenants and conditions must have been duly performed and complied with by Seller in all respects;

          (v) Buyer shall have received from Seller (a) a stock certificate evidencing or representing the Shares issued in the name of Buyer, and (b) evidence of the cancellation of the stock certificate(s) previously issued in the name of Seller evidencing the Shares;

          (vi) Seller's execution and delivery, at the Closing, of a certificate in form and substance reasonably acceptable to Buyer certifying as to (a) the continued accuracy as of the Closing Date of the representations and warranties contained in Article 3 hereof, (b) Seller's performance and compliance with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by Seller prior to or on the Closing Date, (c) Seller's record and beneficial ownership of the Shares and good and marketable title thereto and Seller's absolute right to transfer the same, and upon transfer, certifying that the Shares are not subject to any Liens, and (d) Seller's full power and capacity to perform the terms of this Agreement;

          (vii) each of the conditions set forth in Sections 7.1, 7.2 and 7.3 of the Merger Agreement shall have been satisfied or waived by the party entitled to waive the same; and

          (viii) Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer and its counsel.

     5.2 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.2:

          (i) no suit, action, investigation or proceeding shall be pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part;

          (ii) each of Buyer's representations and warranties in Article 4 (a) must have been accurate in all respects as of the date of this Agreement, and (b) must be accurate in all respects as of the Closing Date as if made on the Closing Date;

          (iii) all of the obligations, covenants and conditions that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing and each of these obligations, covenants and conditions must have been duly performed and complied with by Buyer in all respects;

          (iv) Seller shall have received a stock certificate issued in the name of Seller evidencing or representing the Buyer Common Stock; (v) Buyer's execution and delivery, at the Closing, of a certificate in form and substance reasonably acceptable to Seller certifying as to (a) the continued accuracy as of the Closing Date of the representations and warranties contained in Article 4 hereof, (b) Buyer' performance and compliance with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by Buyer prior to or on the Closing Date, (c) the accuracy and efficacy of the Board of Director resolutions of Buyer respecting the issuance of the Buyer Common Stock, and
     (d) Buyer's full power and authorization to execute and deliver this Agreement;

          (vi) each of the conditions set forth in Sections 7.1, 7.2 and 7.3 shall have been satisfied or waived by the party entitled to waive the same; and

          (vii) Seller shall have received each other document required to be delivered to Seller pursuant to this Agreement.

                                      III-5

Any agreement or document to be delivered to Seller pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller and his counsel.

     5.3 CONDITION SUBSEQUENT TO CLOSING. Immediately following the Closing, Buyer and the Company shall file all necessary documents and take such other actions under and in accordance with the Merger Agreement to cause the Merger to be consummated as provided for therein. In the event the Merger is not consummated for any reason within two days following the Closing hereunder, all of the transactions contemplated herein shall be deemed not to have occurred and the parties shall thereupon promptly return to the other all deliveries made pursuant hereto.

                                   ARTICLE 6

                      ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 BOARD APPOINTMENT.

     (a) Promptly following the closing of the Merger, and subject to the approval of Buyer's stockholders, Buyer shall use all reasonable efforts to cause Seller to be appointed to the Board of Directors (the "Board") of Buyer at the next regularly scheduled shareholder meeting to serve until the death, resignation or removal of Seller (including as provided in Section 6.1(b) below).

     (b) Seller's right to maintain a position on the Board shall terminate on the earliest to occur of (i) three years from the Closing, (ii) Seller's failure to own at least 50,000 shares of Buyer common stock; provided, however, that the 50,000 share requirement shall be equitably adjusted up or down, as applicable, in the event of any stock dividend or change in the common stock of Buyer by reason of any stock split, reverse stock split, recapitalization, reclassification, combination, exchange of shares or similar organic change (collectively, an "Organic Change"), (iii) a registration statement filed for an initial public offering of the common stock of Buyer is declared effective under the Securities Act (an "IPO"), or (iv) a Change in Control (each, a "Resignation Event"). Upon the occurrence of a Resignation Event, Seller shall immediately tender his written resignation as a member of the Board, which resignation may be accepted or rejected by Buyer, for a thirty (30) day period after Buyer's receipt. In the event Buyer rejects Seller's resignation, Seller shall remain a member of the Board and subsequently tender his written resignation on each anniversary thereafter, which Buyer may elect to accept or reject for a thirty
(30) day period after Buyer's receipt.

     (c) Seller acknowledges and agrees that his right to obtain and maintain a position on the Board is a personal right and is in no way assignable or transferable in any manner.

     6.2 PUT RIGHT.

     (a) Subject to the terms of this Section 6.2, Seller shall have the right to sell to Buyer and Buyer shall be obligated to purchase from Seller, all but not less than all, of the shares of Buyer Common Stock received by Seller pursuant to this Agreement (including any additional shares of Buyer Common Stock received by Seller with respect to such shares of Buyer Common Stock as a result of any Organic Change) that Seller then owns at the time he elects to exercise the Put Right (the "Put Shares") which are then eligible to be "put" under Section 6.2(b) at the put exercise price of $33.04 (the "Exercise Price") per share (the "Put Right"); provided, however, that the Exercise Price shall be equitably adjusted up or down, as applicable, in the event of any Organic Change.

     (b) Subject to the following sentence of this paragraph, the Put Right becomes exercisable in equal one-third (1/3) increments annually beginning on the first anniversary of the Closing Date (so that two-thirds (2/3) of the Put Shares can be "put" commencing after the second anniversary of the Closing Date and one hundred percent (100%) commencing after the third anniversary of the Closing Date) and terminates upon the fourth anniversary of the Closing Date. Notwithstanding the foregoing, the Put Right shall become exercisable in full upon consummation of a transaction pursuant to which there is a Change in Control of Buyer in which Seller was not offered the opportunity to sell all of the Put Shares in such transaction. The Put Right is exercisable by giving an irrevocable written notice (the "Put Notice") of exercise to Buyer, subject to the applicable vesting period, prior

                                      III-6
to the termination of the Put Right. The total consideration to be paid Seller upon exercise of the Put Right shall be calculated by multiplying (x) the Exercise Price by (y) the number of shares representing the Put Shares subject to the Put Notice (the "Total Put Price"). If the Put Notice is given during the applicable exercise period as provided above and Buyer is precluded by Law or Contract from purchasing some or all of the Buyer Common Stock referenced in Seller's Put Notice then (i) Buyer shall purchase those shares of Buyer Common Stock that Buyer is not so precluded from purchasing, pursuant to a closing under Section 6.2(e) below, and shall purchase the remainder of the Buyer Common Stock referenced in the Put Notice (the "Unpaid Put Shares") as soon as practicable after such time as Buyer is no longer precluded by Law or Contract from completing such purchase (at which point a closing shall occur for the consummation of the purchase according to the terms of Section 6.2(e)) and provided, further, that Buyer shall remain obligated to buy and Seller obligated to sell the remainder of the Buyer Common Stock referenced in the Put Notice as, and to the extent, availability arises thereafter; and (ii) until such time as the Unpaid Put Shares are so purchased, Buyer shall pay a monthly penalty fee on the portion of the Total Put Price related to any such Unpaid Put Shares at a rate of eight-and-one-half percent (8.5%) per annum until so paid, which penalty fee shall be payable monthly. Any payment made with respect to the Unpaid Put Shares shall be applied first against any such accrued but unpaid penalty fee.

     (c) Under no circumstances shall Buyer be obligated to purchase the Buyer Common Stock pursuant to the Put Right if such purchase would violate any Law, including, but not limited to, provisions of the General Corporation Law of Delaware (or any successor statutory provision) or would constitute or require the breach of any provisions of the Contracts listed on Schedule A (or any additional Contracts entered into by Buyer that either: (a) contain restrictions or limitations on Seller's ability to exercise the Put Right that are not more restrictive than those set forth on Schedule A or (b) have been the subject of a Seller Waiver under Section 6.7). Notwithstanding the foregoing, if Buyer is precluded by Contract (other than pursuant to the Indenture, dated as of March 27, 1997, listed on Schedule A or pursuant to a Contract that has been the subject of a Seller Waiver under Section 6.7) from purchasing some or all of the Buyer Common Stock referenced in Seller's Put Notice, Buyer shall use commercially reasonable efforts to seek a waiver of such restrictions from the appropriate third parties to permit the Put Right to be exercised in full. If Seller exercises the Put Right and Buyer is precluded by Law, as described above, then Seller and Buyer shall use their respective reasonable efforts to accomplish such purchase and sale as contemplated by this Section 6.2, in a manner not in violation of any Law, including, where appropriate, the parties' attempt to modify the terms of the Put Right in such a manner as to comply with the requirements of applicable Law.

     (d) During the period commencing ninety (90) days from the date of Buyer's receipt of the Put Notice (the "Review Period"), Seller's exercise of the Put Right shall constitute and remain a valid and binding offer to sell all shares of Buyer Common Stock then owned by Seller on the terms hereof and shall not be subject to revocation, unless Buyer shall have consented thereto in writing. Buyer shall have the term of the Review Period (and during such time will be complying with the requirements of Section 6.2(c) above) to notify Seller whether it is precluded by Law or Contract from acquiring such shares or to notify Seller of its binding acceptance of such offer to purchase the Buyer Common Stock.

     (e) If Buyer is not precluded by Law or Contract from purchasing the Buyer Common Stock, then, within thirty (30) days after the Review Period, a closing shall occur for the consummation of such purchase, at a location determined by Buyer, where Seller and Buyer shall be required to make the following deliveries:

          (i) By Seller:

             (1) stock certificate(s) evidencing the Buyer Common Stock to be sold and purchased duly endorsed in blank with signatures guaranteed and otherwise in proper form for transfer.

             (2) a certificate of Seller representing and warranting that (A) Seller is the record and beneficial owner of the shares being sold subject to the Put Right, (B) Seller has good and marketable title to the shares subject to the Put Right and the absolute right to transfer the same, and upon transfer, such shares will be free and clear of Liens, (C) Seller has full power and capacity to perform the terms of this Agreement relating to the exercise of the Put Right and (D) Seller has had an opportunity to obtain information respecting Buyer and has the information necessary to enable him to make a knowledgeable decision with respect to the exercise of the Put Right.

                                      III-7

             (3) if the Put Right is being exercised by a permitted transferee pursuant to Section 6.2(g), in addition to the deliveries provided for in Section 6.2(e)(1) and 6.2(e)(2), such transferee shall deliver a certificate in form and substance reasonably acceptable to Buyer representing and warranting that (A) such transferee or his or her purchaser representative is a sophisticated investor with knowledge and experience in business and financial matters and (B) such transferee or his or her purchaser representative has received and reviewed all filings made by Buyer with the SEC pursuant to the requirements of the Exchange Act.

          (ii) By Buyer:

             (1) the purchase price for the shares being purchased subject to the Put Right in an amount determined by Section 6.2(b) above by certified check or wire transfer of immediately available funds to Seller's designated account.

     (f) Prior to any closing pursuant to Section 6.2(e), Buyer shall have the right to postpone such closing for a reasonable period not to exceed sixty (60) days if (i) Buyer is in possession of material non-public information, (ii) Buyer determines that such postponement is necessary in order to avoid a requirement to disclose such material non-public information and (iii) Buyer determines in good faith that disclosure of such material non-public information would not be in the best interests of Buyer or its stockholders.

     (g) Seller acknowledges and agrees that the Put Right is in no way assignable or transferable, except that Seller shall have the right, subject to the next sentence and applicable law (including federal and state securities laws), to transfer the Put Right, directly or indirectly, (i) to his parent, spouse, ex-spouse or child (or any trust for the benefit of any such parent, spouse, ex-spouse or child), (ii) pursuant to Seller's will (following his death) or (iii) pursuant to the laws of descent and distribution; provided, however, in any such case, that Seller shall not transfer or assign the Put Right to more than five (5) persons and, provided, further, that any transfer or devise of the Put Right shall only be transferred and devised with respect to and in connection with the underlying shares that are the subject of the Put Right. As a condition to any transfer or assignment by Seller pursuant to this paragraph, each transferee or assignee, prior to such transfer or assignment, shall agree in writing in a form reasonably acceptable to Buyer to be bound by all the provisions of this Agreement and the Stockholders' Agreement applicable to Seller and no such transferee or assignee shall be permitted to make any further transfer or assignment of the Put Right. Notwithstanding the foregoing, Buyer shall be permitted (but not obligated), without the consent of Seller, to assign its rights, duties and obligations respecting the Put Right to any Person, provided Buyer shall remain obligated for payment of the purchase price related to Seller's exercise of the Put Right.

     6.3 MAYBROOK TRAVEL PLAZA SUBLEASE. At the Closing, Seller shall cause his affiliate, Maybrook Travel Plaza, Inc. ("MTP") to execute an amendment to that certain Sublease dated March 30, 1984 between MTP and the Company which amendment shall provide for, among other things, (i) two additional 10 year renewal options and (ii) an increase in the price of the Company's option to purchase the subject property, all as provided for in Section 6.17 of the Merger Agreement.

     6.4 CONSULTING AGREEMENT. Prior to or at the Closing, Seller shall terminate all of his rights, duties and obligations under that certain Consulting Agreement currently in effect between Seller and the Company.

     6.5 AMENDMENT OF CERTIFICATE OF INCORPORATION. Buyer agrees to amend Buyer's Restated Certificate of Incorporation prior to Closing to clarify that no further stockholder consent is required in order for the Company to perform its obligations with respect to the exercise of the Put Right.

     6.6 LIMITATION ON FUTURE RESTRICTIONS. Subject to this Section 6.6 and
Section 6.7, Buyer agrees, during the period that the Put Right is outstanding, not to enter into any Contract that contains any restriction or limitation on Seller's ability to exercise the Put Right that is more restrictive than those set forth on Schedule A, without complying with Section 6.7; provided, however,that this Section 6.6 shall not prohibit Buyer from granting any Allowable Put Rights (as hereinafter defined). "Allowable Put Rights" for purposes of this Agreement shall mean any "put" rights or repurchase or redemption obligations granted in the future that (a) are subordinated by Contract in right of payment to the Put Right(s) granted under this Agreement, or (b) do not become exercisable until after the Put Right(s) granted under this Agreement have expired or been exercised in

                                      III-8
full, or (c) are granted to Directors, officers or employees in connection with future acquisitions of equity securities of the Company in a manner consistent with past practices.

     6.7 CALL RIGHT.

     (a) Subject to the terms of this Section 6.7, if Buyer, at any time during the period that all or part of the Put Right remains outstanding (whether or not exercisable), in the exercise of its reasonable business judgment, determines to enter into a new transaction that it expects will contain any restriction or limitation on Seller's ability to exercise the Put Right that is more restrictive than those set forth on Schedule A (a "Restrictive Transaction"), then Buyer shall first provide Seller with notice of the principal terms of such Restrictive Transaction and give Seller ten (10) days thereafter to determine whether to waive the provisions of Section 6.6 hereof (which written waiver also shall be delivered within such ten (10) day period) (a "Seller Waiver"). In the event that a Seller Waiver is not executed and delivered during such ten (10) day period, then Buyer shall have the right to purchase (the "Call Right") and Seller (or, for all purposes hereof, any transferee or assignee pursuant to Section 6.2(g)) shall be obligated to sell all, but not less than all, of the Put Shares owned by such person at the call exercise price of $36.34 (the "Call Exercise Price") per share; provided, however, that the Call Exercise Price shall be equitably adjusted up or down, as applicable, in the event of any Organic Change.

     (b) The Call Right is exercisable at any time during the period that all or part of the Put Right remains outstanding, by Buyer giving an irrevocable written notice (the "Call Notice") of exercise to Seller prior to consummating the Restrictive Transaction. The total consideration to be paid Seller upon exercise of the Call Right shall be calculated by multiplying (x) the Call Exercise Price by (y) the number of shares representing the Put Shares subject to the Call Notice (the "Total Call Price"). If at such time as the Call Notice is given, Buyer is precluded by Law or Contract from purchasing some or all of the Put Shares referenced in the Call Notice, then (i) Buyer shall purchase those Put Shares that Buyer is not so precluded from purchasing, pursuant to a closing under Section 6.7(c), and shall purchase the remainder of the Put Shares referenced in the Call Notice (the "Unpaid Call Shares") as soon as practicable after such time as Buyer is no longer precluded by Law or Contract from completing such purchase (at which point a closing shall occur for the consummation of the purchase according to the terms of Section 6.7(c)) and provided, further, that Seller shall remain obligated to sell and Buyer shall remain obligated to buy the remaining Put Shares referenced in the Call Notice as, and to the extent, availability arises thereafter; and (ii) until such time as the Unpaid Call Shares are so purchased, Buyer shall pay a monthly penalty fee on the portion of the Total Call Price related to any such Unpaid Call Shares at a rate of eight-and-one-half percent (8.5%) per annum, which penalty fee shall be payable monthly. Any payment made with respect to the Unpaid Call Shares shall be applied first against any such accrued but unpaid penalty fees. Notwithstanding the foregoing, if Buyer is precluded by Contract (other than pursuant to the Indenture, dated as of March 27, 1997, listed on Schedule A or pursuant to a Contract that has been the subject of a Seller Waiver under this
Section 6.7) from purchasing some or all of the Put Shares referenced in Buyer's Call Notice, Buyer shall use commercially reasonable efforts to seek a waiver of such restrictions from the appropriate third parties to permit the Call Right to be exercised in full.

     (c) Within thirty (30) days after delivery of the Call Notice, a closing shall occur for the consummation of such purchase, at a location determined by Buyer, where Seller and Buyer shall be required to make the following deliveries:

          (i) By Seller:

             (1) stock certificate(s) evidencing the Buyer Common Stock to be sold and purchased duly endorsed in blank with signatures guaranteed and otherwise in proper form for transfer.

             (2) a certificate of Seller representing and warranting that (A) Seller is the record and beneficial owner of the shares being purchased subject to the Call Right, (B) Seller has good and marketable title to the shares subject to the Call Right and the absolute right to transfer the same, and upon transfer, such shares will be free and clear of Liens; and (C) Seller has full power and capacity to perform the terms of this Agreement relating to the sale of the Shares.

                                      III-9

          (ii) By Buyer:

             (1) the purchase price for the shares being purchased subject to the Call Right in an amount determined by Section 6.2(b) above by certified check or wire transfer of immediately available funds to Seller's designated account.

                                   ARTICLE 7

                                INDEMNIFICATION

     7.1 INDEMNIFICATION OF BUYER. Seller shall indemnify Buyer against and hold Buyer harmless from any liability, loss, claim, deficiency, damage, cost and expense, including attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any of the foregoing (collectively, "Losses"), resulting from or arising out of any inaccuracy in or breach of any of the representations and warranties made by Seller in Article 3.

     7.2 INDEMNIFICATION OF SELLER. Buyer shall indemnify Seller against and hold Seller harmless from any Losses resulting from or arising out of any inaccuracy in or breach of any of the representations and warranties made by Buyer in Article 4.

     7.3 THIRD-PARTY CLAIMS. If any legal proceeding is instituted or any claim asserted by any third party (a "Claim") in respect of which Seller, on the one hand, or Buyer, on the other hand, may be entitled to indemnification hereunder, the party asserting such right to indemnification (the "Indemnitee") shall give the party from whom indemnification is sought (the "Indemnitor") prompt written notice thereof. A delay in giving such notice shall not relieve the Indemnitor of liability for the Claim except only to the extent the Indemnitor suffers prejudice because of such delay. The Indemnitor shall have the right, at its option and expense, to participate in the defense of such a Claim, but not to control the defense, negotiation or settlement thereof.

                                   ARTICLE 8

                              CERTAIN DEFINITIONS

     When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this
Article 8, or elsewhere in this Agreement as indicated in this Article 8:

     "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

     "Change in Control" shall be deemed to have occurred if:

          (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on March 21, 1997), other than (i) the Institutional Investors (including the First Boston Entities (as defined below)) or (ii) the Management Purchasers and their Permitted Transferees (as defined in and set forth in Section 2(b) of the Stockholders' Agreement), shall directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, have the ability to elect a majority of the board of directors of Seller;

          (b) (i) the Institutional Investors (including the First Boston Entities) or (ii) the First Boston Entities, respectively, shall cease to own in the aggregate, directly or indirectly, beneficially and of record, shares representing at least 65% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Buyer held by such Persons on March 21, 1997, provided that such 65% shall be reduced by the dilution suffered by such Persons as a result of any issuance by Seller after March 27, 1997 of any capital stock representing ordinary voting power (A) for fair value for cash to non-Affiliates of the applicable parties under clause (i) or (ii) above, as the case may be, or (B) to its employees to the extent that the shares

                                     III-10
     issued to such employees do not exceed 15% of the then-outstanding capital stock having ordinary voting power;

          (c) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on March 21, 1997), other than the Institutional Investors (including the First Boston Entities), shall own directly or indirectly, beneficially or of record, shares representing more than the lesser at any time of (i) 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Seller and (ii) the percentage of the aggregate ordinary voting power represented by the shares owned directly or indirectly, beneficially or of record, by the Institutional Investors (including the First Boston Entities) at such time;

          (d) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who were neither (i) nominated by the Institutional Investors (including the First Boston Entities) or the Management Purchasers and their Permitted Transferees nor (ii) elected by directors so nominated;

For purposes of this definition, the term "First Boston Entities" shall mean Credit Suisse First Boston Corporation, The Clipper Group, L.P., Merchant Truckstops, L.P., Clipper Capital Associates, L.P. and Clipper/ Merchant I, L.P. and their Affiliates and any of the designees on the Closing Date. For purposes of clause (b) of this definition, the convertible preferred stock and the senior convertible participating preferred stock of Seller shall be deemed to constitute capital stock with ordinary voting power. For purposes only of clauses (a), (c) and (d) of this definition, the term "Institutional Investor" shall be deemed to include any other holder or holders of shares of the Borrower having ordinary voting power if any Institutional Investor or First Boston Entity (other than an Institutional Investor deemed to be an Institutional Investor solely by virtue of this provision) shall hold the irrevocable general proxy of each such holder in respect of the shares held by such holder.

     "Institutional Investors" shall mean The Clipper Group, L.P., First Plaza, Credit Suisse First Boston Corporation, Barclays USA, Inc., Olympus Private Placement Fund, L.P., Clipper/Merchant I, L.P., Clipper Capital Associates, L.P., National Partners, L.P., National Partners III, L.P., UBS Capital Corporation, The Travelers Indemnity Company, The Phoenix Insurance Co. and their respective Affiliates.

     "Claim" is defined in Section 7.3.

     "Closing" is defined in Article 2.

     "Closing Date" is defined in Article 2.

     "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Company" means Travel Ports of America, Inc., a New York corporation.

     "Contract" means any agreement, contract, obligation, lease, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Governmental Authority" means any federal, state, local, municipal, foreign, or other government and any quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

     "Indemnitee" and "Indemnitor" are defined in Section 7.3.

     "Law" means any common law and any federal, state, regional, municipal, local or foreign law, statute, ordinance, rule, regulation or order or treaty.

     "Lien" means any lien, charge, easement, encumbrance, security interest, adverse claim, equitable interest, right of first refusal or any other title defect or restriction of any kind.

     "Losses" is defined in Section 7.1.

                                     III-11

     "Person" means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

     "Securities Act" means The Securities Act of 1933, as amended.

     "SEC" means the Securities and Exchange Commission.

                                   ARTICLE 9

                     CONSTRUCTION; MISCELLANEOUS PROVISIONS

     9.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) If to Buyer or MergerCo, to:

          TravelCenters of America, Inc.
          24601 Center Ridge Road
          Suite 200
          Westlake, OH 44145-5634
          Attention: Edwin P. Kuhn

          with a copy to:

          Calfee, Halter & Griswold LLP
          1400 McDonald Investment Center
          800 Superior Avenue
          Cleveland, Ohio 44114
          Attention: Philip M. Dawson, Esq.

        (ii) If to the Company, to:

          Travel Ports of America, Inc.
          3495 Winton Place
          Building C
          Rochester, NY 14623
          Attention: E. Philip Saunders

          with a copy to:

          Harris, Beach & Wilcox, LLP
          130 East Main Street
          Rochester, NY 14604
          Attention: Thomas E. Willett, Esq.

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, or (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent. Otherwise, notices shall be deemed to have been given when actually received. A courtesy copy of any action, suit or proceeding commenced pursuant to Article 7 shall be delivered to counsel for Buyer and Sellers within three
(3) days after filing.

     9.2 ENTIRE AGREEMENT. This Agreement and exhibits hereto and the other agreements entered into in connection herewith constitute the exclusive statement of the agreement among Buyer and Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are

                                     III-12
superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

     9.3 JURISDICTION AND VENUE.

          (a) Any action, suit or proceeding at law, in equity or otherwise initiated by Seller that in any way arises out of or relates to this Agreement, including all counterclaims relating thereto, shall be brought in a state or federal court of competent jurisdiction located in Monroe County, New York, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto, except for any applicable objections concerning insufficiency of process or insufficiency of service of process, which are hereby preserved.

          (b) Any action, suit or proceeding at law, in equity or otherwise initiated by Buyer that in any way arises out of or relates to this Agreement, including all counterclaims relating thereto, shall be brought in a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto, except for any applicable objections concerning insufficiency of process or insufficiency of service of process, which are hereby preserved.

     9.4 MODIFICATION AND WAIVER. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument which specifically references this Agreement and which is signed by the party waiving compliance. Except as may otherwise be expressly provided herein, the failure of any Person to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of any provision of this Agreement or of the right of any such Person to enforce each and every provision of this Agreement, and no single or partial exercise of any right hereunder shall preclude any other or further exercise of that or any other right.

     9.5 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of Buyer, Seller, and the respective successors and permitted assigns of Buyer and of Seller.

     9.6 HEADINGS. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

     9.7 COUNTERPARTS. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     9.8 THIRD PARTIES. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights or benefits hereunder.

     9.9 TIME PERIODS. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

     9.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

     9.11 FURTHER ASSURANCES. Buyer and Seller agree that, from time to time after the Closing each will execute, acknowledge and deliver such other instruments as reasonably may be required (i) to more effectively transfer and vest in Buyer the Shares, or (ii) to more effectively transfer and vest in Seller the Buyer Common Stock, or (iii) to otherwise carry out the terms and conditions of this Agreement.

                                     III-13

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION OF AGREEMENT. Subject to any obligations of Seller to resign from the Board, this Agreement and all rights hereunder shall terminate upon the earliest to occur of the following date:

          (a) termination of the Merger Agreement in accordance with its terms;

          (b) the fourth (4th) anniversary of the Closing Date under this Agreement; or

          (c) the date on which both (i) E. Philip Saunders has died or he owns less than 50,000 shares of Buyer Common Stock and (ii) either (x) Seller (or his transferee or devisee pursuant to Section 6.2(g)) has exercised the Put Right, or (y) the fourth (4th) anniversary of the Closing Date under this Agreement; or

          (d) an IPO; or

          (e) the failure of Buyer to satisfy the covenant set forth in Section
     6.6 prior to Closing.

     10.2 EFFECT OF TERMINATION. If this Agreement is terminated, all further obligations of the parties under this Agreement will terminate and be of no further force and effect, except that the provisions of Article 7 shall survive. Notwithstanding the foregoing, Buyer and Seller acknowledge that if this Agreement is terminated pursuant to Section 10.1(e), Seller shall receive for the Shares in the Merger the same consideration per share for the Shares as shall be paid by Buyer to all shareholders of the Company.

     IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Share Exchange Agreement, as of the date first written above.

                                          TRAVELCENTERS OF AMERICA, INC.

                                          By: /s/ EDWIN P. KUHN
                                            ------------------------------------
                                          Edwin P. Kuhn, President and Chief
                                          Executive Officer
                                                        ("Buyer")

                                          By: /s/ E. PHILIP SAUNDERS
                                            ------------------------------------

                                          E. Philip Saunders
                                          --------------------------------------
                                                        ('Seller')

                                     III-14

                                    ANNEX IV

                                                                  EXECUTION COPY

                                VOTING AGREEMENT

     This VOTING AGREEMENT (this "Agreement"), dated as of the 26th day of February, 1999, is entered into by and among TravelCenters of America, Inc., a Delaware corporation ("TA"), TP Acquisition, Inc., a New York corporation and wholly-owned subsidiary of TA ("Acquisition") and E. Philip Saunders ("Saunders") and John M. Holahan ("Holahan") (each referred to individually as a "Shareholder" and collectively as the "Shareholders") in their individual capacity as shareholders of Travel Ports of America, Inc., a New York corporation ("TP").

     WHEREAS, concurrently herewith, TA, Acquisition and TP are entering into an Agreement and Plan of Merger (the "Merger Agreement"). (Capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

     WHEREAS, concurrently herewith, TA and Saunders are entering into a Share Exchange Agreement, dated the date hereof (the "Share Exchange Agreement");

     WHEREAS, prior to the execution thereof, the Board of Directors of TP has approved and authorized the TP's execution, delivery and performance of the Merger Agreement, as well as the transactions contemplated by this Agreement, and the Share Exchange Agreement;

     WHEREAS, each Shareholder is the record and Beneficial Owner (as defined in Section 2(f) hereof) of that number of shares of TP common stock (the "Shares") set forth on Schedule A hereto;

     WHEREAS, in addition to the Shares set forth on Schedule A, each Shareholder Beneficially Owns (as defined in Section 2(f) hereof) that number of shares of TP common stock subject to the proper exercise of options or the conversion of warrants, bonds, debentures, promissory notes, etc. (collectively, the "Convertible Securities"), all as more fully set forth on Schedule B hereto;

     WHEREAS, approval of the Merger Agreement by TP's shareholders at a specially convened shareholders' meeting (the "TP Special Meeting") is a condition to the consummation of the Merger;

     WHEREAS, as a condition to its entering into the Merger Agreement, TA has required that Shareholders agree, and Shareholders have agreed, to enter into this Voting Agreement; and

     WHEREAS, Shareholders have been informed that the Board of Directors of TP has authorized, approved and adopted the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto severally agree as follows:

     Section 1. Agreement to Vote, Restrictions on Dispositions, Etc.

          (a) Each Shareholder hereby agrees to attend the TP Special Meeting, in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of TP owned by such Shareholder whether issued heretofore or hereafter (including any shares of TP common stock issued in connection with the exercise or conversion of a Convertible Security), that such person owns or has the right to vote, for approval and adoption of the Merger Agreement (as amended from time to time) and the Plan of Merger, and the transactions contemplated by the Merger Agreement, such agreement to vote to apply also to any adjournment of the TP Special Meeting. Each Shareholder agrees not to grant any proxies or enter into any voting agreement or arrangement inconsistent with this Agreement.

          (b) Each Shareholder hereby agrees that, except in accordance with the terms of the Merger Agreement, such Shareholder shall not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise transfer or dispose of, or enter into any agreement to sell, the Shares, the Convertible Securities or any other voting securities of TP that such Shareholder Beneficially Owns or otherwise owns; except that (i) Saunders shall be permitted to sell shares of TP common stock to TA pursuant to the Share

     Exchange Agreement and (ii) each Shareholder may, transfer up to 250,000 Shares to any transferee that agrees in writing in a form reasonably acceptable to TA, to be bound by the provisions of this Agreement applicable to such Shareholder and no such transferee shall be permitted to make any transfer or assignment other than in accordance with the terms of this Agreement.

          (c) To the extent TP solicits a vote of shareholders or the same is required under New York law, each Shareholder agrees to vote (or cause to be voted) the Shares, all TP shares issued in connection with the exercise or conversion of the Convertible Securities and any other voting securities of TP, owned by such Shareholder whether issued heretofore or hereafter, that such person owns or has the right to vote, (i) against any recapitalization, merger, consolidation, sale of assets or other business combination or similar transaction involving TP or any of its Subsidiaries, securities or assets which is not endorsed in writing by TA and (ii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TP under the Merger Agreement or which could result in any of the conditions to TP's obligations under the Merger Agreement not being fulfilled.

          (d) Each Shareholder agrees not to directly or indirectly (i) solicit, initiate, encourage, facilitate or cooperate with (including through the furnishing of any information) any inquiry or the making of any proposal which constitutes, or may be reasonably expected to result in, any Transaction Proposal (as defined in the Merger Agreement); (ii) propose, enter into or participate in any discussions or negotiations with any Person regarding a Transaction Proposal; or (iii) agree to or endorse any Transaction Proposal; provided, however, that the foregoing shall not prohibit the Shareholders from (A) furnishing information to a third party who has made a Superior Transaction Proposal (as defined in the Merger Agreement), subject to the prior receipt of a binding confidentiality agreement containing terms and conditions no less restrictive than those set forth in the Confidentiality Agreement dated October 19, 1998 between TP and TA, (B) thereafter engaging in discussions or negotiations with a third party who has made a Superior Transaction Proposal, or (C) following TP's receipt of a Superior Transaction Proposal and subject to Section 6.5(c) of the Merger Agreement, taking and disclosing to other shareholders of TP a position with respect thereto, or taking any other legally required action with respect thereto (including without limitation the filing of any documents with the SEC), but in each case referred to in the foregoing clauses (A) through (C), only after the Board of Directors of TP has concluded in good faith, after consultation with TP's financial advisers and based upon the advice of independent legal counsel (who may be TP's regularly engaged legal counsel), that such action is necessary in order for the Directors of TP to comply with their fiduciary obligations to TP's shareholders under applicable law.

          (e) Each Shareholder agrees to promptly notify TA in writing of the nature and amount of any acquisition by Shareholder after the date hereof of any voting securities of TP, including upon the exercise or conversion of any Convertible Securities.

          (f) In the event that TA and Acquisition elect to purchase shares of TP pursuant to a cash tender offer (an "Offer"), each Shareholder agrees to validly tender and not withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifteenth business day after the commencement of the Offer and pursuant to Rule 14d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act), the Shares set forth on Schedule A as well as that number of shares of TP common stock issued to such Shareholder in connection with his exercise or conversion of the Convertible Securities (the "Shares" described on Schedule Aand the shares issued in connection with the exercise or conversion of the Convertible Securities described on Schedule B are collectively referred to as the "TP Common Shares"). Each Shareholder further agrees to permit TA and Acquisition to publish and disclose his identity and ownership of the TP Common Shares, and the nature of their commitments, arrangements and understandings under this Agreement as may be required by the Exchange Act and/or the Securities and Exchange Commission or useful in connection with the filings thereunder. TA agrees that, in the event of the commencement of an Offer, the same consideration per share shall be paid to all shareholders of TP, whether pursuant to such Offer or any subsequent merger (except to the extent provided in the Share Exchange Agreement) and shall otherwise comply with Section 1.1 of the Merger Agreement.

     Section 2. Additional Representations and Warranties of Shareholders.

     Each Shareholder represents and warrants to TA as follows:

          (a) such Shareholder has all necessary power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

          (b) this Voting Agreement has been duly executed and delivered by such Shareholder;

          (c) this Agreement constitutes the valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms;

          (d) the Shares described on Schedule A hereto are the only voting securities of TP owned by such Shareholder and are owned free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind except for the Share Exchange Agreement (in the case of Saunders). Upon any exercise or conversion of the Convertible Securities, each Shareholder will own his TP Common Shares free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind except for the Share Exchange Agreement (in the case of Saunders);

          (e) the Convertible Securities and the shares subject thereto described on Schedule B are the only derivative or convertible securities, or rights to acquire securities, of TP owned by such Shareholder and are owned free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind (except pursuant to the terms of such instruments);

          (f) Each Shareholder acknowledges that he Beneficially Owns (as hereinafter defined) his Shares and that upon exercise or conversion of the Convertible Securities, he will Beneficially Own the TP Common Shares. "Beneficially Owns" or "Beneficial Owner" with respect to any securities shall mean having beneficial ownership of such securities as determined pursuant to Section 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          (g) such Shareholder has not appointed or granted any irrevocable proxy, which appointment or grant is still effective, with respect to the Shares owned by such Shareholder;

          (h) such Shareholder is not a party to any other voting agreement, shareholders' agreement or other agreement or arrangement with respect to the Shares or the Convertible Securities owned by such Shareholder that contains any covenant or provisions inconsistent with the terms hereof; and

          (i) each Shareholder acknowledges, and TA agrees, that the restrictions imposed upon such Shareholder in this Voting Agreement are so imposed only in Shareholder's capacity as a shareholder of TP.

     Section 3. Further Assurances.

     Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as reasonably may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Voting Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Voting Agreement.

     Section 4. Covenants of Shareholders.

     (a) Subject to the provisions of Section 5 below, each Shareholder hereby agrees that, except as contemplated by this Voting Agreement, the Share Exchange Agreement and the Merger Agreement, such Shareholder shall not enter into any voting agreement or grant an irrevocable proxy or power of attorney with respect to the TP Common Shares which is inconsistent with this Voting Agreement.

     (b) At the Closing, Holahan agrees to execute that certain Consulting Agreement as referenced in Section 7.2(j) of the Merger Agreement.

     Section 5. Effectiveness and Termination.

     It is a condition precedent to the effectiveness of this Voting Agreement that the Merger Agreement shall have been executed and delivered. This Voting Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement by TA or by TP in accordance with all of the provisions of the Merger Agreement, including, if applicable, any requirement of TP to pay an Immediate Termination Fee to TA and/or Acquisition prior to or simultaneous with such termination as contemplated by the Merger Agreement. Upon any termination of this Voting Agreement, except for any rights any party may have in respect of any breach by another party of its obligations hereunder, no one of the parties hereto shall have any further obligation or liability hereunder. The provisions of this Voting Agreement also shall terminate and be of no further force or effect from and after the Effective Date of the Merger.

     Section 6. Consideration.

     Each Shareholder hereby acknowledges and agrees that TA is entering into the Merger Agreement in reliance upon the execution by the Shareholders of the Voting Agreement and that TA's execution of the Merger Agreement (and the making by TA to TP of the various representations, warranties and agreements contained therein, all of which have been relied upon by Shareholders in connection with their execution of this Voting Agreement) constitutes adequate consideration and value for each Shareholder's execution of this Voting Agreement and compliance with its terms.

     Section 7. Miscellaneous.

          (a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (i) If to TA or Acquisition, to:

              TravelCenters of America, Inc.
              24601 Center Ridge Road
              Suite 200
              Westlake, OH 44145-5634
              Attention: Edwin P. Kuhn

              with a copy to:

              Calfee, Halter & Griswold LLP
              1400 McDonald Investment Center
              800 Superior Avenue
              Cleveland, Ohio 44114
              Attention: Philip M. Dawson, Esq.

           (ii) If to TP, to:

              Travel Ports of America, Inc.
              3495 Winton Place
              Building C
              Rochester, NY 14623
              Attention: E. Philip Saunders

              with a copy to:

              Harris, Beach & Wilcox, LLP
              130 East Main Street
              Rochester, New York 14604
              Attention: Thomas E. Willett, Esq.

          (b) Amendments, Waivers, Etc. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by TA and Shareholders.

          (c) Successors and Assigns. Except as provided in Section 1(b), neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto shall be assigned, in whole or in part, without prior written consent of the other party, provided however, that TA or Acquisition may, without the prior written consent of the Shareholders, assign its rights under this Agreement to any (i) financial institution that requires such assignment in connection with such financial institution's agreement to provide financing or (ii) affiliate of TA. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

          (d) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Voting Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Voting Agreement or prevent any violation hereof without any requirement for the posting of any bond, and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

          (e) Governing Law. THIS VOTING AGREEMENT AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          TRAVELCENTERS OF AMERICA, INC.

                                          By: /s/ EDWIN P. KUHN
                                            ------------------------------------
                                            Edwin P. Kuhn, President and
                                            Chief Executive Officer

                                          TP ACQUISITION, INC.

                                          By: /s/ EDWIN P. KUHN
                                            ------------------------------------
                                            Edwin P. Kuhn, President and
                                            Chief Executive Officer

                                          Name and Signature

                                          /s/ E. PHILIP SAUNDERS
                                          --------------------------------------

                                          /s/ JOHN M. HOLAHAN
                                          --------------------------------------

                         TRAVEL PORTS OF AMERICA, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                SPECIAL MEETING OF SHAREHOLDERS ON JUNE 1, 1999

           The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints E. Philip Saunders, John M. Holahan, and William Burslem III, or any of them, proxies of the undersigned, each with full power of substitution, to vote all shares of Common Stock of TRAVEL PORTS OF AMERICA, INC. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held June 1, 1999 at 9:00 A.M. local time (the "Special Meeting"), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Special Meeting, receipt of which is hereby acknowledged. The Board of Directors recommends a vote FOR the proposal to adopt the Agreement and Plan of Merger.
                                                              SEE REVERSE
                                                                 SIDE

       X    PLEASE MARK YOUR
            VOTES AS IN THIS
            EXAMPLE.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.


                                                                  FOR    AGAINST    ABSTAIN

1. Proposal to adopt the Agreement and Plan of Merger among the   [ ]      [ ]        [ ]
   Company, TravelCenters of America, Inc. and TP Acquisition,
   Inc.

2. In their discretion, upon any other business which may properly come before the Special Meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH HEREIN UNLESS A CONTRARY CHOICE IS SPECIFIED. SAID PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF.


SIGNATURE __________________________________ DATE _____________

SIGNATURE __________________________________ DATE _____________

NOTE: Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc. should so indicate when signing.